As filed with the Securities and Exchange Commission on November 12, 2004

                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             A.B. WATLEY GROUP INC.
             (Exact Name of Registrant as Specified in its Charter)

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
              Delaware                                  6211                                13-3911867
   (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
   Incorporation or Organization)            Classification Code Number)                  Identification
                                                                                              Number)

                                 90 Park Avenue
                            New York, New York 10016
                                 (212) 500-6500

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  Steven Malin
                                 90 Park Avenue
                            New York, New York 10016
                                 (212) 500-6500

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                                 Scott Rapfogel
                           Gottbetter & Partners, LLP
                               488 Madison Avenue
                          New York, New York 10022-5718

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

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                                              CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------

   Title of Each Class                                Proposed Maximum       Proposed Maximum        Amount of
    of Securities to            Amount to be         Offering Price Per     Aggregate Offering      Registration
      be Registered              Registered                 Share                  Price                Fee
====================================================================================================================
  Common Stock,
  par value $.001         31,409,834 shares(1)(2)          $.25(3)           $7,852,458.50(3)        $994.91(3)
--------------------------------------------------------------------------------------------------------------------

(1)   Includes 9,535,250 shares underlying outstanding stock options.
(2) Includes 12,708,675 shares underlying outstanding common stock purchase warrants.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the closing price of the Registrant's common stock on November 8, 2004.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                 Subject to Completion, dated November 12, 2004

Prospectus                  A.B. Watley Group Inc.

                        31,409,834 Shares of Common Stock

         All of the 31,409,834 shares of common stock of A.B. Watley Group Inc. covered by this prospectus are being offered and sold from time to time by certain of our stockholders, warrantholders and optionholders hereinafter referred to as the Selling Stockholders. All of these shares are being registered for resale only. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. We will pay the expenses of registering these shares on behalf of the Selling Stockholders. These shares will be offered for sale by the Selling Stockholders, from time to time, at prevailing market prices or in negotiated transactions.

         The shares being registered include 9,535,250 shares underlying outstanding stock options and 12,708,675 shares underlying outstanding common stock purchase warrants. Pending exercises of these options and warrants, the holders have no voting or other ownership rights in the underlying shares.

         The Selling Stockholders may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, in connection with such sales.

         Our common stock is traded in the over-the-counter market on the Bulletin Board under the symbol ABWG. The last reported sales price for our common stock on November 8, 2004 was $.25 per share.

         INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                TABLE OF CONTENTS
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                                                                                   PAGE
Prospectus Summary .............................................................. ..5
Risk Factors .......................................................................6
Determination of Offering Price ................................................. .13
Selling Stockholders ..............................................................13
Plan of Distribution ..............................................................16
Legal Proceedings .................................................................18
Directors, Executive Officers, Promoters and Control Persons ............. ........23
Executive Compensation ......................................................... ..24
Security Ownership of Certain Beneficial Owners and Management ...... .............28
Description of Securities .........................................................30
Experts ...........................................................................33
Legal Matters .....................................................................33
Disclosure of Commission Position on Indemnification for Securities
Act Liabilities ...................................................................33

Use of Proceeds ...................................................................34
Description of Business ...........................................................34
Management's Discussion and Analysis of Financial Condition
and Results of Operations..........................................................44
Certain Relationships and Related Party Transactions ..................... ........60
Market for Common Equity and Related Stockholder Matters .............. ...........62
Changes In and Disagreements With Accountants on Accounting
 And Financial Disclosure .........................................................69
Where You Can Find Additional Information ................................ ........70
Financial Statements ..............................................................71

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

                               Prospectus Summary

This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed under Risk Factors, beginning on page 6, and our financial statements and the accompanying notes. Unless otherwise indicated, "dollars" or "$" refers to the United States Dollar.

References throughout this prospectus to we, us, our, our company, and the Company refer to A.B. Watley Group Inc., together with its subsidiaries.

Business

We are a Delaware corporation organized on May 15, 1996 under the name Internet Financial Services, Inc. On August 27, 1999 we changed our name to A.B. Watley Group Inc. We presently conduct our business primarily through our subsidiary A.B. Watley Direct, Inc. ("Direct"). Direct is a registered broker-dealer with the Securities and Exchange Commission, and a member of the National Association of Securities Dealers, Inc. Direct is an introducing broker-dealer, conducting business in electronic trading, information and brokerage services and institutional trading. Direct clears all transactions through clearing brokers on a fully disclosed basis. Accordingly, Direct is exempt from Rule 15c3-3 of the Securities and Exchange Act of 1934.

Until June 30, 2004 when we sold our then wholly owned subsidiary A.B. Watley Futures Corp. ("ABW Futures") to a third party, we also operated through ABW Futures. While owned by us, ABW Futures was an introducing broker/dealer registered with the National Futures Association that conducted futures trading activity for customers. ABW Futures cleared all of its business through clearing brokers on a fully disclosed basis.

Until January 2004, when it ceased operations due to net capital deficiencies we also operated an introducing broker-dealer through our wholly owned subsidiary, A.B. Watley, Inc. In February 2004, A.B. Watley, Inc. withdrew its registration as a broker-dealer.

Our executive offices are located at 90 Park Avenue, 26th Floor, New York, New York 10016 and our telephone number at this location is (212) 500-6500.

Forward-Looking Statements

This prospectus and the exhibits hereto contain forward-looking statements as described in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under Risk Factors and elsewhere in this prospectus and the documents incorporated by reference. In some cases, forward-looking statements can be identified by terminology such as may, will, should, could, expects, plans, intends, anticipates, believes, estimates, predicts, potential or continue or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable based on currently available information, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                  RISK FACTORS

                          Risks Related To Our Business

If We Are Unable To Continue Cost Cutting And Revenue Generation Initiatives, Enter Into A Strategic Business Combination Or Obtain Additional Funding Sources At Acceptable Terms, Our Ability To Operate Our Business Will Be Significantly Diminished.

We are implementing cost cutting and revenue generation initiatives, and exploring strategic business combinations. We also will need to find additional funding sources at rates and terms acceptable to us to meet our capital and liquidity needs for the remainder of the year. To the extent that capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our stockholders. If we are unable to obtain such financing, make sufficient improvement in our operating results or find a strategic partner our ability to operate our business will be significantly diminished.

Periods Of Declining Securities Prices, Decreasing Trade Volumes, Or Uncertainty In The Public Equity Markets May Adversely Affect Our Revenues.

Our future revenues are likely to be lower during periods of declining securities prices or reduced securities market activity The public markets have historically experienced significant volatility not only in the number and size of share offerings, but also in the secondary market trading volume and prices of newly issued securities. Activity in the private equity markets frequently reflects the trends in the public markets. As a result, our revenues from brokerage activities may also be adversely affected during periods of declining prices or reduced activity in the public markets.

We May Not Be Able To Adapt With Rapid Technological Change In A Cost Effective Manner, Which Could Materially Adversely Impact Our Business, Financial Condition And Operating Results.

Traditional and online financial services industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may fail to

      o     use new technologies effectively;
      o     adapt services and products to evolving industry standards; or
      o develop, introduce and market service and product enhancements or new services and products.

In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of our services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our business, financial condition and operating results may be materially adversely affected.

Operational Risks May  Disrupt  Our  Business  Or  Limit Our Growth.

Like other securities and securities-related businesses, we are highly dependent on information processing and telecommunications systems. We face operational risks arising from potential mistakes made in the confirmation or settlement of transactions or from the failure to properly record, evaluate or account for transactions. Our business is highly dependent on our ability, and the ability of our clearing firms, to process, on a daily basis, a large and growing number of transactions across numerous and diverse markets. Consequently, we and our clearing firms rely heavily on our respective financial, accounting, telecommunications and other data processing systems. If any of these systems fail to operate properly or become unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. In addition, we are aware that other companies in our industry have had problems due to high volume of telephone and e-mail customer inquiries that has at times strained the capacity of their telecommunications systems and customer service staffs, and has also led to temporary disruptions in website service. Thus, any inability of systems used to accommodate an increasing volume of transactions and customer inquiries could also constrain our ability to expand our businesses and could damage our reputation.

Employee  Misconduct  Could  Harm  Us  And  Is Difficult To Detect And Deter.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could bind us to transactions that exceed authorized limits or present unacceptable risks, or hide from us unauthorized or unsuccessful activities. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

The Securities Industry In Which We Operate Is Heavily Regulated By The SEC, State Regulators, And The NASD. If We Fail To Comply With Applicable Laws And Regulations, We May Face Penalties Or Other Sanctions That May Be Detrimental To Our Business.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including:

      o     sales methods;
      o     trade practices among broker-dealers;
      o     use and safekeeping of customers` funds and securities;
      o     capital structure;
      o     record keeping;
      o     conduct of directors, officers, and employees; and
      o     supervision of employees, particularly those in branch offices.

The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

Uncertainty regarding the application of these laws and other regulations to our business may adversely affect the viability and profitability of our business. The SEC, the NASD, other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a compliance system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, and the imposition of any material penalties or orders on us could have a material adverse effect on our business, operating results and financial condition. In addition, it is possible that noncompliance could subject us to future civil lawsuits, the outcome of which could harm our business.

In addition, our mode of operation and profitability may be directly affected by:

      o     additional legislation;
      o changes in rules promulgated by the SEC, state regulators, the NASD, and
      o     other regulatory and self-regulatory organizations; and
      o changes in the interpretation or enforcement of existing laws and rules.
      o The failure to remain in compliance with the Net Capital Rule would adversely affect our ability to continue to operate as a broker-dealer.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC`s Uniform Net Capital Rule (the "Net Capital Rule"). Net capital is the net worth of a broker or dealer (assets minus liabilities), less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation.

In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit those aspects of our contemplated operations that require the intensive use of capital, such as trading activities and the financing of customer account balances. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to operate and/or expand, which could have a material adverse effect on our business, financial condition and operating results.

Direct is presently in compliance with its net capital requirements. There can be no assurance, however, that it will not fall below minimum net capital requirements in the future.

The Failure Of Brokerage Customers To Meet Their Margin Requirements Could Result In Significant Liabilities.

The brokerage business, by its nature, is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and delivering securities they have agreed to sell. Our clearing broker may make margin loans to our customers in connection with their securities transactions. We are required by contract to indemnify that broker for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We will be subject to risks inherent in extending credit, especially during periods of volatile markets or in connection with the purchase of highly volatile stocks which could lead to a higher risk of customer defaults.

We May Be Unable To Obtain Critical Goods Or Services From Our Suppliers.

We obtain financial information from a number of third-party suppliers of software and information services. We believe we have available to us at comparable cost a number of alternative sources of supply of these items of software and information services, to provide adequate replacements on a timely basis, if arrangements with any of our current suppliers are abrogated. We have established a number of relationships with third-party suppliers of software and information services. There can be no assurance that such relationships will continue or that timely replacement of such services will be available in the future.

Our Future Success Is Dependent On The Performance And Continued Service Of Our Key Employees And Our Ability To Attract And Retain Skilled Personnel. The Loss Of Any Of Our Key Employees Could Have A Material Adverse Effect On Our Operations.

We believe that our success depends to a significant extent on the efforts and abilities of certain of our management personnel, in particular those of Steve Malin, our Chairman, and Robert Malin, our Vice Chairman. The loss of either of these persons could have a material adverse effect on our business, prospects, operating results, and financial condition. We do not presently have key man life insurance policies and do not intend to obtain any unless required to do so under future financing arrangements. There can be no assurance that such policies will be available to us on commercially reasonable terms, if at all. Additionally, our ability to realize our business plan could be jeopardized if any members of our senior management become incapable of fulfilling their obligations to us and a capable successor is not found on a timely basis. There can however be no assurance that, in such event, we will be able to locate and retain a capable successor to any member of management.

Our Competitors Have Greater Financial And Human Resources Than We Do. This May Give Them A Competitive Advantage.

The market for electronic brokerage services is highly competitive and rapidly changing. We believe that we compete on the basis of speed of order execution, processing and confirmation, quality of client service, ease of use, amount and timeliness of information provided, price and reliability of the trading systems which we utilize. Our competitors may have greater financial, technical and marketing resources than we do. We expect that our ability to compete will be affected by our ability to introduce new services and enhancements to existing services into the market on a timely basis.

We believe our competition consists of large and small brokerage firms utilizing the Internet to transact retail brokerage business. Among these competitors are E*TRADE Securities LLC.; Charles Schwab & Co., Inc.; TD Waterhouse Investor Services, Inc.; Fidelity Brokerage Services LLC; and Ameritrade, Inc.; We also face competition for clients from full commission brokerage firms.

We Do Not Intend To Pay Dividends On Our Common Stock For The Foreseeable
Future.

We have paid any cash dividends on our common stock, nor do we contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

                    Risks Related To Our Financial Condition

We Need Additional Financing Which May Not Be Available And, If Available, Might Only Be Available On Unfavorable Terms.

We have principally funded our operations through sales of our equity securities and loans from affiliated parties. We expect to raise funds in the future through sales of our debt or equity securities and through loans until such time, if ever, as we are able to operate profitably. There can be no assurance given that we will be able to obtain funds in such manner or on terms that are beneficial to us. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability.

We Have A History Of Losses And An Accumulated Deficit And Expect To Continue To Incur Losses Until We Establish Profitable Business Operations. This Could Drive The Price Of Our Stock Down.

We incurred a net loss of $6,979,720 for the year ended September 30, 2003. As at June 30, 2004, we had an accumulated deficit in the aggregate amount of $72,165,227. We expect to incur additional operating losses for the foreseeable future unless and until we are able to establish profitable business operations. If we fail to do so and continue to incur losses the price of our common stock can be expected to fall.

We Received An Opinion From Our Auditor Which Raises Doubts About Our Ability To Continue As A Going Concern.

The Report of our Independent Registered Accounting Firm, Marcum & Kliegman LLP, dated May 3, 2004 contains an explanatory paragraph respecting our ability to continue as a going concern. We will require additional funds in the future, and there can be no assurance that any report of an Independent Registered Public Accounting Firm on our future financial statements will not include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may materially adversely affect our relationship with prospective customers and suppliers, and therefore could have a material adverse effect on our business, financial condition and results of operations.

                         Risks Related To This Offering

Sales Of Shares Eligible For Future Sale Could Depress The Market Price For Our Common Stock.

We presently have issued and outstanding 20,462,138 shares of our common stock, options to purchase 9,535,250 shares of our common stock at an average exercise price of $.23 per share, and warrants to purchase 12,708,675 shares of our common stock at an average exercise price of $.29 per share. With the exception of shares held by affiliates which may be subject to resale limitations, most of our issued and outstanding shares of common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

There Is A Limited Public Market For Our Common Stock. Unless Such Market Is Expanded You May Have Difficulty Selling Shares Of Our Common Stock.

Presently, there is only a limited and sporadic public market for our common stock. There can be no assurance that an active and more reliable public market will develop in the future or, if developed, that such market will be sustained. Purchasers of shares of our common stock may, therefore, have difficulty in reselling such shares. As a result, investors may find it impossible to liquidate their investment in us should they desire to do so. Our common stock is currently traded in the over-the-counter market and quoted on the Bulletin Board. Accordingly an investor may find it more difficult to dispose of or to obtain accurate quotations of prices for our common stock than would be the case if our common stock were quoted on Nasdaq or an exchange. Irrespective of where our common stock is traded, there can be no assurance that the public market for our common stock will become more active or liquid in the future.

Market transactions in our common stock are subject to the "Penny Stock Rules" of the Securities and Exchange Act of 1934, which are discussed in more detail, below. These rules could make it difficult to trade our common stock because compliance with them can delay or preclude certain trading transactions. This could have an adverse effect on the ability of an investor to sell any shares of our common stock.

The Penny Stock Rules Apply To Our Common Stock. This May Make It More Difficult For Holders Of Our Common Stock To Resell Their Shares.

At the present time our common stock is trading on the OTC Bulletin Board. Although dealer prices for our common stock are listed on the OTC Bulletin Board, trading in our common stock has been sporadic and limited.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires special disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock". Commission regulations generally define a penny stock to be an equity security that has a market price of less that $5.00 per share and is not listed on Nasdaq or a major stock exchange. These regulations subject all broker-dealer transactions involving such securities to the special "Penny Stock Rules" set forth in Rule 15g-9 of the Securities Exchange Act of 1934 (the "34 Act"). It may be necessary for the Selling Shareholder to utilize the services of broker-dealers who are members of the NASD. The current market price of our common stock is substantially less that $5 per share and such stock can, for at least for the foreseeable future, be expected to continue to trade in the over-the-counter market at a per share market price of substantially less than $5. Accordingly, any broker-dealer sales of our shares will be subject to the Penny Stock Rules. These Rules affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our common stock to sell their shares in the secondary market.

The Penny Stock Rules also impose special sales practice requirements on broker-dealers who sell securities to persons other than their established customers or "Accredited Investors." Among other things, the Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, for so long as the Penny Stock Rules are applicable to our common stock, it may be difficult to trade such stock because compliance with such Rules can delay or preclude certain trading transactions. This could have an adverse effect on the liquidity and price of our common stock.

Our Common Stock Has Experienced, And Is Expected To Experience, Significant Price And Volume Volatility, Which Substantially Increases The Risk Of Loss To Persons Owning Our Common Stock.

Due to the limited trading market for our common stock, and because of the possible price volatility, investors may not be able to sell their Company shares when they desire to do so. Through the twelve months ended September 30, 2004, our stock price ranged from a high of $.45 to a low of $.13 per share. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

                         DETERMINATION OF OFFERING PRICE

The shares of common stock offered under this Prospectus will be sold from time to time by the Selling Stockholders at prices then currently prevailing in the market or at negotiated prices. See the discussion under the caption "Plan of Distribution" beginning on page 16. There is no fixed or currently determinable price at which any such shares will be offered or sold. For a historical price range of our common stock over the past two fiscal years, and subsequent interim periods see the discussion under the caption "Market for Common Equity and Related Stockholders Matters" beginning on page 62.

                              Selling Stockholders

         The following table provides certain information with respect to the beneficial ownership of our common stock known by us as of November 8, 2004 by each Selling Shareholder. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on November 8, 2004 and all shares of our common stock issuable to the holder in the event of exercise of outstanding options or warrants owned by that person at November 8, 2004. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Certain of the Selling Shareholders have material relationships with us. Robert Malin and Steven Malin are principal shareholders, executive officers and directors of ours. Linda Malin is a principal shareholder of ours and the sister of Messrs. Robert Malin and Steven Malin. Michael Picone is a consultant and principal shareholder of ours and the owner of Worth Consulting LLC, another selling stockholder. Anthony Huston, Penson Worldwide Inc. (including its subsidiary Penson Financial Services Inc.), Kentan Ltd., Yanzu Inc., DMG Legacy International Ltd. (including its affiliated entities DMG Legacy Institutional Fund LLC. and DMG Legacy Fund LLC), SDS Merchant Fund L.P., Eric Steinberg, Onsite Trading Inc. Liquidating Trust and Gary Mednick are principal shareholders of ours. Mr. Mednick is also the president of A.B. Watley Direct Inc.

------------------------------------------ ---------------------------------- ------------------- -------------------------
                                                Shares of Common Stock                              Percentage Ownership
                                                  Beneficially Owned
------------------------------------------ ---------------------------------- ------------------- -------------------------
        Name of Beneficial Owner                 Before            After       Number of Shares      Before     After
                                                Offering         Offering         Being Sold        Offering     Offering
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Grant Thornton LLP                         175,000             0              175,000             .9%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Compass Capital Group                      250,000             0              250,000             1.2%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Michael H. Ference                         775,000             0              775,000             3.9%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Richard A. Friedman                        775,000             0              775,000             3.9%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Kentan Ltd.                                2,500,000           0              2,500,000           12.2%         0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Yanzu Inc.                                 2,500,000           0              2,500,000           12.2%         0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Riviera - Enid LP                          173,587(1)          0              173,587(1)          .8%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
The Alan W. Steinberg Partnership          405,035(2)          0              405,035(2)          1.9%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Onsite Trading Inc. Liquidating Trust      1,700,000           0              1,700,000           8.7%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Howard Jahre                               100,000             0              100,000             .5%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Jackson Steinem Inc.                       100,000             0              100,000             .5%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Mel Steinberg                              259,611             59,611         200,000             1.2%          .3%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
SDS Merchant Fund, L.P.                    2,993,919(3)        0              2,993,919(3)        12.8%         0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Paul Scharffer                             144,091(4)          0              144,091(4)          .7%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Penson Worldwide, Inc.                     3,041,890(5)        359,092        2,682,798(5A)       13.2%         1.8%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Andrew Koslow                              50,000(6)           0              50,000(6)           .2%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Keefe, Bruyette & Woods Inc.               173,471(7)          23,471         150,000(7)          .8%           .1%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Anthony Huston                             941,724(8)          497,280        444,444(8)          4.5%          2.4%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Linda Malin                                2,207,400(9)        1,349,625      857,772(9)          10.4%         6.6%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Eric Steinberg                             1,586,815(10)       486,400        1,100,415(10)       7.4%          2.4%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Nick Rego                                  5,000(11)           0              5,000(11)           .02%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Global Trading Ltd.                        512,500(12)         0              512,500(12)         2.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
DMG Legacy International Ltd.              1,968,014(13)       0              1,968,014(13)       8.8%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
DMG Legacy Institutional Fund LLC          1,172,431(14)       0              1,172,431(14)       5.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
DMG Legacy Fund LLC                        139,578(15)         0              139,578(15)         .7%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Steven Malin                               4,950,369(16)       2,850,369      2,100,000(16)       21.9%         13.9%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Robert Malin                               4,537,600(17)       1,937,600      2,600,000(17)       19.8%         9.5%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Worth Consulting LLC                       1,400,000(18)       0              1,400,000(18)       6.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Linus Nwaigue                              500,000(19)         0              500,000(19)         2.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
John Coakley                               125,000(20)         0              125,000(20)         .6%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Jim Besarany                               50,000(21)          0              50,000(21)          .2%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Robert Corso                               45,250(22)          0              45,250(22)          .2%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Keith Sorrentino                           30,000(23)          0              30,000(23)          .1%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Mahan Kasinath                             30,000(24)          0              30,000(24)          .1%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Michael Welsh                              36,500(25)          0              36,500(25)          .2%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Ralph Armenti                              32,750(26)          0              32,750(26)          .2%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Manish Buch                                30,350(27)          0              30,350(27)          .1%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Tom Sattler                                30,000(28)          0              30,000(28)          .1%           0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Dwight Burrell                             400(29)             0              400(29)             .002%         0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Gary Mednick                               1,725,000(30)       1,700,000      25,000(30A)         8.4%          8.3%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Michael Picone                             500,000(31)         0              500,000(31)         2.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
William Deakins                            501,000(32)         1,000          500,000(32)         2.4%          .005%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Connal Fadden                              500,000(33)         0              500,000(33)         2.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Keith Geller                               500,000(34)         0              500,000(34)         2.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------
Christopher Pohlman                        500,000(35)         0              500,000(35)         2.4%          0%
------------------------------------------ ------------------- -------------- ------------------- ------------- -----------

(1)   Includes 146,314 shares underlying presently exercisable warrants.

(2)   Includes 341,399 shares underlying presently exercisable warrants.

(3)   Includes 2,993,919 shares underlying presently exercisable warrants.

(4)   Includes 144,091 shares underlying presently exercisable warrants.

(5) Includes 2,682,798 shares underlying presently exercisable warrants and 359,092 shares owned by Penson Financial Services, Inc., a subsidiary of Penson Worldwide Inc.

(5A)  Includes 2,682,798 shares underlying presently exercisable warrants.

(6)   Includes 50,000 shares underlying presently exercisable warrants.

(7)   Includes 150,000 shares underlying presently exercisable warrants.

(8)   Includes 444,444 shares underlying presently exercisable warrants.

(9)   Includes 857,772 shares underlying presently exercisable warrants.

(10)  Includes 1,100,415 shares underlying presently exercisable warrants.

(11)  Includes 5,000 shares underlying presently exercisable warrants.

(12)  Includes 512,500 shares underlying presently exercisable warrants.

(13) Includes 1,968,014 shares underlying presently exercisable warrants. Excludes 1,312,009 shares underlying presently exercisable warrants owned by DMG Legacy Institutional Fund LLC and DMG Legacy Fund LLC, affiliates of DMG Legacy International Ltd.

(14) Includes 1,172,431 shares underlying presently exercisable warrants. Excludes 2,107,592 shares underlying presently exercisable warrants owned by DMG Legacy International Ltd. and DMG Legacy Fund LLC, affiliates of DMG Legacy Institutional Fund LLC.

(15) Includes 139,578 shares underlying presently exercisable warrants. Excludes 3,140,445 shares underlying presently exercisable warrants owned by DMG Legacy International Ltd. and DMG Legacy Institutional Fund Ltd., affiliates of DMG Legacy Fund LLC.

(16) Includes 2,100,000 shares underlying presently outstanding stock options, including 1,300,000 options owned by Mr. Malin's wife.

(17)  Includes 2,600,000 shares underlying presently outstanding stock options.

(18) Includes 1,400,000 shares underlying presently outstanding stock options. Excludes 500,000 shares issuable upon the exercise of 500,000 outstanding stock options owned by Michael Picone, the owner of Worth Consulting LLC.

(19)  Includes 500,000 shares underlying presently outstanding stock options.

(20)  Includes 125,000 shares underlying presently outstanding stock options.

(21)  Includes 50,000 shares underlying presently outstanding stock options.

(22)  Includes 45,250 shares underlying presently outstanding stock options.

(23)  Includes 30,000 shares underlying presently outstanding stock options.

(24)  Includes 30,000 shares underlying presently outstanding stock options.

(25)  Includes 36,500 shares underlying presently outstanding stock options.

(26)  Includes 32,750 shares underlying presently outstanding stock options.

(27)  Includes 30, 350 shares underlying presently outstanding stock options.

(28)  Includes 30,000 shares underlying presently outstanding stock options.

(29)  Includes 400 shares underlying presently outstanding stock options.

(30) Includes 1,700,000 shares owned by Onsite Trading Inc. Liquidity Trust, an entity in which Mr. Mednick is an affiliate and 25,000 shares underlying presently outstanding stock options.

(30A) Includes 25,000 shares underlying presently outstanding stock options.

(31) Includes 500,000 shares underlying presently outstanding stock options in the name of Mr. Picone. Excludes 1,400,000 shares underlying presently outstanding stock options owned by Worth Consulting LLC, a company which Mr. Picone owns.

(32)  Includes 500,000 shares underlying outstanding exercisable stock options.

(33)  Includes 500,000 shares underlying outstanding exercisable stock options.

(34)  Includes 500,000 shares underlying outstanding exercisable stock options.

(35)  Includes 500,000 shares underlying outstanding exercisable stock options.

                              Plan of Distribution

General

The Selling Stockholders are offering the common shares for their accounts and not for our account. We will not receive any proceeds from the sale of common shares by the Selling Stockholders. The Selling Stockholders may be deemed statutory underwriters within the meaning of the Securities Act of 1933, as amended, in connection with such sales of common shares and may be deemed to be acting as underwriters in their resales of the common shares under this prospectus. We will pay the costs of registering the shares under this prospectus, including legal fees. The Selling Stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. Unless otherwise permitted, the commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%.

To enable the Selling Stockholders to resell the common shares owned by them and covered by this prospectus, we agreed to register those shares and to maintain that registration.

Shares of common stock offered through this prospectus may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made in the over-the-counter market, any exchange on which the shares are then listed, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, in negotiated private transactions, or in a combination of these methods. The Selling Stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the Selling Stockholders that there are no existing arrangements between them and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of the shares offered by this prospectus.

The common shares may be sold in one or more of the following manners: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer for its account under this prospectus; privately negotiated transactions or ordinary brokerage transactions and transactions in which the broker solicits purchases; any combination of these methods; or any other method permitted by applicable law.

Any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

The Selling Stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock offered by them hereunder.

We have agreed to use our best efforts to keep such registration statement effective until such time as all registrable securities under the registration statement have been sold. In connection with any such registration, we will have no obligation to assist or cooperate with the Selling Stockholders in the offering or disposition of such shares; to indemnify or hold harmless the holders of any such shares, other than the Selling Stockholders or any underwriter designated by such holders; or to obtain a commitment from an underwriter relative to the sale of any such shares.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with the Selling Stockholders one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing: the name of any broker-dealers; the number of common shares involved; the price at which the common shares are to be sold; the commissions paid or discounts or concessions allowed to broker-dealers, where applicable; that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and any other facts material to the transaction.

                                Legal Proceedings

Our business involves substantial risks of liability, including exposure to liability under federal and state securities laws in connection with claims by dissatisfied clients for fraud, unauthorized trading, churning, mismanagement, and breach of fiduciary duty, as well as in connection with the underwriting or distribution of securities. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages.

In the ordinary course of business, we are, and may become, a party to legal proceedings or arbitration. Except as described below, we are not a party to any material legal proceedings or arbitrations.

We are a defendant in an action titled Michael Fielman v. A.B. Watley, Inc. and A.B. Watley Group Inc., that was filed in the Supreme Court of the State of New York, County of Nassau, Index No. 012082/02. This is an action for unpaid wages seeking $28,657, plus statutory damages, costs, and attorneys' fees. This matter has been settled in the amount of $34,657.62 payable on an installment basis of eight (8) months. We are in default of our settlement agreement.

We were a defendant in an action titled General Electric Capital Corp., as Assignee of Sun Microsystems, Inc. v. A.B. Watley Group Inc. f/k/a Internet Financial Services, Inc., Supreme Court of the State of New York, County of New York, Index No. 117675/02. This was a breach of contract action in connection with the lease of equipment, which sought compensatory damages of $195,355.53 plus interest, costs and attorney's fees. In November 2004, we settled this matter for $30,000, full payment of which has been made.

Our former legal counsel, has filed a complaint against us. The title of the action is Hartman & Craven LLP v. A.B. Watley, Inc. and A.B. Watley Group Inc., which was filed in the Supreme Court of the State of New York, County of New York, Index No.: 109502/03. Plaintiff has filed a Complaint against, amongst others, A.B. Watley Group Inc. and A.B. Watley, Inc. for damages in the amount of $352,573.73, plus accrued interest thereon, for unpaid legal fees. A.B. Watley Group Inc. and A.B. Watley, Inc. deny liability, in part, and have asserted a counterclaim for malpractice and breach of contract for unspecified damages. At this point, it is difficult to determine the amount, if any, that A.B. Watley Group Inc. and A.B. Watley Inc. will be held liable for. Plaintiff has filed a motion for summary judgment, which has been fully submitted and briefed before the Court. The Court granted the motion in part and denied the motion in part. The parties are awaiting an executed judgment and are conducting pre-trial discovery.

We are defendant in an action titled Hyperfeed Technologies, Inc. v. A.B. Watley Group Inc., filed in the Supreme Court of the State of New York, County of New York, Index No. 111538/03. Plaintiff has obtained a consent judgment order against A.B. Watley Group Inc. in the amount of $180,503. Currently, Plaintiff is conducting post-judgment discovery.

We are respondent in an arbitration filed in or about April 2003 titled Sean MacDonald and Adam Silver v. A.B. Watley, Inc., NASD Arbitration No. 03-02644. Claimants have alleged mismanagement of Mr. MacDonald's margin account. In November 2004, NASD Dispute Resolution awarded the Claimant $6,220.

We are respondent in an arbitration filed in or about July 2003 titled John W. Donavan and Bettina H. Wolff v. A.B. Watley, Inc. Claimants are seeking damages of approximately $94,800 relating to the suitability of Claimants' investments. The Company denies all wrongdoing in connection with this matter asserting that it acted in accordance with its customer agreement as well as applicable federal securities law. The parties have settled this matter in its entirety.

We are respondent in an arbitration titled Steven Messina, Brian Kelly, and Thomas Messina v. A.B. Watley, Inc., NASD Arbitration No. 02-04649. Claimants filed this claim against A.B. Watley, Inc. in August 2002 seeking damages for unpaid commissions of approximately $147,000 plus legal fees and costs in the amount of $4,025 for arbitration fees and disbursements. A.B. Watley, Inc. denies all wrongdoing in connection with this matter, and has counterclaimed for $608,000 against Claimants for breach of contract and fiduciary duty. A.B. Watley, Inc. intends to vigorously defend this matter and prosecute its counterclaim.

We were respondent in an arbitration filed in or about September 2003 titled Gary Miller v. A.B. Watley, Inc., NASD Arb. No.: 03-07144. Claimant sought damages of approximately $49,000 relating to a breach of contract. We settled this matter for $3,600, full payment of which has been made.

We are defendant in an action titled Pentech Financial Services, Inc. v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 02-126759. Plaintiff has filed a complaint against A.B. Watley Group Inc. for an alleged breach of a lease agreement. On May 28, 2003, Plaintiff obtained a judgment in the amount of $465,583.53 plus interest accrued thereon. A.B. Watley Group Inc. executed a settlement agreement with Plaintiff for a total settlement of $522,583.53 payable on an installment basis. As of February 24, 2004 A.B. Watley Group Inc. is in default of the settlement agreement.

Our principal offices were formerly located at 40 Wall Street, New York, New York at an annual cost of approximately $920,000 per year, plus escalations. Our previous landlord, 40 Wall Street, LLC, commenced two separate landlord/tenant proceedings seeking money judgments and orders of eviction against us. Both proceedings have been settled whereby we vacated a portion of the premises in March 2004 and the remaining portion in June 2004. We have signed a confession of judgment for $609,441 and the landlord is seeking a money judgment for all rent arrears.

Our former landlord, W.B. Wood & Co. Inc. filed a Notice of Petition for Non-Payment against us in the District Court of the County of Suffolk for failure to pay amounts owed in connection with our lease of our Melville, New York office space. We did not respond to the action and our former landlord obtained a judgment against us in the amount of $17,019, which is presently owed.

We are defendant in an action titled Scott Schwartz v. A.B. Watley Inc., Supreme Court of the State of New York, County of New York, Index No. 121644/03. Plaintiff filed a complaint alleging owed commissions and breach of contract. A.B. Watley Inc. has settled the action for $6,750 which has been paid in full.

We are defendant in an action titled Siemens Financial Services, Inc. f/k/a Siemens Credit Corporation v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 603769/2002. Plaintiff filed a complaint alleging breach of contract. Plaintiff has a judgment against A.B. Watley Group Inc. in the amount of $179,882.59 with interest accrued thereon from July 10, 2003. Plaintiff is presently conducting post-judgment discovery.

We are respondent in an arbitration titled Jeffrey Spittel v. A.B. Watley, Inc., NASD Arbitration No. 03-08076. Claimant has submitted this claim to arbitration claiming breach of contract, respondeat superior, and misappropriation and conversion, in the amount of $7,500 plus punitive damages, costs, disbursements and reasonable attorneys' fees. A.B. Watley, Inc. filed an answer on January 12, 2004. A hearing had been scheduled for November 23-24, 2004 in New York, but was adjourned at the Claimants request. The NASD has not advised the parties of the rescheduled hearing date. A.B. Watley, Inc. denies all wrongdoing in connection with this matter and intends to vigorously defend this matter.

We were the defendant in an action titled Sprint Communication v. A.B. Watley, Inc., United States District Court, Southern District of New York, Index No. 03 CV 6926. Plaintiff submitted this claim alleging breach of contract for unpaid telephone bills in the amount of $20,000 plus costs, disbursements, and attorneys' fees. We filed an answer on January 8, 2004. We settled this matter for $10,000, full payment of which has been made.

We are defendant in an action titled Peter Wigger v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 604124/02. Plaintiff filed a complaint alleging breach of a commission agreement and unpaid wages due and owing. Plaintiff seeks damages in the amount of $398,750 plus interest accrued thereon. Plaintiff has filed a motion for summary judgment on his claims. On or about April 23, 2004, the parties reached a settlement, which contemplates a total payment of $174,000 to Plaintiff over the course of two (2) years. However, the parties are litigating whether we are in default of the settlement agreement.

We are defendant in an action titled Lehr Construction Corp. v. A.B. Watley Group Inc., Supreme Court of New York, County of New York, Index No. 600276/02. This action is for damages arising out of the alleged breach of a construction contract. Plaintiff sought damages of approximately $233,794. On March 6, 2003, the parties reached a settlement in which the Company consented to a judgment in the amount of $295,857, less any payments made by the Company, and the parties simultaneously entered into a Forbearance Agreement, which set forth a payment schedule for the Company. The Company has paid $65,000 pursuant to the Forbearance Agreement. On December 17, 2003, Plaintiff issued the Company a Notice of Default under the Forbearance Agreement, which the Company has failed to cure. Under the Forbearance Agreement, Plaintiff may execute on the outstanding balance of the judgment in the amount of $169,917 without further notice to the Company. Plaintiff has made efforts to seek information to collect upon the judgment.

We were the defendant in an action titled A.B. Watley Group Inc./John Martinez, Case No. 2-4173-03-36 Section 806 Sarbanes-Oxley Act Complaint. On July 11, 2003, the U.S. Department of Labor ("DOL") gave us notice that John Martinez, a former officer of ours, had filed a complaint against us under Section 806 of the Sarbanes-Oxley Act of 2002 (the "Act"). The Complaint alleged that we terminated Mr. Martinez in violation of the Act for raising net-capital issues with the National Association of Securities Dealers, Inc. - a private self-regulatory organization. The Complaint sought: (i) Mr. Martinez' base pay (at the annual rate of $150,000 per annum) for the period from March 14, 2003 through April 7, 2003; (ii) the difference between his current base pay with his new employer ($130,000) and his base pay at the Company for a reasonable period of time; (iii) relocation costs incurred in obtaining new employment in Baltimore, Maryland; (iv) litigation costs; (v) his commuting costs during the time period April 7, 2003 until the unspecified time of his relocation in Baltimore, Maryland; (vi) interest on the monies due him; and (vii) any additional compensation deemed appropriate by the DOL. On July 30, 2003, we responded to the complaint and submitted our response and evidentiary materials to the DOL. The response denied all liability and raised several defenses to the complaint. On March 9, 2004, the Department of Labor gave notice that it had completed its investigation and dismissed the complaint. Complainant appealed. This matter was settled for $20,000, full payment of which has been made.

We were the respondent in an arbitration titled MCI Worldcom Communications, Inc. v. A.B. Watley Group Inc., JAMS Arbitration, Reference # 1410003356. On September 16, 2003, claimant filed this arbitration against us asserting a breach of contract claim in the amount of $135,643.89. On January 26, 2004, we submitted our answer denying all material allegations and asserting several affirmative defenses. On March 22, 2004, the Arbitrator held a Preliminary Conference and issued a Preliminary Hearing Order directing the parties to submit a brief addressing the arbitrability of one of Claimant's claims and our statute of limitations defense. On April 28, 2004, JAMS informed the parties the Arbitrator had resigned due to illness. A new Arbitrator was assigned to the matter, but we objected to the Arbitrator appointment. This matter was settled for $30,000, full payment of which has been made.

In March 2003, the holder of our $5 million secured demand note (the "Noteholder") demanded repayment of the note. On March 31, 2003, we filed a NASD Arbitration Demand and a Statement of Claim with the NASD Dispute Resolution office. The arbitration sought to enforce the provisions of the secured demand note agreement and to prevent premature withdrawal by the lender. In April 2004, the parties agreed to discontinue the arbitration without prejudice pursuant to a settlement agreement that provided for the repayment of approximately $2.9 million (which was repaid in April 2004) of the $5 million outstanding principal of the secured demand note. The Noteholder agreed that as long as we were not in default of any of our obligations under the settlement agreement, not to commence any litigation with respect to the outstanding balance due on the secured demand note prior to December 20, 2004. On June 4, 2004 the Noteholder sent us a notice of default alleging that we did not meet certain of our obligations under the terms of the settlement agreement. On June 2004, the note matured and we have not paid the remaining balance or received an extension of the maturity date.

We are plaintiff in an action titled A.B. Watley Group Inc. v. John J. Amore, et al., Supreme Court of the State of New York, County of New York, Index No. 602993/03. We have sued our former CEO who has filed a counterclaim against us. We are unable at this time to provide a opinion as to the likely outcome, nor the potential expense to be incurred.

We are defendant in an action titled John J. Amore v. Steven Malin and A.B. Watley, Inc., Supreme Court of the State of New York, County of New York, Index No. 603833/03. Plaintiff filed a complaint alleging breach of a contract against A.B. Watley, Inc. seeking damages in the amount of $500,000 and slander against Steven Malin, our Chairman, seeking damages in the amount of $5,000,000. We have filed an answer denying all wrongdoing. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

We were the respondent in an arbitration titled William Frymer v. A.B. Watley, Inc., NASD Arbitration No. 03-05524. A former employee of ours commenced this arbitration claiming breach of contract and violation of New York labor laws. The Claimant sought unpaid salary and bonus, stock options, liquidated damages and punitive damages. The Parties agreed to a settlement of $75,000, full payment of which has been made.

We are respondent in an arbitration titled James B. Fellus v. A.B. Watley, Inc., NASD Arbitration No. 03-05526. In this matter a former employee of ours commenced an arbitration alleging breach of express and implied contract, quantum meruit/unjust enrichment, and violation of the New York Labor Law. He seeks what he alleges is the balance of his unpaid contractual salary ($875,000) and bonus compensation, benefits and severance pay, stock options totaling 2.5 million shares of common stock exercisable at $0.10 per share and 3 million shares of common stock exercisable at $1.00 per share, a lump sum payment of the sum of the highest month's Retail Division and Fixed Income Division pretax profit incentive multiplied by 48, 25% liquidated damages under the Labor Law, punitive damages, interest, attorneys' fees and other relief. We answered the Statement of Claim and denied the Claimant's substantive allegations. An arbitration hearing took place on October 25 and 26, 2004 and the Company has submitted its Post-Hearing Brief. The Company is awaiting a decision from the Arbitration Panel.. At this juncture, it is premature to opine as to the result, the likelihood of a settlement or the amount of any such settlement.

We were the respondent in an arbitration titled Darren Kirsch v. A.B. Watley, Inc. NASD Arbitration No. 03-08772. Claimant filed a Statement of Claim against us claiming breach of contract in the amount of $8,800 plus costs, disbursements and reasonable attorneys' fees. We filed an answer on February 4, 2004. The parties agreed to a settlement of $2,000, full payment of which has been made.

We are the respondent in an action titled Dover Limited et al v. A.B. Watley, Inc. et al., Index No.: 04 Civ. 7366. Plaintiffs filed this complaint against, among others, us, our president, and two employees alleging six causes of action sounding in securities fraud, common law fraud, conspiracy to commit fraud, breach of contract and breach of implied covenant of good faith and fair dealing, and negligent misrepresentation. Plaintiffs are seeking compensatory damages of $2,994,597.84 plus punitive damages of $5,000,000, including costs, interest and attorney's fees. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

Effective August 9, 2004 we reached an agreement with legal counsel, Sichenzia Ross Friedman Ference LLP ("Sichenzia") with respect to our outstanding invoice to them of approximately $141,364 (the "Outstanding Balance") as of June 30, 2004. The agreement provides for the payment of the Outstanding Balance in installments, $80,000 of which has been paid as at November 8, 2004. The remaining installments are due on or before November 30, 2004 ($10,000), on or before December 31, 2004 ($10,000) and on or before January 15, 2005 ($29,364.41). As an alternative to the January 15, 2005 payment, we can make payment of an aggregate of $41,364.41 in installments over a period of four months commencing January 31, 2005. In consideration of the foregoing, we also issued an aggregate of 550,000 shares of our common stock to designated partners in Sichenzia. Sichenzia has agreed that 450,000 of such shares will be returned to us for cancellation in the event that we pay the Outstanding Balance in full and do not any time prior thereto allow the current balance due to them to exceed $30,000 for a period of more than 45 days. In the event we do not satisfy these conditions, Sichenzia can retain the 450,000 shares and apply the sale proceeds against the Outstanding Balance and any other sums then due by us to them.

Effective October 12, 2004 we retained Sichenzia to represent us in the action titled Dover Limited and Wendy Sui Cheng Yap v. A.B. Watley Inc., Robert Malin, Keith Sorrentino, John Coakley, Alain Assemi and John J. Amore (Case No.: 04 CV
7366) as filed in the United States District Court, Southern District of New York. In connection therewith, we paid Sichenzia an initial retainer of $10,000 and issued an aggregate of 1,000,000 shares of our common stock to designated partners of Sichenzia. In the event we pay all Sichenzia invoices related to this matter within 30 days of issuance, the 1,000,000 shares will be returned to us for cancellation. If we fail to do so, the shares will be retained and the proceeds from sales thereof will be applied to all of the outstanding and current balances due by us to them. Any excess will be applied to additional fees incurred, if any. Any remaining proceeds after that will be retained by the share recipients.

In addition to the foregoing, in the ordinary course of business, we and our principals are, and may become, a party to legal or regulatory proceedings commenced by the NASD, the SEC or state securities regulators relating to compliance, trading and administrative problems that are detected during periodic audits and inspections or reported by dissatisfied customers. Such matters, if pursued by such entities, could rise to the level of disciplinary action. We are not currently involved in any proceeding by a governmental agency or self-regulatory organization, the outcome of which is expected to have a material adverse effect on our business. There can be no assurance that one or more future disciplinary actions, if decided adversely us, would not have a material adverse effect on our business, financial condition and results of operations.

                         Directors, Executive Officers,
                         Promoters and Control Persons

Directors serve until the next annual meeting of the stockholders; until their successors are elected or appointed and qualified, or until their prior resignation or removal. Officers serve for such terms as determined by our board of directors. Each officer holds office until such officer's successor is elected or appointed and qualified or until such officer's earlier resignation or removal. Steven Malin and Robert Malin, our Chairman and Vice Chairman respectively, are brothers.

The following table sets forth certain information, as of November 8, 2004 with respect to our directors and executive officers.

                                                                        Date of Election
                                                                        or Appointment
Name               Positions Held                           Age           as Director
------------       ---------------------------------        --          ----------------
Steven Malin       Chairman of Board                         46            May 1996
Robert Malin       President, Vice Chairman of Board         39            May 1996

The following is a brief account of the business experience of each of our directors and executive officers during the past five years or more.

Steven Malin co-founded the Company in May 1996 and has been our Chairman of the Board since inception. Mr. Malin also served as Chief Executive Officer from May 1996 to September 2002. From August 1993 to December 1996, Mr. Malin served as a consultant to the Company. From 1987 to 1993, he was a Senior Foreign Exchange Options Broker for Tullett and Tokyo Forex, Inc., a global inter-bank money brokering firm with its primary offices located in London, New York and Tokyo. Mr. Malin attended the Fletcher School of Law and Diplomacy from 1982 to 1984. He received a bachelor of arts degree from Vassar College in 1980.

Robert Malin is a co-founder of the Company and has served as a director since inception. He has been associated with the Company since August 1993, initially as General Securities Principal and director of day-to-day operations and, most recently, serving as President. His earlier experience includes managing equity trading, client services and brokerage operations.

Board of Directors

Our Board of Directors may designate from among its members an executive committee and one or more other committees. No such committees have been appointed to date.

Compliance with Section 16(a) of the Exchange Act

During the fiscal year ended September 30, 2003, based upon an examination of the public filings, all of our company's officers and directors timely filed reports on Forms 3 and 4 except for Michael Picone (1 late report).

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by us during the three fiscal years ended September 30, 2003 to
(i) all individuals that served as our chief executive officer or acted in a similar capacity for us at any time during the fiscal year ended September 30, 2003, and (ii) all individuals that served as executive officers of ours at any time during the fiscal year ended September 30, 2003 that received annual compensation during the fiscal year ended September 30, 2003 in excess of $100,000.

Summary Compensation Table

                                              Annual Compensation                  Awards                       Payouts
                                              -------------------                  ------                       -------
                                                                                   Long Term Compensation
                                                                                   ----------------------
                                                                                 Restricted     Securities
                                                                    Other Annual   Stock        Underlying       LTIP    All Other
Name And                                                            Compensation   Awards        Options/       Payouts    Compen-
Principal Positions          Year          Salary ($)        Bonus ($)   ($)        ($)          SARs (#)         ($)    sation ($)
-------------------          -----        ----------       ---------  ----------  --------      ---------         ---    ----------
Steven Malin,                 2003         150,000             0          0          0              0              0          0
Chairman                      2002          17,212             0          0          0           800,000           0          0
                              2001         110,000             0          0          0            30,000           0          0

John J. Amore, Chief          2003         235,745        75,000          0          0              0              0          0
Executive Officer(1)          2002         155,766             0          0          0          1,300,000          0          0
                              2001               0             0          0          0              0              0          0

Robert Malin,                 2003      198,539(3)             0          0          0              0              0          0
Vice Chairman and Director    2002          88,846             0          0          0          1,300,000          0          0
                              2001         110,000             0          0          0              0              0          0

Michael Picone,               2003         157,579                        0          0           500,000           0          0
Chief Operating Officer(2)    2002               0                        0          0              0              0          0
                              2001               0                        0          0              0              0          0

Gary Mednick,                 2003         250,000             0          0          0              0              0          0
President                     2002         250,000        50,000          0          0            25,000           0          0
A.B. Watley Direct, Inc.      2001               0             0          0          0              0              0          0

      (1) Mr. Amore was appointed as an executive officer in September 2002 and was terminated in September 2003. All consideration received by Mr. Amore during the year ended September 30, 2003 was received in the capacity of a consultant.

      (2) On August 31, 2003, Mr. Picone resigned as our chief operating officer, a position he had held since December 2, 2002. Commencing September 1, 2003 Mr. Picone has been a Company consultant through Worth Consulting LLC, a company owned by Mr. Picone.

      (3) $26,459 of this amount was received in the capacity of a consultant. Under the consulting agreement Mr. Malin provided general managerial and business development services. The agreement had no term and was cancelable by the Company at any time. All amounts paid to Mr. Malin under the consulting agreement were deducted from the amount due under his employment agreement so he may not receive total compensation in excess in of that provided for in his employment agreement.

Option/SAR Grants In Last Fiscal Year

The following table contains information concerning options granted to executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 2003:

                    Number of
                    Securities        % of Total
                    Underlying      Options Granted
                 Options Granted    to Employees in      Exercise
    Name              (#)            Fiscal Year      Price ($/sh)      Expiration Date
Michael Picone       500,000             100%              .35           August 31, 2013

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

                                                              Number of Securities
                              Shares                          Underlying Unexercised        Value of Unexercised
                             Acquired                              Options/SARs           In-the-Money Options/SARs
                                On             Value          at Fiscal Year End (#)       at Fiscal Year End ($)
                             Exercise          Realized            Exercisable/                 Exercisable/
Name                            (#)              ($)              Unexercisable                Unexercisable
----------------            ---------          ---------     -----------------------      --------------------------
Steven Malin                   N/A              N/A            375,000 / 425,000           $93,750 / $106,250
Robert Malin                   N/A              N/A            780,000 / 550,000           $187,500 / $137,500
Michael Picone                 N/A              N/A               500,000 / 0                     0 / 0
Gary Mednick                   N/A              N/A             13,750 / 11,250                   0 / 0

Long Term Incentive Plan Awards

We made no long-term incentive plan awards to the named executive officers during the fiscal year ended September 30, 2003.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

On September 9, 2002, we entered into three-year employment agreements with Steven Malin and Robert Malin, both of which are automatically renewable for additional one-year terms. The employment agreements provide for annual base compensation of $150,000 for Steven Malin and $200,000 Robert Malin. Each agreement provides for a discretionary bonus based upon our performance, payable semi-annually, as may be approved by our board of directors or a committee of the board.

Each of the employment agreements requires the officer to devote his full time and efforts to our business and contains non-competition and non-disclosure covenants of the officer for the term of his employment and for a period of two years thereafter. Each employment agreement provides that we may terminate the agreement for cause. In addition, each employment agreement provides for termination by either party without cause upon at least 180 days written notice prior to the end of the original term or any renewal term. In the event that either Steven Malin or Robert Malin terminate their employment agreement for good reason or we terminate the employment agreement without cause, then the applicable officer is entitled to the following:

      o annual base salary accrued and a prorated annual bonus prior to the date of termination;
      o annual base salary multiplied by the greater of two (2) (the "Applicable Factor") or the number of years remaining in the employee's employment agreement;
      o annual bonus multiplied by the greater of Applicable Factor or the number of years remaining in the employee's employment agreement;
      o     continuing health benefits; and
      o all outstanding options and other equity shall vest and become immediately exercisable.

In the event that Steven Malin or Robert Malin is terminated within six (6) months of a change of control within the Company, then the Applicable Factor shall be three (3).

On September 1, 2003 we entered into a one year consulting agreement with Worth Consulting LLC, a company owned by Michael Picone. The agreement is automatically renewable for additional one year terms unless either party notifies the other of its desire to terminate the agreement at least 90 days prior to the existing one year term. Notwithstanding the forgoing, we may terminate the agreement at any time upon 90 days prior written notice and Worth Consulting LLC may terminate the agreement at any time upon 10 days prior written notice. Pursuant to the consulting agreement, Worth Consulting LLC provides us with general financial and operating services on a continual and regular basis. In consideration of the consulting services, we agreed to pay Worth Consulting LLC annual compensation of $250,000 and 100,000 fully vested stock options with an exercise price of $.30 per share each year the agreement is in effect, with the first issuance due on September 1, 2004. The compensation payable to Worth Consulting LLC under the agreement is subject to periodic review but under no circumstances can the annual compensation be reduced below $250,000 per year.

On October 1, 2001 we entered into an employment agreement with Gary Mednick pursuant to which Mr. Mednick agreed to serve as our Executive Vice President-Business Development. The agreement provided for a base annual salary of $250,000, guaranteed bonus payments of $50,000, and stock options, the amount of which was to be determined based upon Company revenues during the employment period. The employment agreement expired on September 30, 2003. On October 1, 2003, we entered into a month to month verbal employment agreement with Mr. Mednick whereunder we pay Mr. Mednick an annual salary of $250,000. Since February 2004, Mr. Mednick has served as the president of A.B. Watley Direct Inc.

Directors' Compensation

All directors are reimbursed for their reasonable expenses incurred in attending meetings of the board of directors and its committees. Directors who are employees receive no additional compensation for service as members of the board of directors or committees. Non-employee directors are compensated annually for their services at $1,000 and granted non-qualified options to acquire 1,500 shares of our common stock at the end of each year of service.

Report on Repricing of Options/SARs

During the fiscal year ended September 30, 2003 we did not adjust or amend the exercise price of any stock options or SARs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 8, 2004. The information in this table provides the ownership information for:

      o each person known by us to be the beneficial owner of more than 5% of our common stock;
      o     each of our directors;
      o     each of our executive officers; and
      o     our executive officers, directors and director nominees as a group.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of such date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

------------------------------ -------------------------------------- -------------------------------- ----------------------
Name and Address                                                             Number of Shares               Percentage

     of Beneficial Owner                  Title of Class                    Beneficially Owned            Outstanding(1)
     -------------------                  --------------                    ------------------            --------------
------------------------------ -------------------------------------- -------------------------------- ----------------------

------------------------------ -------------------------------------- -------------------------------- ----------------------
Steven Malin                       Common Stock, $.001 par value                3,783,702(2)(3)                        17.7%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Penson Financial Services          Common Stock, $.001 par value                    3,041,890(4)                       13.2%
Inc.

------------------------------ -------------------------------------- -------------------------------- ----------------------
Penson Worldwide Inc.              Common Stock, $.001 par value                   3,041,890 (4)                       13.2%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Onsite Trading Inc.                Common Stock, $.001 par value                       1,700,000                        8.3%
Liquidating Trust

------------------------------ -------------------------------------- -------------------------------- ----------------------
DMG Legacy International Ltd       Common Stock, $.001 par value                    3,280,023(5)                       13.8%

------------------------------ -------------------------------------- -------------------------------- ----------------------
DMG Legacy Institutional           Common Stock, $.001 par value                    3,280,023(5)                       13.8%
Fund LLC

------------------------------ -------------------------------------- -------------------------------- ----------------------
DMG Legacy Fund LLC                Common Stock, $.001 par value                    3,280,023(5)                       13.8%

------------------------------ -------------------------------------- -------------------------------- ----------------------
SDS Merchant Fund, L.P.            Common Stock, $.001 par value                    2,993,919(6)                       12.8%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Robert Malin                      Common Stock, $.001 par value                  3,370,933(4)(7)                       15.5%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Eric Steinberg                    Common Stock, $.001 par value                   1,586,815(8)                          7.4%

------------------------------ -------------------------------------- -------------------------------- ----------------------

------------------------------ -------------------------------------- -------------------------------- ----------------------
Name and Address                                                             Number of Shares               Percentage

     of Beneficial Owner                  Title of Class                    Beneficially Owned            Outstanding(1)
     -------------------                  --------------                    ------------------            --------------
------------------------------ -------------------------------------- -------------------------------- ----------------------
Gary Mednick                      Common Stock, $.001 par value                     1,725,000(9)                        8.4%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Michael Picone                    Common Stock, $.001 par value                    1,033,333(10)                        4.8%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Linda Malin                       Common Stock, $.001 par value                 2,207,400(2)(12)                       10.4%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Kentan Ltd.                       Common Stock, $.001 par value                        2,500,000                       12.2%

------------------------------ -------------------------------------- -------------------------------- ----------------------
Yanzu Inc.                        Common Stock, $.001 par value                        2,500,000                       12.2%

------------------------------ -------------------------------------- -------------------------------- ----------------------
All Executive Officers and        Common Stock, $.001 par value               7,158,635(2)(3)(7)                       33.2%
Directors as a Group (2
persons)
------------------------------ -------------------------------------- -------------------------------- ----------------------

(1) The percentages computed in this column of the table are based upon 20,462,138 shares of common stock issued and outstanding on November 8, 2004 plus the number of securities that can be acquired by the named person or persons within 60 days from November 8, 2004 upon the exercise of options, warrants, or convertible securities.

(2) The number of shares beneficially owned by Steven, Linda and Robert Malin include shares held in irrevocable family and charitable trusts for which they are trustees. In addition, the number of shares held by Robert Malin and Steven Malin includes shares held by a family partnership for which Robert Malin and Steven Malin are general partners.

(3) The number of shares beneficially owned by Steven Malin includes 933,333 shares of common stock issuable upon exercise of options, including 433,333 options owned by his wife, but does not include 1,166,667 shares of common stock issuable upon exercise of options including 866,667 options owned by his wife which are not exercisable within the next 60 days.

(4) The number of shares beneficially owned by Penson Financial Services, Inc. and Penson Worldwide, Inc. are aggregated since such entities are affiliates and includes 2,682,798 shares of common stock issuable upon the exercise of currently exercisable warrants owned by Penson Worldwide Inc.

(5) The number of shares beneficially owned by DMG Legacy International Ltd., DMG Legacy Institutional Fund LLC and DMG Legacy Fund LLC are aggregated since such entities are affiliates and includes 3,280,023 shares of common stock issuable upon the exercise of currently exercisable warrants.

(6) The number of shares beneficially owned by SDS Merchant Fund, L.P. ("SDS") includes 2,993,919 shares of common stock issuable upon the exercise of currently exercisable warrants.

(7) The number of shares beneficially owned by Robert Malin includes 1,433,333 shares of common stock issuable upon exercise of presently exercisable options but does not include 1,166,667 shares of common stock issuable upon exercise of options which are not exercisable within the next 60 days.

(8) The number of shares beneficially owned by Eric Steinberg includes 1,100,415 shares issuable upon exercise of outstanding warrants.

(9) The number of shares beneficially owned by Gary Mednick includes 25,000 shares issuable upon outstanding stock options, and 1,700,000 shares owned by Onsite Trading Inc. Liquidity Trust an entity in which he is an affiliate.

(10) The number of shares beneficially owned by Michael Picone includes 500,000 shares issuable upon exercise of stock options issued in the name of Mr. Picone and 533,333 shares issuable upon exercise of stock options issued in the name of Worth Consulting LLC, a company owned by Mr. Picone, but does not include 866,667 shares of common stock issuable upon exercise of options issued in the name of Worth Consulting LLC which are not exercisable within the next 60 days.

(11) The number of shares beneficially owned by Anthony Huston includes 444,444 shares of common stock issuable upon exercise of outstanding warrants.

(12) The number of shares beneficially owned by Linda Malin includes 857,772 shares of common stock issuable upon exercise of outstanding warrants.

The address of all of the foregoing parties is c/o our company at 90 Park Avenue, New York, NY 10016 except for On-Site Trading Inc. Liquidating Trust, Inc. whose address is c/o Robinson Brog, 1345 Avenue of Americas, New York, NY 10105, SDS Merchant Fund, L.P. whose address is c/o SDS Capital Partners, 53 Forest Avenue, 2nd Floor, Old Greenwich, Connecticut 06870 and each member of the DMG Group, whose address is c/o DMG Advisors LLC, 53 Forest Avenue, 2nd Floor, Old Greenwich, Connecticut 06870.

Changes in Control

Not Applicable.

                            Description of Securities

Our authorized capital consists of fifty one million (51,000,000) shares of, which fifty million (50,000,000) shares are designated as common stock, par value $.001 per share and one million (1,000,000) shares are designated as preferred stock, par value $.0001 per share. 690 shares of the authorized preferred shares have been designated as Series A Preferred Stock. As of November 8, 2004 we had 20,462,138 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock.

Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by our shareholders. In the event of a dissolution of our company, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities with each other and with the holders of our Preferred Stock, if any.

Our common stock has no cumulative voting rights, and no redemption, sinking fund, or conversion privileges. Since the holders of our common stock do not have cumulative voting rights, holders of more that 50% of our total outstanding common can elect all of our directors, and holders of the remaining shares, by themselves, cannot elect any of our directors. Holders of our common stock are entitled to receive dividends if, as, and when declared by our board of directors out of funds legally available for such purpose.

Our common stock is presently listed on the Over-the-Counter Bulletin Board under the symbol ABWG.

Preferred Stock

The shares of preferred stock are undesignated preferred stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance and duly adopted by our board of directors. Our board of directors is further authorized to determine or alter the rights, preferences, privileges, qualifications, limitations, and restrictions granted to or imposed upon any wholly unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Our board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

Common Stock Purchase Warrants

As at November 8, 2004 we had an aggregate of 12,708,675 common stock purchase warrants issued and outstanding, each exercisable for the purchase of one share of our common stock. All of the warrants are presently exercisable. The warrants have exercise prices ranging from $0 to $3.69 per share and have various expiration dates that extend through June 2, 2011. The average exercise price for the outstanding warrants is $.29 per share.

Stock Options

As at November 8, 2004 we had an aggregate of 9,535,250 stock options issued and outstanding. 4,746,917 of which were fully vested. Each option is exercisable, upon vesting, for the purchase of one share of our common stock.

The options have exercise prices ranging from $.10 to $17.50 per share and have various expiration dates that extend through August 31, 2014. The average exercise price for the outstanding options is $.23 per share.

Delaware Law and Our Charter and By-law Provisions; Anti-takeover Effects

Section 203 of the Delaware General Corporation Law ("DGCL") prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person become an interested stockholder unless:

      o prior to the date of the business combination, the transaction is approved by the board of directors of the corporation;

      o upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or

      o on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock.

The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any such corporation on or prior to such adoption. Our Certificate of Incorporation and By-laws do not currently contain any provision election not to be governed by Section 203 of the DGCL. The provisions of
Section 203 of the DGCL may have a depressive effect on the market price of our common stock because they could impede any merger, consolidating takeover or other business combination involving or discourage a potential acquirer from making a tender off or otherwise attempting to obtain control of us.

Under our By-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled by vote of a majority of the directors then in office, making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

Our Certificate of Incorporation and By-Laws contain provisions permitted under the DGCL statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our Certificate of Incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL statute. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

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

Transfer Agent and Registrar

American Stock Transfer & Trust Company is our transfer agent and the registrar for our common stock. Its telephone number is (718) 921-8360.

Shares Eligible for Future Sale

We presently have issued and outstanding 20,462,138 shares of our common stock, options to purchase 9,535,250 shares of our common stock at an average exercise price of $.25 per share, and warrants to purchase 12,708,675 shares of our common stock at an average exercise price of $.29 per share. With the exception of shares held by affiliates which may be subject to resale limitations, most of our issued and outstanding shares of common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

                                     EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Marcum & Kliegman LLP, Independent Registered Public Accounting Firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022.

                        DISCLOSURE OF COMMISSION POSITION
               ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation limit the liability of directors to the maximum extent permitted by law. Our bylaws provide that we shall indemnify our officers and directors to the fullest extent provided by law.

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

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the Selling Stockholders being offered pursuant to this prospectus, nor will any of the proceeds be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the accounts of the Selling Stockholders.

We will however, receive the exercise price of the options and warrants overlying certain of the shares to be offered and sold by the Selling Stockholders if, and when any are exercised by Selling Stockholders. Assuming exercise of all the Selling Stockholders' stock options and warrants overlying shares being offered pursuant to this prospectus, the gross proceeds to us would be approximately $6,125,694. We intend to use any proceeds from the exercise of options and warrants for working capital and general corporate purposes.

                             DESCRIPTION OF BUSINESS

General

We are a publicly-held financial services holding company incorporated in the state of Delaware on May 15, 1996. We presently conduct our business activities through our subsidiary A.B. Watley Direct, Inc. ("Direct"). Direct is a U.S. registered broker-dealer that engages in direct-access trading and proprietary trading of U.S. equities and institutional sales. We provide direct-access trading capabilities and related software to both individuals as well as institutional customers. A former operating subsidiary, A.B. Watley, Inc., also a U.S. registered broker-dealer, ceased operations in January 2004. In February 2004, A.B. Watley, Inc. withdrew its registration as a broker/dealer. Another former operating subsidiary, A.B. Watley Futures, Inc., an introducing broker/dealer registered with the National Futures Association was sold by us on June 30, 2004.

As of November 8, 2004, Direct had approximately 3,000 customers. We have historically devoted significant resources to the development of proprietary software. However, in July 2002, our business activities were reorganized and we sold our software programs know as Ultimate Trader and Watley Trader, including all related intellectual property rights, to a subsidiary of one of our clearing brokers. We no longer consider software licensing to be a core revenue source. The sale of the software programs provided us with working capital and reduced our expense base. Pursuant to the terms of the sale, we maintain a perpetual, non-exclusive license to use and sublicense the software.

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

To respond to our liquidity and capital resource needs, we have instituted various cost cutting initiatives and raised additional capital. Our cost cutting initiatives include reductions in workforce, reductions in capital expenditures and renegotiation of clearing corporation agreements at more favorable rates.

On-Site Acquisition

On October 1, 2001, we acquired the customer lists and certain other assets of On-Site Trading, Inc. ("On-Site") and assumed up to $1.8 million in liabilities. This acquisition included On-Site's client base including 1,700 accounts representing client assets (account balances and securities) of $84 million, On-Site Trading LLC (the "LLC"), two branches owned by On-Site, and agreements with 12 non-business branch locations. LLC, a broker-dealer subsidiary (the proprietary trading business) was subsequently renamed ABW Trading, LLC. We acquired these assets for 1.875 million shares of our common stock. In connection with the acquisition of On-Site, we also assumed up to $1.8 million in liabilities of On-Site owed to the Class B members of the LLC. We reclaimed 175,000 shares of common stock in connection with the On-Site acquisition and assumed additional obligations of $1,050,000 in excess of the $1,800,000 that we had originally agreed to assume.

The LLC was formed as a means for registered professionals to engage in proprietary trading utilizing the LLC's funds. Such registered professionals are Class B members of the LLC, while we are the Class A member. The LLC was a registered broker-dealer and a member of the Philadelphia Stock Exchange, operated in 12 states and engaged exclusively in proprietary trading and did not conduct business with the public. An initial capital contribution was required to become a Class B member. On May 9, 2002, we notified the Class B members that it had elected to cease the proprietary trading business as a result of declining revenues. We continued to operate the On-Site retail business, however the customer base had deteriorated significantly since its acquisition and revenues from operations had declined. Management believes that the deterioration was attributable to many factors including weakening market conditions, as well as the loss and closing of branch operations. On June 18, 2002, the LLC withdrew its broker dealer registration and ceased trading activities.

Online Brokerage Services

Our industry has experienced a series of changes led by electronic and online commerce. These changes have created significant market opportunities for us along with other similar brokerage firms. Favorable market trends have resulted from the following:

      o     growing market acceptance of online brokerage services;
      o     pronounced market segmentation;
      o     a complementary regulatory environment; and
      o disparity in the scalability and quality of competing trading technologies.

Historically, individual investors accessed the financial markets through full-commission brokers, who offered investment advice and placed trades. With deregulation of brokerage commissions in 1975 and the resulting unbundling of brokerage services, investors began to realize that they could separate financial advisory services from securities trading. This brought about the advent and subsequent proliferation of discount brokerage firms, which provided an alternative investment approach by completing trades at a reduced cost.

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

The emergence of electronic brokerage services has provided investors with further access to unbundled services and costs typically charged by full-commission and traditional discount brokerage firms. Further, while full-commission and discount brokerage firms are able to offer electronic trading services, their continued reliance on personnel, branch offices and associated infrastructure prevents them from capturing the same operating efficiencies that are achievable by electronic trading.

We conduct our brokerage activities through a global communications network and sophisticated computerized information systems over which we receive and transmit current market information.

Our services are delivered to our customers through Ultimate Trader, a client server direct access software application and Watley Trader, a web-based direct-access platform. Benefits of the products for the retail market include:

Direct Access to Exchanges & ECNs

      o Allows investors to execute independently of third party market makers for more efficient executions. Provides ability to act as "market maker" on par with institutional traders.

Order Routing Discretion

      o Enables investors to actively determine venue for order execution among variety of alternatives (Island, Instinet, other ECNs, NASDAQ, specific market makers, NYSE DOT, our Company block trade desk). Provides critical added ability to trade at the best price.

NASDAQ Level II Data

      o Enables access to complete range of bid/ask, volume and market depth for variety of execution markets.

Realtime Data Analytics

      o Provides best available retail package of real time, streaming market data, charts and technical analysis. This suite of content includes intra-day charting, a variety of analytical studies (e.g., RSI, moving averages, MACD), time and sales, option quote chains, regional exchange quotes and news.

High Utilization Capacity

      o Affords access to technology platform by entire client base on simultaneous basis. Critical given consistent high level of concurrent utilization and spikes in utilization due to highly volatile market movements and shifts in market liquidity.

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

Client Services

Client services for all levels of our online service, including trading, administrative, and technical support, are among our highest priorities. Based on our experience in the industry and based on client feedback, providing an effective client service team to handle client needs is critical to our success. Our client service department helps clients get online, handles product and services inquiries and addresses all brokerage and technical questions. The client service department also conducts various surveys to verify the satisfaction of our clients and to learn more about client preferences and requirements.

We provide live client support from Monday through Friday between the hours of 7:00 AM and 6:30 PM EST. Our client services department operates on a one-stop shopping basis, meaning that clients do not typically have to be transferred between departments to receive answers to their various inquiries. All of our Client Service personnel are registered representatives and are available to accept and execute client orders, research past trades, discuss account information, and provide detailed technical support. A separate technical support team helps clients with potentially serious or persistent technical issues.

Account Security

We use a combination of proprietary and industry standard security measures to protect our clients` assets. Clients are assigned unique account numbers, user identifications and passwords that must be used each time they log on to the system. In accordance with standard industry practices, telephone orders require authentication via personal identification number/password and/or other personal information. In addition, the trade processing system we use is designed to compare our accounts database with the clearing firm's account information on a daily basis to detect any discrepancies.

We rely on encryption and authentication technology, including public key cryptography technology licensed from other parties, to provide the security and authentication necessary to effect the secure exchange of information.

Proprietary Trading

We take proprietary positions through the trading of U.S. equities in an attempt to realize gains. Our proprietary trading activities require the commitment of capital and create an opportunity for profits and risk of loss due to trading strategies and market fluctuations. Buying power is available to traders to the extent that the aggregation of all positions in all of our accounts were within our net capital requirements.

Trading profits or losses depend upon, among other things, the skills of traders, the capital allocated to securities positions, the financial condition and business prospects of particular issuers and general trends in the securities markets. The amount of capital allocated to a particular trader is based on the trader's experience and performance as well as our risk management policies. Customer funds are not used to fund proprietary trading activities.

We believe that our trading capability is a key ingredient to our success. While this business can earn attractive returns, there is also the possibility of incurring significant trading losses in periods of market turbulence. We seek to balance our ability to profit from trading positions with our exposure to potential losses. Our risk management includes input from all levels including our traders as well as management.

Institutional Sales

Our institutional sales and trading desk specializes in facilitating and/or executing large-block transactions in equity securities and services institutional clients. These services are provided to clients who often require that their purchases or sales of large positions remain anonymous, with average trades ranging in the 10,000 to 100,000 share size. We match institutional buyers and sellers to minimize the impact on the market and to prevent our client's positions from being disclosed to competing firms. Our institutional sales clients include mutual and pension funds, insurance companies, banks, corporations and independent fund and money managers.

Operations, Clearing and Order Processing

We do not hold client funds or securities, nor do we generally execute and directly process either our own or our clients` securities transactions. Since October 1996, we have cleared all transactions for retail clients, on a fully disclosed basis, through claring brokers.

Our agreements with such clearing brokers provide that the clearing brokers process all securities transactions for our account and the accounts of our clients for a fee. Services of the clearing brokers include billing and credit control and receipt, custody and delivery of securities, for which we pay a per ticket charge. We have agreed to indemnify our clearing brokers for losses they may sustain from customer accounts introduced by us, which could be material in amount. Our clearing agreements may be terminated by either party, upon 60 days` written notice for Penson, and 30 days written notice for ABN. We depend on the operational capacity and the ability of the clearing brokers for the orderly processing of transactions. As a result of engaging the processing services of clearing brokers, we are exempt from certain reserve requirements imposed by federal securities laws.

Clients' securities transactions are effected on either a cash or margin basis. In connection with margin transactions, credit is extended by the clearing broker to a client, collateralized by securities and cash in the client's account, for a portion of the purchase price. The client is charged interest by the clearing broker for margin financing. We receive a portion of such interest from the clearing brokers.

Margin lending is subject to the margin rules of the Board of Governors of the Federal Reserve System. Margin lending subjects us to the risk of a market decline that would reduce the value of the collateral below the client's indebtedness before the collateral can be sold. Under applicable rules, in the event of a decline in the market value of the securities in a margin account, the client is required to deposit additional securities or cash in the account.

Marketing and Advertising

In connection with our cost-cutting initiatives, we have significantly reduced our marketing and advertising expenditures.

Competition

The market for electronic brokerage services is highly competitive and rapidly changing. We believe that we compete on the basis of speed of order execution, processing and confirmation, quality of client service, ease of use, amount and timeliness of information provided, price and reliability of the trading systems which we utilize. Our competitors may have greater financial, technical and marketing resources than the Company. We expect that our ability to compete will be affected by our ability to introduce new services and enhancements to existing services into the market on a timely basis.

We believe our competition consists of large and small brokerage firms utilizing the Internet to transact retail brokerage business. Among these competitors are E*TRADE Securities LLC.; Charles Schwab & Co., Inc.; TD Waterhouse Investor Services, Inc.; Fidelity Brokerage Services LLC; and Ameritrade, Inc. We also face competition for clients from full commission brokerage firms.

Securities Regulation

Direct is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers ("NASD") and licensed in the states in which it does business. Direct is licensed in forty-six (46) states with approval pending in Alabama, Arizona, Nebraska and New Hampshire.

The securities industry in the United States is subject to extensive regulation under federal and state laws. In addition, the SEC, NASD, other self-regulatory organizations, such as the various stock exchanges, and other regulatory bodies, such as state securities commissions, require strict compliance with their rules and regulations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of clients participating in those markets, and not with protecting the interests of our stockholders.

Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. Because of the number of complaints by online traders, the SEC, NASD and other regulatory organizations may adopt more stringent regulations for online firms and their practices. If we fail to comply with any laws, rules or regulations we could be censured, fined, suspended, or expelled.

In addition, significant changes in Direct's current business or practices, require NASD and other regulatory approval.

To expand our services internationally, we would have to comply with regulatory controls of each specific country in which we conduct business. The brokerage industry in many foreign countries is heavily regulated. The varying compliance requirements of these different regulatory jurisdictions and other factors may limit our ability to expand internationally. We presently do not have any plans to expand internationally.

All marketing activities by Direct are regulated by the NASD. The NASD can impose penalties, including censure, fine, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer and its officers or employees for violations of the NASD`s advertising regulations.

Net Capital Requirements

The SEC, NASD and various other regulatory agencies have stringent rules requiring the maintenance of specific levels of net capital by securities brokers, including the SEC`s Uniform Net Capital Rule which governs Direct. Net capital is defined as assets minus liabilities, plus other allowable credits and qualifying subordinated borrowings less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing other assets, such as a firm`s positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of adverse market movement prior to disposition.

If Direct fails to maintain the required net capital, Direct may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies, which ultimately could require Direct's liquidation. In addition, a change in the net capital rules, the imposition of new rules, a significant operating loss, or any unusually large charge against net capital could limit our operations that require the intensive use of capital and could limit our ability to expand our business. The net capital rules also could restrict our ability to withdraw capital from Direct, which could limit our ability to pay dividends, repay debt and repurchase shares of our outstanding stock.

Personnel

As of November 8, 2004 we employed a total of 14 persons, of whom 2 are engaged in executive management, 2 are engaged in information technology, 5 are engaged in client service and 2 are engaged in sales and marketing. The other 3 employees do administrative and back office work. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions. During the fiscal year ended September 30, 2003 we completed a reduction in force.

Our registered representatives are required to take examinations administered by the NASD and state authorities to be qualified to transact business, and are required to enter into agreements with us obligating them to adhere to our supervisory procedures and not to solicit customers in the event of termination of employment. Our agreements with registered representatives do not obligate these representatives to be associated with us for any length of time.

Some of our proprietary trading activities are performed by registered representatives who receive a portion of their trading profits, after deductions for trading expenses. They are outside contractors, not entitled to participation in any of our benefits plans.

Financing Transactions

In July 2004, holders of 70 shares of our Series A Redeemable Convertible Preferred Stock converted their preferred stock including dividends and interest into warrants to purchase 780,342 shares of our common stock. The exercise price for each of the common shares to be received upon exercise of the warrants is $.01. The warrants have a term of 10 years and expire in June 2014.

In July 2004, we sold 5,000,000 shares of common stock for $2,000,000 in a private placement transaction. As at November 8, 2004 we have received $1,000,000 towards the purchase of the shares, with the remaining balance to be received in quarterly installments through April 1, 2005. The balance due is evidenced by promissory notes of the subscribers.

In July 2004, we and certain noteholders reached an agreement to forgive notes payable, including accrued interest, in the amount of $2,621,815 in return for warrants to purchase 1,000,000 shares of our common stock. The exercise price for each of the common shares to be received upon exercise of the warrants is $0.19. In addition we agreed to amend an existing warrant agreement, for 1,000,000 shares of our common stock, held by the noteholder to reflect a decrease in the exercise price from $0.91 to $0.01. The warrants have a term of seven years.

In June 2004, certain noteholders agreed to forgive notes payable, including accrued interest, in the amount of $1,102,500 in return for warrants to purchase 987,771 shares of our common stock. The exercise price for each of the common shares received upon exercise of the warrants is $0.01. The warrants have a term of seven years.

In June 2004, holders of 560 shares of our Series A Redeemable Convertible Preferred Stock converted their preferred stock into warrants to purchase 5,462,387 shares of our common stock. The exercise price for each of the common shares to be received upon exercise of the warrants is $0.01. The warrants have a term of seven years and expire in June 2011.

On December 23, 2003, we borrowed $1,800,000 from a third party at the rate of 20% per annum. On January 16, 2004 we repaid the $1,800,000. Subsequently, during January and February 2004, we borrowed an additional $388,620, including accrued interest, from the same third party at the rate of 20% per annum. The note is due on demand.

On October 8, 2003, we borrowed $150,000 from a third party lender at the rate of 12% per annum and issued 250,000 shares of our common stock, which represented a finance charge of $87,500. The loan was payable in fourteen equal monthly installments. As of April 30, 2004, we repaid the loan, and accrued interest, through $21,000 in cash payments and offset $139,150 against commissions owed to us by the lender.

On January 15, 2003, we entered into a Secured Demand Note Collateral Agreement (the "SDN"), whereby a subordinated lender agreed to deposit $5,000,000 worth of collateral in accounts to be held by us to secure a subordinated loan for the same amount. The loan, which bore interest at the rate of 7% per annum, had been approved by the NASD and was included for the purposes of computing net capital under Rule 15c3-1. During the term of the SDN, we liquidated approximately $2.4 million of the SDN Collateral. This cash was used by us to support our operations. In connection with the SDN, we issued warrants to the lender to purchase 500,000 shares of our common stock at a price of $.75 per share at any time through January 15, 2008. In March 2004, the holder of the SDN (the "Noteholder") demanded repayment of the note and commenced arbitration proceedings. In April 2004, the parties agreed to discontinue the arbitration without prejudice pursuant to a settlement agreement that provided for the repayment of approximately $2.9 million of principal and interest (which was repaid in April 2004) of the $5 million outstanding principal balance of the secured demand note. On June 4, 2004 the Noteholder sent us a notice of default alleging that we did not meet certain of our obligations under the terms of the settlement, including making payment on the balance of the note. As of November 8, 2004, $2,383,233 in principal remained due and outstanding on the note. (See "Legal Proceedings").

In July 2002, we sold our software programs known as Ultimate Trader II, Ultimate Trader III, and Watley Trader, including all related intellectual property, to a subsidiary of one of our clearing brokers. In consideration for the software, our clearing broker agreed to forgive $2,716,720 (including interest of $566,720) of indebtedness owed by us to the clearing broker.

In April 2002, we granted a non-exclusive perpetual license of our proprietary software to E*Trade for a one time-time flat fee of $5,000,000, which was payable in cash ($2.6 million) and E*Trade stock ($2.4 million). The E*Trade stock was subsequently sold for cash.

In March 2002, one of the holders of our Preferred Stock led a group that granted a line of credit of $4,200,000 to us. Borrowings under the line of credit are payable on demand with interest payable at 10%. The proceeds of the loans were used for working capital. Additionally, one member of the group was granted warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.918 a share in connection with the loan facility and a consultant retained by a member of the group was also granted warrants to purchase 50,000 shares of our common stock at an exercise price of $0.918 a share. The fair value of the warrants were amortized and recorded as interest expense.

In February 2002, we borrowed $200,000 from a former officer of ours, due on demand. We also borrowed $500,000 from the same party in October 2001. Interest of 10% was payable on both loans. As of November 8, 2004, we have made $75,000 in payments to the former officer.

In February 2002, we borrowed $200,000 from a third party with interest payable thereon at 10%. During fiscal 2003, the loan was repaid in full.

On November 29, 2001, we entered into a Series A Convertible Preferred Purchase Agreement whereby we issued 630 shares of Series A Convertible Preferred Stock, par value $.01 ("Preferred Stock") in a private placement in which we raised $6,300,000 on an aggregate basis. Each share was convertible into 3,390 shares of our common stock at an exercise price of $2.95 per share. The purchasers of the Preferred Stock also were issued warrants, expiring in 5 years from the date of issuance, to purchase an additional 1,629,069 shares of our common stock at an exercise price of $2.95. Pursuant to the Purchase Agreement and the Registration Rights Agreement (the "Registration Agreement"), we were required to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission registering for resale the 2,135,700 shares of common stock issuable upon the conversion of the shares of Preferred Stock, and the 1,629,069 upon the exercise of the related warrants. We were unable to file the Registration Statement within the required time frame. As a result, we were in default of the Purchase Agreement and the Registration Agreement. A penalty of 2% of the liquidation preference value of the Preferred Stock for each thirty-day period accrued to each holder of Preferred Stock and was added to the liquidation preference of amount until cured. As of June 30, 2003 the holders of the Preferred Stock executed an agreement which waived their rights to all penalties through July 31, 2004. Penalties accrued through June 30, 2003 in the amount of $1,070,593 were reversed and recorded as additional paid in capital. As of September 30, 2004 all of the outstanding Preferred Stock and accumulated dividends was exchanged for warrants.

Reports to Security Holders

We file annual and quarterly reports with the Securities and Exchange Commission
(SEC). In addition, we file additional reports for matters such as material developments or changes within us. These filings are a matter of public record and any person may read and copy any materials filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC which internet site can be found at http://www.sec.gov.

Description Of Property

Until June 30, 2004 our principal offices were located at 40 Wall Street, New York, NY, where we occupied approximately 28,500 square feet at an annual cost of approximately $920,000 per year , plus escalations. The initial term of the lease for such office space was set to expire in June 2009. On January 16, 2003, we entered into a sixteen-month lease agreement for approximately 2,750 square feet in San Francisco, California, at an annual cost of $114,000. This lease agreement was terminated as of November 30, 2003. On December 15, 2002, the Company entered into an eighteen-month lease agreement for approximately 2,568 square feet in Melville, NY, at an annual cost of $68,078. We no longer occupy the Melville property and the landlord, W.B. Wood & Co. Inc., has obtained a judgment in the amount of $17,019 against us. Accordingly, the Melville lease has been terminated. See "Legal Proceedings".

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

Our landlord at the 40 Wall Street location, 40 Wall Street, LLC, commenced two separate landlord/tenant proceedings seeking money judgments and orders of eviction against us. Both proceedings have been settled whereby we vacated a portion of the premises in March 2004 and vacated the remaining portion of the premises in June 2004. The landlord reserved the right to seek a money judgment for all rent arrears after we vacated the premises. See "Legal Proceedings".

We presently occupy approximately 8,900 square feet at 90 Park Avenue, 26th Floor, New York, NY 10016 pursuant to an arrangement we have with RFM Advisors, LLC, the lessee of the space. The term of the lease expires on May 31, 2014. RFM Advisors LLC is a New York limited liability corporation owned by Robert and Steven Malin. AB Watley Direct Inc. has guaranteed the full and timely performance of all obligations of RFM Advisors LLC under the lease. The lease provides for the payment of an annual base rental, together with lessee's proportionate share of building operating expenses including taxes. The base annual rental for years 1 through 3, 4 through 6, and 7 through 10 is $366,376, $ 411,056, and $464,672, respectively. Under the arrangement, we occupy approximately 95% of the leased space and pay a proportionate amount of the lease payments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus. The results of operations for interim periods are not necessarily indicative of the results for the entire fiscal year. This prospectus, and in particular this section, "Management's Discussion and Analysis of Financial Condition and Results of Operations," may contain forward-looking statements regarding future events or our future events or our future performance. These future events and future performance involve certain risks and uncertainties, which we have described in this prospectus under the caption "Risk Factors" beginning on page 6. Actual events or our actual future results may differ materially from any forward-looking statements due to those risks and uncertainties. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting our forward-looking statements. This analysis is not intended to serve as a basis for projection of future events.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2004 COMPARED TO THE THREE MONTHS ENDED JUNE 30,
2003

REVENUES. Total revenues for the three months ended June 30, 2004 were $2,018,759 a decrease of $2,723,898 or 57.4%, as compared to revenues of $4,742,657, for the three months ended June 30, 2003. Components of the decrease in revenues are as follows:

Commissions: For the three months ended June 30, 2004, we earned commission revenues of $1,679,184 representing a $37,491 or 2.2% decrease as compared to commission revenues of $1,716,675 for the corresponding period in 2003, as retail commissions were comparable during these periods.

Data Service Fees: Our revenues from data service fees for the three months ended June 30, 2004 were $22,437 as compared to $46,130, for the three months ended June 30, 2003 representing a decrease of 51.4% or $23,693 due to increased rebates of data services fees to customers.

Revenues from Principal Transactions: There were no revenues from principal transactions during the three months ended June 30, 2004 as compared to $2,669,454 for the three months ended June 30, 2003. The Company no longer engages in principal trading.

Interest and Other Income: Interest and Other Income for the three months ended June 30, 2004 was $317,138 representing a $6,740 or 2.2% increase as compared to $310,398 for the three months ended June 30, 2003, primarily due to increased interest rates.

Interest Expense: Interest expense for the three months ended June 30, 2004 and June 30, 2003, respectively, were $257,302 and $301,700. This decrease of $44,398 or 14.7% resulted from a decrease in a subordinated loan which was partially repaid in April 2004.

Net Revenues: As a result of the foregoing, for the three months ended June 30, 2004 total net revenues were $1,761,457 compared to the three months ended June 30, 2003 of $4,440,957, net revenues decreased by $2,679,500 or 60.3%. Customers in the United States generated the majority of revenues and no single customer or group of customers accounted for 10% or more of our revenues.

EXPENSES. Total expenses for the three months ended June 30, 2004 were $1,765,221, a $3,680,566 or 67.6% decrease compared to total expenses of $5,445,787 for the three months ended June 30, 2003. Components of the decrease in expenses are as follows:

Commissions, Floor Brokerage and Clearing Charges: For the three months ended June 30, 2004 and June 30, 2003 we incurred $1,030,423 and $1,678,542 of
Commissions, Floor Brokerage and Clearing Charges, respectively. This $648,119, or 38.6%, decrease represents favorable cost reductions and reductions in proprietary trading activity.

Employee Compensation and Related Costs: Employee Compensation and Related Costs of $629,622 for the three months ended June 30, 2004 reflects a $1,831,724 or 74.4% decrease as compared to $2,461,346 incurred for such costs during the three months ended June 30, 2003. This decrease is attributable to both the reduction in the number of employees and the elimination of compensation paid to the proprietary trading division, as the Company no longer engages in proprietary trading.

Communications: Communications expense for the three months ended June 30, 2004 amounted to $37,394, a $152,152 or 80.3% decrease as compared to $189,546 for the three months ended June 30, 2003. This decrease is largely due to the consolidation of various data lines and obtaining competitive pricing with new vendors.

Business Development: Our Business Development costs decreased $60,769 to $9,249 for the three months ended June 30, 2004 from $70,018 for the three months ended June 30, 2003. This decrease was due to reducing advertising costs and less travel expense for marketing purposes.

Professional Services: Professional Services primarily consists of legal and accounting costs in addition to the cost of external administrative consultants. For the three months ended June 30, 2004, our professional services amounted to $167,261 as compared to $356,311 for the three months ended June 30, 2003, representing a decrease of $189,050 or 53.1%. This decrease was primarily the result of reduced audit and legal fees.

Occupancy and Equipment: The costs for Occupancy and Equipment for the three months ended June 30, 2004 were $202,310 a decrease of $134,431 or 39.9% compared to $336,741 for the three months ended June 30, 2003. Such costs, primarily consisting of lease costs for both office space and equipment, have decreased due to terminated leases as part of our overall cost cutting initiatives.

Depreciation and Amortization: Depreciation and Amortization decreased by $85,991 or 62.1% when comparing $52,378 for the three months ended June 30, 2004 to $138,369 for the three months ended June 30, 2003, primarily due to the disposal of assets subject to such depreciation and amortization.

Other Expenses: For the three months ended June 30, 2004, we incurred $49,428 of Other Expenses, as compared to $214,914 for the three months ended June 30, 2003. Other expenses decreased by $165,486 or 77.0% primarily due to the holders of our Series A Preferred Stock waiving rights to penalties and our overall cost cutting initiatives.

Preferred Stock Dividends: There were no Preferred Stock Dividends for the three months ended June 30, 2004, as compared to $63,000 for the three months ended June 30, 2003. On June 1, 2003, the Holders of the Preferred Stock waived their rights to dividends through May 31, 2004.

Abandonment of Leasehold Improvements: In connection with the Company's relocation of its headquarters from 40 Wall Street, New York, NY to 90 Park Avenue, New York. NY, for the three month ended June 30, 2004, the Company abandoned leasehold improvements with a net book value of $383,696 which was offset by a write-off of deferred rent incentives of $796,540, resulting in a non-recurring reduction of expenses in the amount of $412,844.

Net Loss: As a result of the foregoing factors, our Net Loss decreased by $1,064,066 comparing $3,764 for the three months ended June 30, 2004 to $1,067,830 for the three months ended June 30, 2003.

NINE MONTHS ENDED JUNE 30, 2004 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 2003

REVENUES. Total revenues for the nine months ended June 30, 2004 were $8,079,852 a decrease of 34.9%, as compared to revenues of $12,417,074 for the nine months ended June 30, 2003. Components of the decrease in revenues are as follows:

Commissions: For the nine months ended June 30, 2004, we earned commission revenues of $4,764,511 representing a $355,162 or 8.1% increase as compared to commission revenues of $4,409,349 for the corresponding period in 2003. This increase in commission revenues resulted from increased trading volumes.

Data Service Fees: Revenues from data service fees for the nine months ended June 30, 2004 were $50,939 as compared to the nine months ended June 30, 2003 of $62,336 representing a decrease of 18.3%. This decrease was due to customers moving from third party software to the Ultimate Trader software.

Revenues from Principal Transactions: Revenues from proprietary security transactions decreased by 64.4%. We earned $2,356,633 from such transactions during the nine months ended June 30, 2004 as compared to $6,624,125 for the nine months ended June 30, 2003. This $ 4,267,492 decrease in revenues resulted from reductions in proprietary trading volumes and, ultimately, the discontinuance of proprietary trading in February 2004.

Interest and Other Income: Interest and Other Income for the nine months ended June 30, 2004 was $907,769 representing a $413,495 or 31.3% decrease as compared to $1,321,264 for the nine months ended June 30, 2003.

Interest Expense: Interest expense for the nine months ended June 30, 2004 and June 30, 2003, respectively, were $857,575 and $726,223. This increase of $131,352 or 18.1% resulted from an increase in subordinated loans and company borrowings.

Net Revenues: As a result of the foregoing, for the nine months ended June 30, 2004 total net revenues were $7,222,277 compared to $11,690,851 for the nine months ended June 30, 2003, a decrease of $4,468,574 or 38.2%. Customers in the United States generated the majority of revenues and no single customer or group of customers accounted for 10% or more of our revenues.

EXPENSES. Total expenses for the nine months ended June 30, 2004 were $9,780,030, a decrease of $7,911,605 or 44.7%, compared to total expenses of $17,691,635 for the nine months ended June 30, 2003. Components of the decrease in expenses are as follows:

Commissions, Floor Brokerage and Clearing Charges: For the nine months ended June 30, 2004 and June 30, 2003 we incurred $3,508,842 and $4,213,913 of
Commissions, Floor Brokerage and Clearing Charges, respectively. This $705,071, or 16.7%, decrease in costs represents favorable cost reductions and reductions proprietary trading activity.

Employee Compensation and Related Costs: Employee Compensation and Related Costs of $3,224,087 for the nine months ended June 30, 2004 reflects a 49.0% decrease as compared to $6,326,377 incurred during the nine months ended June 30, 2003. This $3,102,290 decrease is attributable to both the reduction in the number of employees and to lower compensation paid to the proprietary trading division.

Communications: Communications expense for the nine month ended June 30, 2004 amounted to $363,115, a 64.2% decrease compared to $1,014,473 for the nine month period ended June 30, 2003. This $651,358 decrease is largely due to the consolidation of various data lines and obtaining competitive pricing with new vendors.

Business Development: Our Business Development costs decreased $109,689 to $88,579 for the nine months ended June 30, 2004 from $198,268 for the nine months ended June 30, 2003. This 55.3% decrease was due to reducing advertising costs and less travel expense for marketing purposes.

Professional Services: Professional Services primarily consists of legal and accounting costs in addition to the cost of external administrative consultants. For the nine months ended June 30, 2004, our professional services amounted to $440,832 compared to $1,371,860 for the nine months ending June 30, 2003, representing a decrease of $931,028 or 67.9%. This decrease was primarily the result of reduced audit and legal fees and a favorable settlement of an outstanding balance with former legal counsel.

Occupancy and Equipment: The costs for Occupancy and Equipment for the nine months ended June 30, 2004 were $869,290 a decrease of $952,535 or 52.3% compared to $1,821,825 for the nine months ended June 30, 2003. Such costs, primarily consisting of lease costs for both office space and equipment, have decreased due to terminated leases as part of our overall cost cutting initiatives.

Depreciation and Amortization: Depreciation and Amortization decreased by $847,297 or 77.2% when comparing $250,765 for the nine months ended June 30, 2004 to $1,098,062 for the nine months ended June 30, 2003, primarily due to the disposal of assets subject to such depreciation and amortization.

Other Expenses: For the nine months ended June 30, 2004, we incurred $423,842 of Other Expenses, as compared to $1,562,570 for the nine months ended June 30, 2003. Other expenses decreased by 72.9% or $1,138,728 primarily due to the holders of our Series A Preferred Stock waiving rights to penalties and our overall cost cutting initiatives.

Loss on Investments: For the nine months ended June 30, 2003, we incurred a loss on investment of $84,287 from the sale of stock received in connection with the sale of proprietary technology formerly owned by the Company.

Preferred Stock Dividends: For the nine months ended June 30, 2004, we did not incur any Preferred Stock Dividends, as compared to $252,000 for the nine months period ended June 30, 2003. On June 1, 2003, the Holders of the Preferred Stock waived their rights to dividends through May 31, 2004.

Abandonment of Leasehold Improvements: In connection with Company's relocation of its headquarters from 40 Wall Street, New York, NY to 90 Park Avenue, New York. NY, for the nine months ended June 30, 2004, the Company abandoned leasehold improvements with a net book value of $1,407,218 which was partially offset by a write-off of deferred rent incentives of $796,540, resulting in a net expense of $610,678.

Net Loss: As a result of the fore-mentioned factors, our Net Loss decreased by 59.1%, comparing $2,557,753 for the nine months ended June 30, 2004 to $6,252,784 for the nine months ended June 30, 2003.

FISCAL YEAR ENDED SEPTEMBER 30, 2003 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2002

Total revenues for fiscal 2003 were $15,248,882, a decrease of $10,934,406, or 41.76% as compared to revenues of $26,183,288 for fiscal 2002.

Revenues from commissions decreased by $10,210,034, or 64.21%, from $15,900,261 for fiscal 2002 to $5,690,227 for fiscal 2003 due primarily to the decrease in retail commissions from accounts obtained in the On-Site acquisition and increased competition and pricing pressure.

Data service revenues decreased by $360,648, or 77.98%, from $462,469 for fiscal 2002 to $101,821 for fiscal 2003 due to the increasing number of accounts migrating to Ultimate Trader from other licensed software providers available through our services. We charge our customers a data service fee for using other software providers and do not charge for Ultimate Trader.

Revenues from principal transactions increased by $5,314,920, or 209.74%, from $2,533,998 for fiscal 2002 to $7,848,918 for fiscal 2003, This increase is primarily due to favorable overall market conditions and an increase in the value of securities owned. Included in principal transactions for fiscal year 2002 are losses incurred by the Class B minority interest members of the LLC in the amount of $740,585.

Revenues from the sale of software income decreased by $3,908,308, or 100.00%. The sale of software was transacted in 3rd quarter of fiscal 2002.

Interest and other income decreased by $1,770,336 or 52.40%, from $3,378,252 for fiscal 2002 to $1,607,916 for fiscal 2003. This decrease is largely due to the decreased margin interest and interest earned on the accounts acquired from the On-Site transaction and interest income earned in the LLC. Also included in interest income and other income for fiscal 2002 are one-time settlements with venders. Also included in interest and other income for fiscal 2002, is a World Trade Center Business Recovery Grant of $150,000.

Interest expense decreased by $1,844,528 or 68.86%, from $2,678,712 for fiscal 2002 to $834,184 for fiscal 2003 as a result of decreased borrowings during the year. For fiscal 2002 the Company issued warrants in connection with the increased borrowings. The value of such warrants were amortized over the term of the loan as a component of interest expense. Interest expense relating to the amortization of the warrants issued in connection with the financing during the year ended September 30, 2002 was approximately $1,600,000.

Interest expense to officer - There was no related party interest for fiscal 2003 as the related notes payable were forgiven in exchange for warrants issued to the officers and former officers during fiscal 2002.

During fiscal 2003 there were no deemed dividends. During fiscal 2002, there was $3,599,414 of deemed dividends.

During fiscal 2003 we had preferred dividends of $252,000 compared to $315,000 during fiscal 2002. As of May 31, 2003, the holders of the preferred stock agreed to waive dividends until July 31, 2004.

As a result of the foregoing, net revenues decreased by $8,697,037, or 37.63%, from $23,111,735 for fiscal 2002 to $14,414,698 for fiscal 2003. Nearly all of our revenues were generated by clients in the United States and no single group of related clients accounted for 10% or more of our revenues.

Total expenses decreased by $30,509,918 or 58.78%, from $51,904,336 for fiscal 2002 to $21,394,418 for fiscal 2003.

Commissions, floor brokerage and clearing charges represent payments to our clearing and floor brokers who facilitate our clients` transactions, payments for data and software from third party venders and payouts to our non-business branch locations. These expenses decreased $6,255,452 or 51.92%, from $12,048,982 for fiscal 2002 to $5,793,530 for fiscal 2003. This is largely due to a decrease in trading activity and a decrease in online software fees.

Employment compensation and related costs decreased by $2,104,343 or 19.71%, from $10,674,346 for fiscal 2002 to $8,570,003 for fiscal 2003, primarily due to headcount reductions in administrative and management personnel. Employee compensation also decreased due to the lower trading profits generated by the Proprietary trading sales division for fiscal year 2003.

Communications expense decreased by $1,714,535 or 59.47%, from $2,882,953 for fiscal 2002 to $1,168,418 for fiscal 2003. This decrease was due to discontinuing use of our offsite back up site and canceling data lines related to the software that we had in fiscal 2002 and renegotiated new rates with our vendors. Also in June of 2002 we closed the business of Onsite LLC.

Business development costs consist of television, radio, on-line and print advertising to obtain new clients. These expenses decreased by $194,125, or 39.94%, from $485,993 for fiscal 2002 to $291,868 for fiscal 2003 as we decreased our advertising and promotional efforts due to the slowdown in overall trading volumes.

Professional fees decreased by $2,850,045 or 77.46%, from $3,679,184 for fiscal 2002 to $829,139 for fiscal 2003.This decrease was largely due to a decrease in accounting fees and legal fees associated with the On-Site acquisition, the sale of the software and the conversion of notes payable.

Occupancy and equipment costs decreased by $3,781,593 or 64.70%, from $5,845,238 for fiscal 2002 to $2,063,645 for fiscal 2003. Rent for fiscal 2003 decreased due to renegotiating our lease with our landlord and surrendering the 25th and 28th floors we had previously occupied space, the settlement and expiration of certain leases during fiscal year 2003. These leases were terminated as part of our overall cost cutting initiatives. In addition, during fiscal year 2003 many of our software maintenance and support contracts expired. The Company did not renew or replace these contracts.

Depreciation and amortization decreased by $4,637,734 or 78.68%, from $5,894,333 for fiscal 2002 to $1,256,599 for fiscal 2003 primarily due to the disposal or surrender of assets subject to such depreciation and amortization. We had sold software to an affiliate of our clearing broker and had written off intangible assets recognized as a result of the On-Site acquisition. In addition, we had surrendered leasehold improvements on the 25th floor and 28th floors at 40 Wall Street.

Other expenses decreased by $257,803 or 15.33%, from $1,681,751 for fiscal 2002 to $1,423,948 for fiscal 2003. This decrease is a reduction in general operating expenses as part of our overall cost cutting initiatives.

For fiscal 2002 we had a loss on impairment of $7,870,110 which represents the write-off of intangible assets (customer lists) obtained in the On-Site acquisition. The acquired customer base deteriorated significantly which resulted in decreases in On-site revenues and operating cash flows. This deterioration is attributable to many causes including weakening market conditions, as well as the loss and closing of branch operations, which resulted in a permanent impairment in the value of the customer base acquired. There was no loss on impairment in fiscal 2003.

Loss on investments of $84,287 for fiscal 2003 represents the loss of the value of the stock acquired from E*Trade in April 2002.

For fiscal 2002 the abandonment of leasehold improvements of $1,741,315 primarily relates to the surrender and termination of the 25th and 28th floor office leases at 40 Wall Street that occurred in August 2002. These leases were terminated as part of our overall cost cutting initiatives. In addition, we abandoned leaseholds in offices formerly used by On-Site. There was no abandonment of leasehold improvements for fiscal 2003.

Fiscal 2002 minority interest of $899,869 represents the trading losses of the Class B non-voting members of the LLC.

As a consequence of the foregoing, our operating loss before income taxes and extraordinary items decreased from $28,792,601 for fiscal 2002, to a loss of $6,979,720 for fiscal 2003.

For Fiscal 2002 we had an extraordinary loss on extinguishment of debt of $250,000 relating to the early extinguishment of the $2.5 million Senior Subordinate Demand Note that was exchanged for $2,750,000 of Preferred Stock in accordance with the Senior Subordinated Demand Note agreement.

During the year ended September 30, 2002, we had a deemed dividend to preferred stockholders for beneficial conversion and accretion of the redemption feature of $1,639,797 and $1,959,617, respectively, as well as a preferred stock dividend of $315,000. As a consequence of the foregoing, our net loss attributable to common shareholders decreased from $32,965,740 in fiscal 2002 to $7,231,720 in fiscal 2003.

FISCAL YEAR ENDED SEPTEMBER 30, 2002 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2001

Total revenues for fiscal 2002 were $26,183,288, an increase of $711,386 or 2.79% as compared to revenues of $25,471,902 for fiscal 2001.

Revenues from commissions decreased by $2,987,491, or 15.82%, from $18,887,752 for fiscal 2001 to $15,900,261 for fiscal 2002 due primarily to a decrease of UltimateTrader accounts, as well as a significant decrease in overall trading activity by on-line traders due to adverse market conditions, increased competition and pricing pressure. The decrease in Ultimate Trader commissions, net of rebates in listed equities, over the counter securities and options was $9,749,019 as compared to fiscal 2001. This decrease was partially offset by the retail accounts acquired in the On-Site acquisition and the commissions collected from the Class B Members in the LLC of $6,761,528.

Data service revenues decreased by $834,648, or 64.35%, from $1,297,117 for fiscal 2001 to $462,469 for fiscal 2002 due to the increasing number of accounts migrating to Ultimate Trader II from other licensed software providers available through our services. We charge our customers a data service fee for using other software providers and do not charge for Ultimate Trader II.

Revenues from principal transactions decreased by $662,846, or 20.73%, from $3,196,844 for fiscal 2001 to $2,533,998 for fiscal 2002, mainly as a function of lower volume of business conducted by the institutional sales division due to adverse market conditions and unusually high employee turnover in the institutional sales division. As a result of these factors, revenue from our institutional sales division decreased $1,577,372 from the previous year. Included in principle transactions for fiscal year 2002 are losses incurred by the Class B minority interest members of the LLC of $740,585. These decreases were partially offset by an increase in trading profits from the proprietary trading division of $1,655,111.

Interest and other income increased from $2,084,009 for fiscal 2001 to $3,378,252 for fiscal 2002. This increase is largely due to the increased margin interest and interest earned on the additional accounts acquired from the On-Site retail accounts and interest income earned in the LLC. Also included in interest income and other income for fiscal 2002 are one-time settlements with venders of $507,472 and a World Trade Center Business Recovery Grant of $150,000.

Interest expense increased from $852,967 for fiscal 2001 to $ 2,678,712 for fiscal 2002 as a result of increased borrowings during the year. The Company issued warrants in connection with the borrowings. The value of such warrants were amortized over the term of the loan as a component of interest expense. Interest expense relating to the amortization of the warrants issued in connection of the financing during the year ended September 30, 2002 was approximately $1,600,000.

Interest expense - related party decreased by $5,276 or 1.33% from $398,117 for fiscal 2001 to $392,841 for fiscal 2002.

As a result of the foregoing, net revenues decreased by $1,109,083, or 4.58%, from $24,220,818 for fiscal 2001 to $23,111,735 for fiscal 2002. Nearly all of our revenues were generated by clients in the United States and no single group of related clients accounted for 10% or more of our revenues.

Total expenses increased by $6,688,041 or 14.79%, from $45,216,295 for fiscal 2001 to $51,904,336 for fiscal 2002.

Commissions, floor brokerage and clearing charges represent payments to our clearing and floor brokers who facilitate our clients` transactions, payments for data and software from third party venders and payouts to our non-business branch locations. These expenses increased $1,467,762 or 13.97%, from $10,572,220 for fiscal 2001 to $12,048,982 for fiscal 2002. This increase is largely due to the acquisition of the On-Site accounts with a lower gross margin than our historical online client business. This increase was partially offset by our lower volumes in our institutional sales division. In addition, our online software licenses fees and data services fees decreased.

Employment compensation and related costs decreased by $2,012,269 or 15.86%, from $12,686,615 for fiscal 2001 to $10,674,346 for fiscal 2002, primarily due to headcount reductions in administrative and management personnel. Employee compensation also decreased due to the lower trading profits generated by the institutional sales division for fiscal year 2002.

Communications expense increased by $672,897 or 30.45%, from $2,210,056 for fiscal 2001 to $2,882,953 for fiscal 2002. This increase was due to the adding of a back up site as well as the increased data and communication costs relating to the On-Site branch locations.

Business development costs consist of television, radio, on-line and print advertising to obtain new clients. These expenses decreased by $1,859,703, or 79.28%, from $2,345,696 for fiscal 2001 to $485,993 for fiscal 2002 as we decreased our planned advertising and promotional efforts.

Professional fees decreased from $3,698,724 for fiscal 2001 to $3,679,184 for fiscal 2002. Accounting and legal fees increased $2,194,569. The increase in accounting fees relates to the due diligence and the additional work relating to the On-Site acquisition. Legal fees increased largely due to the On-site acquisition, the issuance of Series A Preferred Stock, the software licensing agreement with E*Trade and the sale of the software to our clearing broker. In addition, legal costs were incurred for the settling of vendor claims. This increase in legal and accounting fees was offset by a decrease in consulting fees of $2,214,109 from fiscal year 2001, primarily as a result of our sale of software, as external software consultants were no longer utilized to develop and maintain such software.

Occupancy and equipment costs decreased by $464,759 or 7.37%, from $6,309,997 for fiscal 2001 to $5,845,238 for fiscal 2002. Rent for the year increased $494,916 largely due to the acquisition of the On-Site offices in Great Neck, New York and Boca Raton, Florida. The office rent increase was largely offset by a $470,787 decrease relating to the settlement with certain leasing companies and the expiration of some leases during fiscal year 2002. In addition, during fiscal year 2002 many of the Company`s software maintenance and support contracts expired resulting in a decrease of $488,888 from the previous year.

Depreciation and amortization increased by $394,411 or 7.17%, from $5,499,922 for fiscal 2001 to $5,894,333 for fiscal 2002. This increase is largely due to the amortization of the intangibles relating the On-site acquisition of $715,000 net of a decrease in amortization of capitalized software due to the sale of the software of approximately $540,000. Other expenses increased by $492,300 or 41.39%, from $1,189,451 for fiscal 2001 to $1,681,751 for fiscal 2002 due to the
2% penalty of approximately $311,000 for not filing a registration statement in accordance with the Preferred Stock agreement.

Loss on impairment of $7,870,110 represents the write off of intangible assets (customer lists) obtained in the On-Site acquisition. The acquired customer base deteriorated significantly which resulted in decreases in On-site revenues and operating cash flows. This deterioration is attributable to many causes including weakening market conditions, as well as the loss and closing of branch operations, which resulted in a permanent impairment in the value of the customer base acquired.

The abandonment of leasehold improvements of $1,741,315 primarily relates to the surrender and termination of the 25th and 28th floor office leases at 40 Wall Street that occurred in August 2002. These leases were terminated as part of our overall cost cutting initiatives. In addition, we abandoned leaseholds in offices formerly used by On-Site.

Minority interest of $899,869 represents the trading losses of the Class Bnon-voting members of the LLC.

As a consequence of the foregoing, our operating loss before income taxes and extraordinary items increased from $20,995,477 for fiscal 2001, to a loss of $28,792,601 for fiscal 2002.

The income tax provision (for minimum taxes) decreased from $28,697 for fiscal 2001 to $8,725 for fiscal 2002.

We had an extraordinary loss on extinguishment of debt of $250,000 relating to the early extinguishment of the $2.5 million Senior Subordinate Demand Note that was exchanged for $2,750,000 of Preferred Stock in accordance with the Senior Subordinated Demand Note agreement.

During the year ended September 30, 2002, we had a deemed dividend to preferred stockholders for beneficial conversion and accretion of the redemption feature of $1,639,797 and $1,959,617 respectively as well as a preferred stock dividend of $315,000. As a consequence of the foregoing, our net loss increased from $21,024,174 in fiscal year ended 2001 to $32,965,740 in fiscal year ended 2002.

GOING CONCERN

As indicated by the accompanying unaudited condensed consolidated financial statements, the Company has significant deficits in both working capital and stockholders' equity. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIQUIDITY AND CAPITAL RESOURCES

Cash utilized in operating activities during the nine months ended June 30, 2004 was $658,069, as compared to cash provided by operating activities of $34,540 for the nine months ended June 30, 2003. Cash was principally used to fund the net loss of $2,557,753, net of non-cash items including depreciation and amortization of $250,765, abandonment of leasehold improvements of $1,407,218, debt discount in connection with issuance of warrants of $136,862, financing charge in connection with common stock issued with notes payable of $87,500, minority interest applicable to LLC Class B member of $32,950 write-off of deferred rent incentives of $796,540 and non-cash compensation/service costs of $13,996. In addition, cash was provided by decreases in receivable from clearing brokers of $45,992, securities owned of $1,309,145, loans receivable from related party of $14,500, and security deposits of $30,000 and an increase in accounts payable and accrued liabilities of $1,100,790. Cash was used by a decrease in other assets of $41,817 and increases in payable to clearing broker of $1,597,767, securities sold, not yet purchased of $28,010.

Cash provided by financing activities was $928,852 during the nine months ended June 30, 2004 compared to cash used in the amount of $235,038 during the nine months ended June 30, 2003. Cash provided by financing activities during the nine months ended June 30, 2004, principally consisted of proceeds from notes payable of $2,338,620 and proceeds from secured demand note receivable of $585,232 offset by repayments of notes payable of $125,000, notes payable - other of $1,825,000 and capital distribution to LLC Class B members of $45,000.

We have continued to lower expenses by reducing headcount and eliminating other non-essential expenses through its cost-cutting initiatives.

For the year ended September 30, 2003, we incurred consolidated losses of approximately $7.0 million and used cash in our operating activities of nearly $1.5 million. These losses and use of cash are in addition to the approximately $50.1 million of losses and $24.1 million of cash used in operating activities during the two years ending September 30, 2002. The market conditions during fiscal 2003 were very challenging for brokerage firms such as us as well as for the brokerage industry in general. Trading volume decreased significantly, we lost customers in our core direct access business and increased competition put pricing and margin pressures on us.

To respond to our liquidity and capital resource needs, we took a variety of steps to offset the cash used in operating activities. Such steps included cost cutting initiatives, the pursuit of additional revenue producing activities, and the raising of funds or reduction of operating liabilities through sale of assets and the issuance of debt and equity securities.

Our cost cutting initiatives included reductions in workforce, reductions in capital expenditures, and renegotiating clearing corporation agreements at more favorable rates. We pursued more traditional lines of business including attracting active traders and hedge funds. However, in order to expand our business, respond to competitive pressures and expand into additional products and services, we needed to raise additional funds through the issuance of debt. When funds are raised through the issuance of equity securities or financial instruments that are convertible into equity securities, our existing shareholders may experience dilution in their ownership percentage or book value. In addition, such securities may have rights, preferences and privileges senior to those of the holders of our common stock. There can be no assurances that the additional financing will be available when needed and on terms satisfactory to us.

We may not be able to receive distributions from our regulated broker-dealer subsidiaries due to capital withdrawal restrictions placed on the regulated entities by the SEC`s Uniform Net Capital rule.

Cash used in operating activities during fiscal 2003 was $1,500,482. We had a net loss of $6,979,720, which was largely offset by decreases in restricted cash of $292,565, receivables from clearing brokers of $805,032, and securities owned of $836,327. Offsets to cash used in operating activities include the increases in accounts payable and accrued liabilities of $855,573, payable to clearing broker of $1,597,767 and securities sold not yet purchased of $28,010. Other offsets include a decrease in leasehold obligations of $1,019,148 and non-cash items including depreciation and amortization of $1,256,599, forgiveness of penalties on preferred stock of $759,107, the issuance of warrants of $136,862 and amortization of options costs of $18,667.

Cash used in investing activities was $64,950 during fiscal 2003. The most significant uses of cash used in investing activities were purchases of property and equipment.

Cash provided by financing activities was $1,392,962 during fiscal 2003. Cash provided by financing activities during fiscal 2003 consisted primarily of net proceeds from the secured demand note of $1,798,000 offset by net payments of notes payable of $200,000 and distributions to the Class B members of the LLC of $205,038.

In 2002, cash used by operating activities during fiscal 2002 was $8,278,756. We had a net loss of $29,051,326 and a decrease in securities sold not yet purchased of $3,731,128 which was largely offset by a decreases in receivables from clearing brokers of $1,178,045, securities owned of $2,748,940 and securities deposits of $1,312,479. Other offsets include non-cash items including depreciation and amortization of $5,894,333, loss on impairment of intangibles of $7,870,110, loss on disposal of leasehold improvements of $1,741,315 and the issuance of warrants of $1,390,569.

Cash provided by investing activities was $4,138,384 during fiscal 2002. The most significant sources of cash provided by investing activities was the proceeds from the sale of the software.

Cash provided by financing activities was $3,846,085 during fiscal 2002. Cash provided by financing activities during fiscal 2002 consisted primarily of proceeds from the sale of Preferred Stock of $3,324,291, loans from officers of $900,000, and notes payable of $187,884. In addition, we had capital contributions from and distributions to, the Class B members of the LLC of $446,307 and $1,012,397, respectively.

RECENT ACCOUNTING DEVELOPMENTS

In January 2003, as revised in December 2003, the FASB issued Interpretation No. 46 ("FIN46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after March 15, 2004. Management does not believe that the adoption of this pronouncement will have a material effect on our financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of the SFAS
133. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after September 30, 2003, with certain exceptions, and (2) for hedging relationships designated after September 30, 2003. The guidance is to be applied prospectively. Management does not believe that the adoption of any of this pronouncement will have a material effect on our financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: 1) mandatorily redeemable financial instruments, 2) obligations to repurchase the issuer's equity shares by transferring assets, and 3) obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We adopted the above pronouncement during the year and there was no material effect on our consolidated financial statements.

OFF BALANCE SHEET ARRANGEMENTS

Leases

During the year ended September 30, 2003, we had off balance sheet arrangements related to our lease obligations. We are obligated under such lease arrangements for $5,544,898 through 2009.

Clearing Agreements

Pursuant to clearance arrangements, the clearing and depository operations for us and our customers' securities transactions are provided by two clearing broker-dealers. We earn commissions as an introducing broker for the transactions of our customers. In the normal course of business, our customer activities involve the execution and settlement of various customer securities transactions. These activities may expose us to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and we have to purchase or sell the security underlying the contract at a loss.

Our customer securities are transacted on either a cash or margin basis. In margin transactions, the clearing broker extends the credit to our customer, subject to various regulatory margin requirements, collateralized by cash and securities in the customers' accounts. However, we are required to contact the customer and to either obtain additional collateral or to sell the customer's position if such collateral is not forthcoming. We are responsible for any losses on such margin loans, and has agreed to indemnify its clearing brokers for losses that the clearing brokers may sustain from the customer account introduced by us.

CRITICAL ACCOUNTING POLICIES AND PROCEDURES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities (see Note 2 to the consolidated financial statements). We believe that of our significant accounting policies (see Note 2 to the consolidated financial statements), the following may involve a higher degree of judgment on our part and complexity of reporting.

ACCOUNTS RECEIVABLE

Accounts receivable consist primarily of amounts due to us from our normal business activities. We maintain an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected accounts.

Securities Transactions, Revenue, and Related Expenses

Securities transactions and related revenue and expenses, including commissions, revenues and expenses, are recorded on trade date basis. Data service revenues are recorded as the services are provided.

NET OPERATING LOSS CARRYFORWARDS

Our net operating loss carryforwards are scheduled to expire beginning in the year 2013. The issuance of additional equity securities, together with our recent financing and public offering, could be deemed to result in an ownership change and thus could limit our use of our net operating losses. If we achieve profitable operations, any significant limitation on the utilization of our net operating losses would have the effect of increasing our tax liability and reducing net income and available cash reserves.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the period for which the deferred tax assets are deductible, management believes it is more likely than not that we will not realize the benefits of these deductible differences.

RELEVANT ACCOUNTING STANDARDS

In January 2003, as revised in December 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after March 15, 2004. The adoption of this pronouncement did not have a material effect on our financial statements.

              Certain Relationships and Related Party Transactions

On September 1, 2004 we issued 100,000 stock options with an exercise price of $.30 per share to Worth Consulting LLC pursuant to our September 1, 2003 Consulting Agreement with Worth Consulting LLC.

On July 29, 2004 we issued 1,300,000 stock options with an exercise price of $.20 per share to each of Robert Malin, Worth Consulting LLC, a company owned by Michael Picone, and Pamela Luteran, the wife of Steven Malin, as retention incentives and in consideration of services rendered.

On June 3, 2004 we issued an aggregate of 1,682,798 common stock purchase warrants to Penson Worldwide, Inc. in exchange for Preferred Stock of the Company. 1,000,000 of these warrants have an exercise price of $.19 per share and 682,798 of these warrants have an exercise price of $.01 per share.

On June 3, 2004 we issued 1,968,014; 1,172,431; and 139,578 common stock purchase warrants to DMG Legacy International Ltd., DMG Legacy Institutional Fund LLC and DMG Legacy Fund LLC, respectively, in exchange for Preferred Stock of the Company. All of the warrants have an exercise price of $.01 per share.

On September 1, 2003 we entered into a renewable one year consulting agreement with Worth Consulting LLC, a company owned by Michael Picone which was renewed for an additional one year term effective September 1, 2004. Pursuant to the consulting agreement, Worth Consulting LLC provides us with general financial and operating services on a continual and regular basis. In consideration of the consulting services, we agreed to pay Worth Consulting LLC annual compensation of $250,000, and 100,000 fully vested stock options with an exercise price of $.30 per share each year the agreement is in effect, with the first issuance due on September 1, 2004. The compensation payable to Worth Consulting LLC under the agreement is subject to periodic review but under no circumstances can the annual compensation be reduced below $250,000 per year.

On August 31, 2003 we issued 500,000 stock options with an exercise price of $.35 per share to Michael Picone pursuant to the Termination of Employment Agreement and General Release related to his 2002 employment agreement.

On December 2, 2002 we entered into a 4 year employment agreement with Michael Picone to serve as an executive officer. The agreement provided for an initial annual base salary of $175,000, a guaranteed annual bonus of $25,000 and participation in a bonus pool with other members of senior management. It further provided for the issuance of 500,000 stock options with an exercise price of $.35 per share. Effective August 31, 2003 the employment agreement was terminated pursuant to a Termination of Employment Agreement and General Release.

On September 9, 2002 we entered into a 3 year employment agreement with Steven Malin to serve as an executive officer. The agreement contains renewal provisions and provides for an initial base salary of $150,000 per annum. It also provides for the issuance of 800,000 stock options and performance based bonus payments.

On September 9, 2002 we entered into a 3 year employment agreement with Robert Malin to serve as an executive officer. The agreement contains renewal provisions and provides for an initial base salary of $200,000 per annum. It also provides for the issuance of 1,300,000 stock options and performance based bonus payments.

On September 9, 2002 we issued 800,000 and 500,000 stock options with an exercise price of $.10 per share to Robert Malin and Steven Malin, respectively, in consideration of their September 9, 2002 employment agreements.

In September 2002, in consideration of the forgiveness of notes payable to Anthony Huston, Linda Malin and Eric Steinberg, former officers of ours, aggregating $2,400,000, we issued warrants to purchase 1,479,486 and 923,145 shares of common stock, exercisable at $0 and $1.80 per share, respectively. The warrants expire in September 2007.

In April 2002, $2,150,000 of notes payable to officers were assigned to Penson Financial Services, Inc. ("Penson"). Interest was payable on these notes at a rate of 10% per annum and the notes matured through March 2003. In July 2002, these amounts were subsequently forgiven as part of the sale of our proprietary software programs (the "Software") and related intellectual property, to Integrated Trading Solutions, Inc. ("Integrated"), an affiliate of Penson, pursuant to an Asset Purchase Agreement dated July 31, 2002 (the "Agreement"). Pursuant to the Agreement, we sold to Integrated, and Integrated purchased and assumed from us all of the Software, certain related intellectual property and contract rights and certain other assets in exchange for the following consideration:

      o     an immediate reduction of $3,418,015 of debt owed by us to Penson;
      o a contingent reduction of additional debt owed by us to Penson of up to $2,150,994 on the earlier of: (a) the date that Penson receives no less than $5,000,000 in revenues under its clearing agreement with us (provided that such revenues are received during the thirty-six months after the closing date of the Agreement), or (b) in the event that we raise at least $4,000,000 in new equity capital, which may include forgiveness of various types of debt;
      o the assumption of certain additional identified and to be identified liabilities of ours by Integrated;
      o the granting of a license by Integrated to us that allows us to utilize the Software at favorable rates. The license also provides for us to receive a percentage of future royalties from the licensing of the Software; and
      o     an amendment to our clearing agreement with Penson.

On March 27, 2002 we issued 1,000,000 common stock purchase warrants to Penson Worldwide, Inc. with an exercise price of $.01 per share in consideration of the reduction of the $3,418,015 of debt then owed by us to Penson Worldwide, Inc.

On October 31, 2001 we issued 25,000 stock options with an exercise price of $2.8984 to Gary Mednick in consideration of his October 1, 2001 employment agreement.

Effective October 1, 2001 we entered into a 2 year employment agreement with Gary Mednick, which was to extend to a 3 year agreement under certain circumstances, to serve as our Executive Vice President - Business Development. The agreement provided for a base salary of $250,000 and guaranteed, one time, bonus compensation of $50,000 which could, under certain circumstances, increase to $100,000. It further provided for stock option grant eligibility including a guaranteed issuance of 25,000 stock options. The employment agreement terminated September 30, 2003. Since October 1, 2003 we have employed Mr. Mednick under a verbal month to month arrangement under which we pay him $250,000 annually.

During the period August 20, 2001 through June 3, 2004 we issued an aggregate of 2,993,919 common stock purchase warrants to SDS Merchant Fund, L.P. in consideration of their purchase of shares of our Preferred Stock and the subsequent exchange of the Preferred Stock for these warrants. 2,682,400 of these warrants have an exercise price of $.01 per share. The balance of the warrants were cancelled in connection with the exchange of the Preferred Stock.

The amount of consideration received by us from Integrated was determined through arms-length negotiations between the parties. In addition, prior to consummating the transaction, we obtained fairness and valuation opinions from Appleby Capital, Inc., which opinions stated that the consideration received by us was fair from a financial point of view, and that the fair market value of the assets being sold, immediately prior to the sale, were not more than $3,400,000.

We believe that prior transactions with our officers, directors and principal stockholders were on terms that were no less favorable than we could have obtained from unaffiliated third parties. All future transactions, including loans and advances, between us and our officers, directors and stockholders beneficially owning 5% or more of our outstanding voting securities, or their affiliates, will be for bona fide business purposes and on terms not less favorable to us than we could have obtained in arm's length transactions from unaffiliated third parties.

            Market for Common Equity and Related Stockholder Matters

Market Information

We currently have authorized capital stock consisting of 50,000,000 common shares, $.001 par value, of which 20,462,138 shares are issued and outstanding and 1,000,000 preferred shares, $.01 par value of which none are issued and outstanding. 690 of the preferred shares have been designated as Series A Redeemable Convertible Preferred Stock.

From August 21, 2002 until October 12, 2004 when our common stock returned to trading on Over-the-Counter Bulletin Board, our common stock traded on the pink sheets under the symbol ABWG. From April 4, 2002 through August 20, 2002 our common stock was traded on the Over-The-Counter Bulletin Board under the same symbol. From April 23, 1999 until May 19, 2000 our common stock also traded on the Boston Stock Exchange. From April 11, 2000 through April 3, 2002 our common stock traded on the NASDAQ National Market. From April 23, 1999 until April 11, 2000 our common stock traded on the NADSAQ Small Cap Market. Our common stock traded under the symbol IFSX from April 23, 1999 until September 1, 1999 when it was changed to ABWG in conjunction with our name change from Internet Financial Services, Inc. to A.B. Watley Group Inc.

The following table sets forth the range of high and low sales prices for our common stock for our last three completed fiscal years.

             Fiscal 2004:               High               Low
         --------------------      -------------      ---------------

          10/1/03 - 12/31/03           $0.35              $0.15
          1/01/04 - 3/31/04            $0.37              $0.18
          4/01/04 - 6/30/04            $0.35              $0.19
          7/01/04 - 9/30/04            $0.27              $0.16

             Fiscal 2003:               High               Low
         --------------------      -------------      ---------------

          10/1/02 - 12/31/02           $0.75              $0.10
          1/01/03 - 3/31/03            $0.65              $0.35
          4/01/03 - 6/30/03            $0.50              $0.25
          7/01/03 - 9/30/03            $0.72              $0.35

             Fiscal 2002:               High               Low
         --------------------      -------------      ---------------
          10/1/01 - 12/31/01           $4.85              $2.00
          1/01/02 - 3/31/02            $2.25              $0.66
          4/01/02 - 6/30/02            $1.15              $0.06
          7/01/02 - 9/30/02            $0.45              $0.10

The number of record holders, exclusive of holders for whom shares are being held in the name of brokerage houses and clearing agencies, of our common stock was 107 on September 1, 2004.

We have never paid cash dividends on our common stock. We do not expect to declare or pay any dividends on our common stock in the foreseeable future, but instead intend to retain all earnings, if any, to invest in our operations. The payment of future dividends is within the discretion of our board of directors and will depend upon our future earnings, our capital requirements, financial condition and other relevant factors.

Securities Authorized for Issuance Under Equity Compensation Plans

We granted options to purchase shares of our common stock to our employees, officers, directors and consultants. The following table summarizes information regarding our stock option plans as of November 8, 2004.

------------------------------- ---------------------------- ---------------------------- ----------------------------
Plan category                   Number of shares to be       Weighted-average exercise    Number of options
                                issued upon exercise of      price of outstanding         remaining available for
                                outstanding options          options                      future issuance under
                                                                                          equity compensation plans
                                                                                          (excluding securities
                                                                                          reflected in column
                                (a)                          (b)                          (a))
                                                                                          (c)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans       2,035,250(1)                 $.36                         3,220,977(3)
approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans not   4,875,000(2)                 $.20                         1,625,000
approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total                           6,910,250                                                 4,845,977
------------------------------- ---------------------------- ---------------------------- ----------------------------

      (1) Includes 35,250 shares underlying 35,250 options issued under the 2000 Stock Option Plan and 2,000,000 shares underlying 2,000,000 options issued under the 2003 Stock Option Plan.
      (2) Represents shares issuable upon exercise of 4,875,000 options issued under the 2004 Stock Option Plan. Excludes 2,600,000 options to purchase 2,600,000 shares issued outside of equity compensation plans.
      (3)   Represents 331,500; 536,527; 788,200; and 1,564,750 options remaining available for future issuance under the 1997, 1998, 1999 and 2000 Stock Option Plans, respectively.

STOCK OPTION PLANS

1997, 1998 and 1999 Stock Option Plans

On January 27, 1997, our board of directors and stockholders adopted our 1997 Stock Option Plan, on March 16, 1998, our board of directors and stockholders adopted our 1998 Stock Option Plan and on November 1, 1999 and March 14, 2000, our board of directors and stockholders, respectively, adopted our 1999 Stock Option Plan. We reserved 400,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1997 stock option plan and 800,000 shares of common stock for issuance upon exercise of options granted from time to time under each of the 1998 and 1999 stock option plans. The 1997, 1998 and 1999 Stock Option Plans are intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

Under each of the stock option plans we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. Each of the 1997, 1998 and 1999 Stock Option Plans are presently administered directly by our board of directors. The 1997 Stock Option Plan may be administered by a committee appointed by our board, consisting of from one to three directors.

Subject to the provisions of each of the stock option plans, either the board or the committee, if applicable, will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under each of the stock option plans may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options shall be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted; provided that incentive stock options granted to a 10% holder of our voting stock shall be exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options are set by the board or the committee, in its discretion. The exercise price of options granted under each of these plans may be payable in cash or, with the approval of the board or the committee, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options granted under each of the plans will be subject to restrictions on sale or transfer.

As of November 8, 2004, we have issued options to purchase an aggregate of 2,233,950 shares of common stock under our 1997, 1998, and 1999 Stock Options Plans at an exercise price ranging from $.10 to $21.50 per share. All of such issuances involved grants of non-qualified stock options. 271,300 options were issued under the 1997 Stock Option Plan, 68,500 of which were exercised and 202,800 of which were forfeited. 794,650 options were issued under the 1998 Stock Option Plan, 263,473 of which were exercised and 531,177 of which were forfeited. 540,500 options were issued under the 1999 Stock Option Plan, 11,800 of which were exercised and 528,700 of which were forfeited.

2000 Stock Option Plan

On October 24, 2000 and July 17, 2001, our board of directors, and stockholders, respectively, adopted our 2000 Stock Option Plan. We have reserved 1,600,000 shares of common stock for issuance upon exercise of options granted from time to time under the 2000 Stock Option Plan. The 2000 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

Under the 2000 Stock Option Plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 2000 Stock Option Plan is administered directly by our board of directors.

Subject to the provisions of the 2000 Stock Option Plan, the board determines who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the 2000 Stock Option Plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options is equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted; provided that incentive stock options granted to a 10% holder of our voting stock shall be exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options is set by the board, in its discretion. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options granted under the 2000 Stock Option Plan are subject to restrictions on sale or transfer.

As of November 8, 2004 we have issued options to purchase an aggregate of 627,500 shares of common stock under our 2000 Stock Option Plan at exercise prices ranging from $6.00 to $12.23. All of such issuances involved grants of non-qualified stock options. None of the issued options have been exercised and 592,250 of these options have been forfeited.

2003 Stock Option Plan

Our board of directors and stockholders have approved the 2003 Employee Stock Option Plan (the "2003 Plan") and authorized 2,000,000 shares of common stock for issuance thereunder. The following is a summary of principal features of the 2003 Plan.

General

Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.

The 2003 Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 2003 Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Purpose

The primary purpose of the 2003 Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees.

Administration

The 2003 Plan is administered by our board of directors, as the board of directors may be composed from time to time. Notwithstanding the foregoing, the board of directors may at any time, or from time to time, appoint a committee of at least two members of the board of directors, and delegate to the committee the authority of the board of directors to administer the 2003 Plan.

Members of the board of directors who are eligible employees are permitted to participate in the 2003 Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2003 Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2003 Plan. In the event that any member of the board of directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the 2003 Plan shall not be administered by the board of directors, and may only by administered by a committee, all the members of which are disinterested persons, as so defined.

Eligibility

Under the 2003 Plan, options may be granted to our key employees, officers, directors or consultants, as provided in the 2003 Plan.

Terms of Options

The terms of each option granted under the 2003 Plan are contained in stock option agreements between us and the optionee and such terms are determined by the board of directors consistent with the provisions of the 2003 Plan, including the following:

PURCHASE PRICE. The purchase price of the common shares subject to each ISO shall not be less than the fair market value (as set forth in the 2003 Option
Plan), or in the case of the grant of an ISO to a principal stockholder, not less that 110% of fair market value of such common shares at the time such Option is granted. The purchase price of the common shares subject to each Non-ISO is determined at the time such Option is granted, but in no case less than 85% of the fair market value of such common shares at the time such option is granted.

VESTING. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, are fixed by the board of directors, in its discretion, at the time such option is granted.

EXPIRATION. The expiration of each option is fixed by the board of directors, in its discretion, at the time such option is granted; however, unless otherwise determined by the board of directors at the time such option is granted, an option is exercisable for ten (10) years after the date on which it was granted. Each option is subject to earlier termination as expressly provided in the 2003 Plan or as determined by the board of directors, in its discretion, at the time such option is granted.

TRANSFERABILITY. No option is transferable, except by will or the laws of descent and distribution, and any option may be exercised during the lifetime of the optionee only by him. No option granted under the 2003 Plan is subject to execution, attachment or other process.

OPTION ADJUSTMENTS. The aggregate number and class of shares as to which options may be granted under the 2003 Plan, the number and class shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, are each proportionately adjusted for any increase or decrease in the number of issued common shares resulting from split-up spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2003 Plan, any option granted hereunder shall terminate in the event we engage in a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation. However, the optionee shall have the right immediately prior to any such transaction to exercise his option in whole or in part notwithstanding any otherwise applicable vesting requirements.

TERMINATION, MODIFICATION AND AMENDMENT. The 2003 Option Plan (but not options previously granted under the Plan) terminates ten (10) years from the earlier of the date of its adoption by the board of directors or the date on which the 2003 Plan was approved by the affirmative vote of the holders of a majority of our outstanding shares of capital stock entitled to vote thereon, and no option shall be granted after termination of the Plan. Subject to certain restrictions, the 2003 Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

As of November 8, 2004 we have issued options to purchase an aggregate of 2,000,000 shares of our common stock under our 2003 Stock Option Plan, each with an exercise price of $.20 per share. All of such issuances involved grants of non-qualified stock options. 1,000,000 of these options have vested but none of them have been exercised.

2004 Stock Option Plan

On July 29, 2004 our board of directors adopted our 2004 Non-Statutory Stock Option Plan (the "2004 Plan"). We are authorized to issue up to 6,500,000 options under the 2004 Plan and have received a like number of shares of common stock for issuance upon exercise of options issuable under the 2004 Plan. Eligible participants under the 2004 Plan include employees, non-employee directors, consultants and advisors. The 2004 Plan is presently administered by our board of directors but may, in the future, be administered by a committee formed for that purpose. Each option granted under the 2004 Plan is evidenced by a stock option agreement which specifies, among other things, the number of shares of common stock as to which any option is granted, the period during which the option is exercisable and the option price per share. As of November 8, 2004 we have issued an aggregate of 4,875,000 stock options under the 2004 Plan to purchase a like number of shares of our common stock, 4,775,000 of which have an exercise price of $.20 per share and 100,000 of which have an exercise price of $.30 per share.

Other Option Issuances

During the period September 9, 2002 through August 31, 2003 we issued an aggregate of 2,600,000 non-statutory options to three persons outside of any of our stock option plans. All of the options have a ten year term. 2,100,000 of the options have an exercise price of $.10 per share and 500,000 of the options have an exercise price of $.35 per share.

                  Changes In and Disagreements With Accountants
                     on Accounting and Financial Disclosure

On July 26, 2002, Ernst & Young LLP informed us that it would no longer serve as our Independent Registered Public Accounting Firm, and submitted its letter of resignation to us. The audit reports of Ernst & Young on our consolidated financial statements as of and for the fiscal years ended September 30, 2001 and September 30, 2000, respectively, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our two fiscal years ended September 30, 2001, and 2000, respectively, and subsequent interim periods through the date of Ernst & Young's resignation described above, there were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements for such years. In a letter to our Board of Directors, Ernst & Young stated: "We believe the Company's Finance and Accounting department has insufficient resources and expertise to ensure timely and accurate filing of requisite financial and regulatory information." We believe that we are addressing those concerns by addressed these concerns by hiring a consultant as interim Chief Financial Officer and are taking additional steps to ensure timely filings in the future.

On October 8, 2002, we filed an amendment to our Current Report on Form 8-K relating to the resignation of Ernst & Young as our Independent Registered Public Accouting Firm for the purpose of including a letter, dated August 5, 2002, from Ernst & Young to the Securities Exchange Commission pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended.

On August 28, 2002, we engaged Israeloff, Trattner & Co. P.C. ("Israeloff") as our Independent Registered Public Accounting Firm. On October 10, 2002, Israeloff resigned as our Independent Registered Public Accounting Firm.

Israeloff did not issue a report on our financial statements during our two most recent fiscal years and any subsequent interim period and, therefore, no report contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principle. Furthermore, during the two most recent fiscal years and any subsequent interim period, there were no disagreements with Israeloff within the meaning of Instruction 4 to Item 304 of Regulation S-B under the Securities Exchange Act of 1934 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Israeloff, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement in connection with any report they might have issued.

On October 21, 2002, we engaged Marcum & Kliegman LLP as our Independent Registered Public Accounting Firm. Prior to such appointment, we had no discussions with Marcum & Kliegman LLP on any matter, including but not limited to:

      o the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or
      o any matter that was either the subject matter of a disagreement or a reportable event.

                    Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission at 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 with respect to us and the securities offered hereby. Reference is made to the registration statement and the exhibits filed as part of the registration statement, which may be examined without charge at the public reference facilities maintained by the commission at 450 Fifth Street N.W., Washington, D.C. 20549. Prospective investors may direct questions to the officers of the Company with respect to the offering and may obtain additional information from our SEC filings including our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and our current reports on Form 8K. Prospective investors may direct questions to our officers with respect to the offering or our business and may obtain additional information, to the extent we possess such information or can acquire it without unreasonable effort or expense, as may be necessary to verify the accuracy of the information furnished in this prospectus. Any document relating to us in our possession or which may be obtained by us without unreasonable effort, may be inspected at our offices by any prospective investor or his advisor upon advance notice.

                                                  A.B. WATLEY GROUP INC.
                                                   Financial Statements

Report of Independent Registered Public Accounting Firm - Marcum & Kleigman LLP ...............................F-1

Consolidated Statement of Financial Condition (audited) as of
  September 30, 2003...........................................................................................F-2

Consolidated Statements of Operations (audited) for the
  Years ended September 30, 2003 and 2002......................................................................F-3

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
  (audited) for the years ended September 30, 2003 and 2002....................................................F-4

Consolidated Statements of Cash Flows (audited) for the years ended
  September 30, 2003 and 2002..................................................................................F-5

Note to Consolidated Financial Statements (audited)............................................................F-7

Consolidated Statements of Financial Condition as of
  June 30, 2004 (unaudited) and September 30, 2003 (audited)..................................................F-25

Consolidated Statements of Operations (unaudited) for the
  three and nine months ended June 30, 2004 and 2003..........................................................F-26

Consolidated Statements of Cash Flows (unaudited) for the
  three and nine months ended June 30, 2004 and 2003..........................................................F-27

Note to Consolidated Financial Statements (unaudited).........................................................F-28

             Report of Independent Registered Public Accounting Firm

                          ----------------------------

The Board of Directors and Stockholders of A.B. Watley Group Inc.

We have audited the accompanying consolidated statement of financial condition of A.B. Watley Group Inc. as of September 30, 2003, and the related consolidated statements of operations, changes in stockholders` equity (deficit), and cash flows for the years ended September 30, 2003 and September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A.B. Watley Group Inc. as of September 30, 2003, and the results of its operations and its cash flows for the years ended September 30, 2003 and September 30, 2002, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            /s/ Marcum & Kliegman LLP

New York, New York
May 3, 2004

                             A.B. Watley Group Inc.

                 Consolidated Statement of Financial Condition

                                                                                         September 30,
                                                                                                 2003
                                                                                         ------------
Assets:

Cash and cash equivalents                                                                $     41,296
Restricted cash                                                                                    --
Receivables from clearing brokers                                                             223,556
Securities owned at market value                                                            1,309,145
Property and equipment, net of accumulated depreciation
         of $6,574,033 and $5,317,434                                                       1,698,062
Loans receivable from related party                                                           272,727
Secured demand note                                                                         3,202,000
Security deposits                                                                             175,000
Other assets                                                                                   19,894
                                                                                         ------------
Total Assets                                                                             $  6,941,680
                                                                                         ============
Liabilities and Stockholders` Deficit:
Accounts payable and accrued liabilities                                                    9,769,760
Accrued liabilities to LLC Class B Members                                                  2,000,253
Payable to clearing broker                                                                  1,597,767
Securities sold not yet purchased                                                              28,010
Notes payable to former officer                                                               700,000
Notes payable - other                                                                       3,082,826
Subordinated borrowings                                                                     4,863,138
Subordinated borrowings - other                                                               350,000
Subordinated borrowings from officer                                                          180,000
                                                                                         ------------
                                                                                           22,571,754
                                                                                         ------------
Series A Redeemable Convertible Preferred Stock $0.01 par value, 690 shares authorized and 630 and 630 issued and outstanding at September 30, 2003 and
  accrued dividends (liquidation preference  - $6,300,000)                                  6,867,001
                                                                                         ------------
Stockholders` Deficit:
Preferred Stock $0.001 par value, 1,000,000 shares authorized and none issued and
   outstanding at September 30, 2003                                                               --
Common Stock, $0.001 par value, 20,000,000 shares authorized and
   12,787,138 issued and outstanding at September 30, 2003                                     12,787
Additional paid-in capital                                                                 47,111,608
Option costs                                                                                  (13,996)
Accumulated deficit                                                                       (69,607,474)
                                                                                         ------------
Total Stockholders` Deficit                                                               (22,497,075)
                                                                                         ------------
Total Liabilities and Stockholders` Deficit                                              $  6,941,680
                                                                                         ============

                 See notes to consolidated financial statements.

                             A.B. Watley Group Inc.

                      Consolidated Statements of Operations

                                                                                Years Ended
                                                                      -----------------------------

                                                                      September 30,  September 30,
                                                                          2003          2002
                                                                      ------------    ------------
Revenues:

Commissions                                                           $  5,690,227    $ 15,900,261
Data service fees                                                          101,821         462,469
Principal transactions                                                   7,848,918       2,533,998
Sale of software income                                                         --       3,908,308
Interest and other income                                                1,607,916       3,378,252
Interest income - related parties                                               --              --
                                                                      ------------    ------------
Total revenues                                                          15,248,882      26,183,288
Interest expense                                                           834,184       2,678,712
Interest expense - related parties                                              --         392,841
                                                                      ------------    ------------
Net revenues                                                            14,414,698      23,111,735
Expenses and other charges:
Commissions, floor brokerage, and clearing charges                       5,793,530      12,048,982
Employee compensation and related costs                                  8,570,003      10,674,346
Communications                                                           1,168,418       2,882,953
Business development                                                       291,868         485,993
Professional services                                                      829,139       3,679,184
Occupancy and equipment costs                                            2,063,645       5,845,238
Depreciation and amortization                                            1,256,599       5,894,333
Other expenses                                                           1,423,948       1,681,751
Loss on impairment of intangibles                                               --       7,870,110
Loss on investments                                                         84,287              --
Abandonment of leasehold improvements                                           --       1,741,315
Minority interest applicable to LLC Class B members                        (87,019)       (899,869)
                                                                      ------------    ------------
Total expenses                                                          21,394,418      51,904,336
                                                                      ------------    ------------
Loss before income taxes and extraordinary item                         (6,979,720)    (28,792,601)
Income tax provision                                                            --           8,725
                                                                      ------------    ------------
Loss before extraordinary item                                          (6,979,720)    (28,801,326)
Extraordinary loss on extinguishment of debt                                    --        (250,000)
                                                                      ------------    ------------
Net loss                                                              $ (6,979,720)   $(29,051,326)
                                                                      ============    ============
Basic and diluted loss per common share:
Loss before extraordinary item                                        $ (6,979,720)   $(28,801,326)
Deemed dividend to preferred shareholders - beneficial conversion               --      (1,639,797)
Deemed dividend to preferred shareholders - accretion of redemption             --      (1,959,617)
Preferred stock dividends                                                 (252,000)       (315,000)
                                                                      ------------    ------------
Loss before extraordinary item attributable to common shareholders      (7,231,720)    (32,715,740)
       Extraordinary loss on extinguishment of debt                             --        (250,000)
                                                                      ------------    ------------
Net loss attributable to common shareholders                          $ (7,231,720)   $(32,965,740)
                                                                      ============    ============
Loss before extraordinary item                                        $      (0.57)   $      (2.62)
Extraordinary item                                                    $         --    $      (0.02)
Basic and diluted loss per share                                      $      (0.57)   $      (2.64)
Weighted average shares outstanding                                     12,578,995      12,508,852

                 See notes to consolidated financial statements.

                             A.B. Watley Group Inc.
            Statement of Changes in Stockholders` Equity (Deficit)

                                   Common Stock Issued
                                   -------------------
                                       Shares        Par Value     Additional   Unamortized   Deferred
                                                                     Paid-in    Option Costs Compensation
                                                                   Capital
                                     -----------    -----------    ------------    --------   ---------
Balance at September 30, 2001         10,995,796    $    10,996    $ 37,224,984    ($267,798)  (459,563)
Issuance of common stock
   -On-Site                            1,513,056          1,513       5,158,011          --          --
Amortization deferred
   compensation                               --             --              --          --     459,563
Deemed dividend preferred                     --             --       1,959,617          --          --
   stock - redemption feature
Accretion of deemed dividend
   preferred stock                            --             --      (1,959,617)         --          --
Forgiveness of receivables to
   related parties                            --             --         (39,000)         --          --
Forgiveness of notes payable
   to officers and related
   parties                                    --             --       2,400,000          --          --
Dividends accrued on preferred
   stock                                      --             --        (315,000)         --          --
Warrants issued to consultants                --             --         184,894          --          --
Warrants issued to preferred
   stockholder in connection
   with credit line provided                  --             --       1,045,367          --          --
Amortization of bridge loan
   warrants                                   --             --         349,447     202,467          --
Option cost-net                               --             --              --      32,668          --
Issuance costs related to
   preferred stock                            --             --        (189,134)         --          --
Net loss                                      --             --              --          --          --
                                     -----------    -----------    ------------    --------   ---------
Balance at September 30, 2002         12,508,852    $    12,509    $ 45,819,569  ($ 32,663)   $      --
                                     -----------    -----------    ------------    --------   ---------
Dividends accrued on preferred
stock                                         --             --        (252,000)         --          --
Stock issued in On-Site
settlement                               278,286            278         199,722
Amortization of warrants issued
   in connection with subordinated
   borrowings                                                           273,724
Preferred stock penalties waived                                      1,070,593
Option cost - net                                                                   18,667
Net loss
                                     -----------    -----------    ------------    --------   ---------
Balance at September 30, 2003         12,787,138    $    12,787    $ 47,111,608  ($ 13,996)   $      --
                                     ===========    ===========    ============    ========   =========


                                    Accumulated          Total
                                      Deficit

                                     ------------    ------------
Balance at September 30, 2001       ($ 33,576,428)    $  2,932,191
Issuance of common stock
   -On-Site                                    --       5,159,524
Amortization deferred
   compensation                                --         459,563
Deemed dividend preferred                      --       1,959,617
   stock - redemption feature
Accretion of deemed dividend
   preferred stock                             --      (1,959,617)
Forgiveness of receivables to
   related parties                             --         (39,000)
Forgiveness of notes payable
   to officers and related
   parties                                     --       2,400,000
Dividends accrued on preferred
   stock                                       --        (315,000)
Warrants issued to consultants                 --         184,894
Warrants issued to preferred
   stockholder in connection
   with credit line provided                   --       1,045,367
Amortization of bridge loan
   warrants                                    --         551,914
Option cost-net                                --          32,668
Issuance costs related to
   preferred stock                             --        (189,134)
Net loss                              (29,051,326)    (29,051,326)
                                     ------------    ------------
Balance at September 30, 2002       ($ 62,627,754)  ($ 16,828,339)
                                     ------------    ------------
Dividends accrued on preferred
stock                                          --        (252,000)
Stock issued in On-Site
settlement                                                200,000
Amortization of warrants issued
   in connection with subordinated
   borrowings                                             273,724
Preferred stock penalties waived                        1,070,593
Option cost - net                                          18,667
Net loss                               (6,979,720)     (6,979,720)
                                     ------------    ------------
Balance at September 30, 2003       ($ 69,607,474)   ($ 22,497,075)
                                     ============    ============


                 See notes to consolidated financial statements.

                             A.B. Watley Group Inc.
                      Consolidated Statements of Cash Flows

                                                       Years Ended
                                             ------------------------------
                                              September 30,    September 30,
                                                 2003              2002
                                              ------------    ------------

Cash flows used in operating activities:
Net loss                                      $ (6,979,720)   $(29,051,326)
Adjustments to reconcile net loss to net
cash used in
   Operating activities:
        Non-cash compensation and service
        costs                                           --         459,563
        Options costs                               18,667         235,135
        Penalties-preferred stock                  759,107         311,487
        Debt discount
         in connection with issuance
         of warrants                               136,862       1,390,569
        Minority interest
         applicable to LLC Class
         B members                                 (87,019)       (899,869)
        Loss on investments                             --              --
        Depreciation and amortization            1,256,599       5,894,333
        Loss on impairment of intangibles               --       7,870,110
        Loss on extinguishment of debt                  --         250,000
        Loss on disposal of leasehold
        improvements                                    --       1,741,315
        Changes in assets and liabilities:
        (Increase) decrease in operating
        assets:
                 Restricted cash                   292,565         207,769
                 Receivables from clearing
                 brokers                           805,032       1,178,045
                 Securities owned                  836,327       2,748,940
                 Loans receivable from
                 related party                     (14,501)         (1,029)
                 Security deposits                 (42,999)      1,312,479
                 Other assets                       56,397         833,598
        Increase (decrease) in operating
        liabilities:
                 Accounts payable and
                 accrued liabilities              (163,576)        971,253
                 Securities sold not yet
                 purchased                          28,010      (3,731,128)
                 Payable to clearing broker      1,597,767              --
                                              ------------    ------------
Net cash used in operating activities           (1,500,482)     (8,278,756)
                                              ------------    ------------
Cash flows provided by (used in)
investing activities:
Purchases of property and equipment                (64,950)       (261,930)
Proceeds of sale of
software license                                        --       4,400,314
                                              ------------    ------------
Net cash provided by (used in) investing
activities                                         (64,950)      4,138,384
                                              ------------    ------------
Cash flows from financing activities:
Proceeds from sale of common stock                      --              --
Proceeds from sale of preferred stock                   --       3,324,291
Proceeds from exercised stock options                   --              --
Proceeds from exercised stock warrants                  --              --
Proceeds of notes payable                          250,000         187,884
Payments of notes payable                         (450,000)             --
Increase in secured demand notes
receivable                                       1,798,000              --
Proceeds from notes payable to officer                  --         900,000
Payment of capital lease obligations                    --              --
Proceeds from obligations under capital
leases                                                  --              --
Capital distribution to LLC Class B members       (205,038)     (1,012,397)
Capital contribution by LLC Class B members             --         446,307
Repayment of bank loan                                  --              --
                                              ------------    ------------
Net cash provided by financing activities        1,392,962       3,846,085
                                              ------------    ------------
Net decrease in cash and cash equivalents         (172,470)       (294,287)
Cash and cash equivalents at beginning of
period                                             213,766         508,053
                                              ------------    ------------
Cash and cash equivalents at end of period    $     41,296    $    213,766
                                              ============    ============

                   See notes to consolidated financial statements.

                             A.B. Watley Group Inc.
                      Consolidated Statements of Cash Flows
                                   (continued)

                                                                     Years Ended
                                                            ------------------------------
                                                            September 30,    September 30,
                                                                2003             2002
                                                          -------------   -------------
Supplemental non-cash financing activities
     and disclosure of cash flow information:
Forgiveness of penalties on
Preferred stock                                           $   1,070,593   $          --
                                                          =============   =============
Exchange of  property and equipment in payment of
operating expenses                                        $          --   $          --
                                                          =============   =============
Issuance of notes payable in payment of operating
expenses                                                  $          --   $     225,714
                                                          =============   =============
Discharge of note payable in exchange for software        $          --   $   2,150,000
                                                          =============   =============
Preferred stock dividends                                 $     252,000   $     315,000
                                                          =============   =============
Exchange of subordinated debt for preferred stock         $          --   $   2,500,000
                                                          =============   =============
Deemed dividend to preferred shareholders -beneficial
conversion                                                $          --   $   1,639,797
                                                          =============   =============
Deemed dividend to preferred shareholders -accretion of
redemption feature                                        $          --   $   1,959,617
                                                          =============   =============
Net assets of On-Site acquired by the issuance of
common stock                                              $          --   $   5,703,000
                                                          =============   =============
Issuance of warrants in forgiveness of debt               $          --   $   2,400,000
                                                          =============   =============
Discharge of debt in exchange for software                $          --   $   1,268,015
                                                          =============   =============
Issuance of secured demand note
                                                          $   5,000,000   $          --
                                                          =============   =============
Issuance of subordinated borrowings                       $   5,000,000   $          --
                                                          =============   =============
Debt discount in connection with issuance of warrants     $     273,724   $          --
                                                          =============   =============
Settlements of minority interests                         $      87,019   $          --
                                                          =============   =============
Issuance of stock in payment of liability                 $     200,000   $          --
                                                          =============   =============
Cash paid for:
               Interest                                   $     303,385   $     366,841
                                                          =============   =============
               Taxes                                      $          --   $          --
                                                          =============   =============

                See notes to consolidated financial statements.

                             A.B. Watley Group Inc.
                   Notes to Consolidated Financial Statements

1. Organization and Business

         A.B. Watley Group Inc. ("ABWG" or the "Company") is a U.S. public corporation. The Company conducts business primarily through its principal subsidiaries, A.B. Watley, Inc. ("A.B. Watley"), A.B. Watley Direct, Inc. ("Direct" and formerly Integrated Clearing Solutions, Inc. ("Integrated")) A.B. Watley Futures Corp. ("ABW Futures") and ABW TRADING, LLC ("LLC") operating as one integrated business segment. LLC ceased operations on June 18, 2002. ABWG is a Delaware corporation organized on May 15, 1996.

         A.B. Watley and Direct are registered broker-dealers with the Securities and Exchange Commissions ("SEC"), and are members of the National Association of Securities Dealers, Inc. ("NASD"). A.B. Watley and Direct are introducing broker-dealers, conducting business in electronic trading, information and brokerage services, as well, as institutional block trading. A.B. Watley and Direct clear all transactions through clearing brokers on a fully disclosed basis. Accordingly, A.B. Watley and Direct are exempt from Rule 15c3-3 of the Securities and Exchange Act of 1934.

         ABW Futures is an introducing broker/dealer registered with the National Futures Association and conducts futures trading activity for customers. ABW Futures clears all of its business through two clearing brokers.

         LLC was a registered broker-dealer and a member of the Philadelphia Stock Exchange and was acquired by the Company in November 2001. ABWG is the Class A managing member of LLC. LLC was formed as a means for registered professionals to engage in proprietary trading utilizing the LLC`s funds. As the managing member, ABWG managed the operations of LLC and received trading fees from the Class B members, who are the registered professionals. LLC cleared all transactions through a clearing broker. Accordingly, LLC was also exempt from Rule 15c3-3 of the Securities Exchange Act of 1934. On May 9, 2002, the Company notified the LLC Class B members that it had elected to cease the proprietary trading business operations.

         On April 3, 2002, the Company received a determination letter from the NASD Listing Qualifications Panel that the Company`s request for continued listing on the NASD National Market was denied. In accordance with such denial, the Company`s Common Stock was delisted from the NASDAQ Stock Market effective with the open of business, April 4, 2002 (the "Delisting Date").

         In January 2004, A.B. Watley, as a result of net capital deficiencies, ceased operations. In February 2004, A.B. Watley withdrew its registration as a broker/dealer.

2. Liquidity and Capital Resources

         The Company has continued to incur consolidated net losses and negative cash flows from operations. Additionally, the Company has significant deficits in both working capital and stockholders` equity. These factors raise substantial doubt about the Company`s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         Trading volume has significantly decreased and the Company has lost customers in its direct access business. To respond to its liquidity and capital resource needs management has implemented various cost cutting initiatives including renegotiating its clearing agreements at more favorable rates, restructuring its software license with E*Trade Group Inc. and the sale of its software programs known as Ultimate Trader II, Ultimate Trader III, Watley Trader and related intellectual property. The Company is also looking into more traditional lines of business such as fixed income and equity capital markets, as well as the feasibility of expanding its existing business to attract active traders and hedge funds. As a further fund raising alternative, the management of ABWG may seek to raise additional capital from time to time to fund operations through private placements of equity or debt instruments. There can be no assurance that any of these alternatives will be successful.

3. Basis of Presentation

         The consolidated financial statements include the accounts of ABWG and its wholly -owned subsidiaries. All significant inter-company balances and transactions have been eliminated. Certain prior year amounts reflect reclassifications to conform to the current year's presentations.

      Cash and Cash Equivalents:

         Cash and cash equivalents include highly liquid instruments with original maturities of less than three months held by one global financial institution.

      Restricted Cash:

         Restricted cash consists of cash on deposit at financial institutions securing letters of credit and lines of credit.

      Securities Transactions, Revenues, and Related Expenses:

         Securities transactions and related revenues and expenses, including commissions, revenues and expenses, are recorded on a trade date basis. Data service revenues are recorded as the services are provided.

      Securities owned and Securities Sold, Not Yet Purchased:

         Securities owned and securities sold, not yet purchased are stated at market or fair values, with resulting unrealized gains and losses reflected in the statement of operations. Market value is generally based on listed market prices. If listed market prices are unattainable, fair values are determined based on other relevant factors including broker or dealer price quotes.

      Equipment and Leasehold Improvements

         Computer equipment, software, and furniture and fixtures are carried at cost and depreciated or amortized on a straight-line basis over their estimated useful lives, generally three to five years. Leasehold improvements are carried at cost and are amortized on a straight-line basis over the lesser of the life of the improvement or the term of the lease.

      Accounts Payable and Accrued Liabilities

Accounts Payable and accrued liabilities is comprised of the following:

                                               September 30, 2003
                                                  ----------
Commissions, floor brokerage and clearing costs   $1,288,154
Employee compensation and related costs              870,438
Communications                                       713,203
Business development                                 513,692
Professional fees                                  1,823,458
Occupancy, equipment and leases                    3,186,054
Accrued Interest                                     626,950
Other                                                747,811
                                                  ----------
                                                  $9,769,760
                                                  ==========

     Use of Estimates:

         The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Equity-Based Compensation

         As permitted by FASB Statement No. 123, Accounting for Stock Based Compensation ("FAS 123"), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the day of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

         In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("FAS 148"). This standard amends the disclosure requirements of FAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of FAS 123 which requires disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by FAS 123 had been adopted, as well as certain other information.

         The following table summarizes relevant information as to reported results under the Company's intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of FAS 123 had been applied for the years ended September 30, 2003 and 2002 as follows:

                                  2003              2002
                            ---------------   -------------

Net loss                    $   (6,979,720)   $  (29,051,326)
Stock-based employee
compensation cost, net
of tax effect, under
fair value accounting              313,811           647,150
                            --------------    --------------
Pro forma net loss under
Fair Value Method           $   (7,293,531)   $  (29,698,476)
                            --------------    --------------
Loss per share
basic and diluted           $        (0.55)   $        (2.64)
Per share stock-based
employee compensation
cost, net of tax effect,
under fair value
accounting                            0.02              0.05
                            --------------    --------------
Pro forma loss per
share - basic and diluted   $        (0.57)   $        (2.69)
                            --------------    --------------

      Loss Per Share

         Basic loss per share was computed using the weighted average number of outstanding common shares. Diluted per share amounts when applicable include the effect of dilutive common stock equivalents from the assumed exercise of options, warrants and the convertible preferred stock. Dilutive per share amounts are computed excluding common stock equivalents since their inclusion would be anti-dilutive. Total shares issuable upon the exercise of warrants and the conversion of preferred stock for the years ended September 30, 2003 and 2002 were 13,494,505 and 13,580,766, respectively.

     Fair Value of Financial Instruments:

         Substantially all of the Company's financial instruments are carried at fair value or at amounts approximating fair value.

     Business Development:

         The Company expenses all promotional costs as incurred. Advertising production costs are expensed when the initial advertisement is run. Costs of advertising are expensed as the services are received. Substantially all business development costs relate to advertising. Advertising expense for the years ended September 30, 2003 and 2002 were $101,760 and $74,755, respectively.

     Income Taxes:

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Internally Developed Software:

         The Company accounts for internally developed software in accordance with the Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or obtained for Internal Use." Proceeds received from the license or sale of the computer software, net of direct incremental costs of marketing, such as commissions, software reproduction costs, warranty and service obligations, and installation costs, will be applied against the carrying amount of that software. No profit will be recognized until aggregate net proceeds and amortization have reduced the carrying amount of the software to zero. Subsequent proceeds will be recognized in revenue as earned.

     Accounting Developments:

         In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, in December 2003, FASB deferred the latest date by which all public entities, which meet the definition of small business issuer under SEC Regulation S-B ("Public SBs"), must apply FIN 46 to the first interim or annual reporting period ended after December 15, 2004. Management does not believe that the adoption of this pronouncement will have a material effect on the Company's financial statements.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of the SFAS
133. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after September 30, 2003, with certain exceptions, and (2) for hedging relationships designated after September 30, 2003. The guidance is to be applied prospectively. Management does not believe that the adoption of any of this pronouncement will have a material effect on the Company's financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: 1) mandatorily redeemable financial instruments, 2) obligations to repurchase the issuer's equity shares by transferring assets, and 3) obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the above pronouncement during the current year and there was no material effect on the Company's consolidated financial statements.

4.   Net Capital Requirement

         A.B. Watley and Direct are subject to the SEC`s Uniform Net Capital Rule ("Rule 15c3-1"). In accordance with this rule, A.B. Watley is required to maintain defined minimum net capital to the greater of $100,000 or 6-2/3% of aggregate indebtedness as defined. Direct is required to maintain minimum net capital of $5,000 or 6-2/3% of aggregate indebtedness as defined.

         As of September 30, 2003, A.B. Watley had net capital of $568,592 which was $320,211 in excess of its minimum requirement at September 30, 2003. Direct had $18,140 of net capital which was approximately $13,140 in excess of its minimum requirement at September 30, 2003.

         As of September 30, 2003, ABW Futures had a net capital deficit of $12,988. This deficiency was cured in December 2003.

5. Financial Instruments with Off Balance Sheet Risk and Concentrations of Credit Risk

Pursuant to clearance agreements, the clearing and depository operations for the Company and its customers' securities transactions are provided by two clearing broker-dealers. The Company earns commissions as an introducing broker for the transactions of its customers. In the normal course of business, the Company's customer activities involve the execution and settlement of various customer securities transactions. These activities may expose the Company to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Company has to purchase or sell the security underlying the contract at a loss.

The Company's customer securities are transacted on either a cash or margin basis. In margin transactions, the clearing broker extends the credit to the Company's customers, subject to various regulatory margin requirements, collateralized by cash and securities in the customers' accounts. However, the Company is required to contact the customer and to either obtain additional collateral or to sell the customer's position if such collateral is not forthcoming. The Company is responsible for any losses on such margin loans, and has agreed to indemnify its clearing brokers for losses that the clearing brokers may sustain from the customer accounts introduced by the Company.

       The Company seeks to control the risks associated with these activities by reviewing the credit standing of each customer and counterparty with which it does business. Further, working with the clearing brokers, it requires customers to maintain margin collateral in compliance with various regulatory and internal company policy guidelines. The clearing brokers monitor required margin levels daily and, pursuant to such guidelines, request customers to deposit additional collateral or reduce securities positions when necessary. The Company's exposure to these risks becomes magnified in volatile markets. As of September 30, 2003, the Company has provided a reserve for uncollectible receivables from clearing brokers in the amount of $909,051. Total bad debt expense incurred by the Company which is included in commissions, floor brokerage, and clearing charges in the Consolidated Statement of Operations amounted to approximately $343,000 during the year ended September 30, 2003.

       The Company may at times maintain positions in equity securities on both a long and short basis. While long positions represent the Company's ownership of securities, short positions represent obligations of the Company. Accordingly, both long and short positions may result in gains or losses to the Company as market values of securities fluctuate. To manage the risk of losses, the Company marks long and short positions to market daily and continuously monitors the market fluctuations.

       Securities sold, but not yet purchased represent obligations of the Company to deliver the specified security at a contracted price and thereby create a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off balance sheet risk, as the Company's ultimate obligation to satisfy the sale of securities sold, but not yet purchased may exceed the amount recognized in the Consolidated Statements of Financial Condition.

6.   Property and Equipment

                                                  September 30,
                                                      2003
                                                  ------------
Computer equipment                                  $  751,836
Software                                             4,793,939
Furniture, fixtures and leasehold improvements       2,726,320
                                                  ------------
                                                     8,272,095
Less: Accumulated depreciation and amortization     (6,574,033)
                                                  ------------
Property and equipment, at cost, net               $ 1,698,062
                                                  ============

         Upon the Company relocating its corporate offices in 2004, the Company expects to record a charge for abandonment of equipment and leasehold improvements in the amount of approximately $1,000,000.

         Depreciation and amortization expense for the years ended September 30, 2003, and 2002, was $1,256,599 and $5,894,333, respectively.

         At September 30, 2003 substantially all software represents software developed for internal use. For the years ended September 30, 2003 and 2002, the Company amortized $4,793,939 and $3,938,365 of capitalized software developed for internal use. During 2002, the Company's proprietary trading software was sold.

7.   Sale of Software

      In April 2002, the Company granted to E*TRADE a non-exclusive perpetual license of the Company's proprietary software for a one-time flat fee of $5,000,000, payable in cash ($2.6 million) and E*TRADE stock ($2.4 million, or 474,500 shares). All of the E*trade stock has been sold with the proceeds used for working capital purposes. Of the total proceeds, $3,809,000 has been recorded in the Consolidated Statement of Financial Condition, as a reduction of property and equipment in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. For the year ended September 30, 2002 the remaining balance of proceeds of $1,191,000 has been recorded in the Consolidated Statement of Operations as Sale of

Software Income.

     In July 2002, the Company sold its software programs known as Ultimate Trader II, Ultimate Trader III, Watley Trader and related intellectual property, to an affiliate of one of its clearing brokers. The sale included all proprietary software that displays market quotation, news, and other information analysis; order entry including the initiation and transmission of trading orders and position management and any applications that provide real time and historical market prices. In consideration for the trading technology software, the Company`s clearing broker agreed to forgive $2,716,720 (including interest of $566,720) of indebtedness owed by the Company to the clearing broker. As part of the agreement, the Company obtained a perpetual nonexclusive, license to continue to use the software, including the right to sublicense the software. Under the terms of the agreement, the Company was granted the right to use the software royalty free until July 31, 2005, and for a nominal per user per month fee thereafter, as defined. The Company also received a more favorable clearing agreement, which will remain in effect until July 31, 2007. The asset purchase agreement also provides for a future reduction of indebtedness of approximately $2,100,000 from its clearing broker provided that over a 36-month period beginning after July 31, 2002, that the Company has paid its clearing broker $5,000,000 in clearing fees or raised at least $4,000,000 in new equity capital. In order for the new capital to be considered towards the reduction in indebtedness, the agreement requires that there be no cash payments or mandatory redemptions affecting the principal amount prior to 18-months after July 31, 2002. All of the proceeds from the sale of software have been recorded in the Consolidated Statement of Operations as Sale of Software Income for the year ended September 30, 2002.

8. Acquisition of On-Site Trading, Inc.

         In an effort to increase its customer base and to achieve greater economies of scale, the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with On-Site Trading, Inc. ("On-Site"). On October 1, 2001, the Company acquired the customer lists and certain other On-Site assets and liabilities (the retail business), including its 100% voting interest in On-Site Trading LLC, a broker-dealer subsidiary (the proprietary trading business) which was subsequently renamed ABW TRADING, LLC. Since the acquisition, the retail business and proprietary trading business have operated as one reporting unit. The acquisition was accounted for under the purchase method of accounting. Pursuant to the terms of the Asset Purchase Agreement, the Company issued 1,875,000 shares (which was later reduced by 361,944) of its Common Stock to On-Site. Of these shares, 937,500 shares were delivered at closing and 106,806 shares ("Escrow Shares") are being held in escrow to be released to the sellers of On-Site at a later date. The remaining 468,750 shares are being held in escrow and are deliverable on a pro rata basis upon the Company achieving certain post-acquisition levels of revenues as defined in the agreement. As of September 30, 2003, approximately 205,000 of such shares have been earned by On-Site.

         The final purchase price reflects the issuance of 1,513,056 shares at a purchase price of $3.41 per share. The $3.41 per share price was determined by calculating the weighted average share price of the Company`s Common Stock for the 3 days prior and 3 days subsequent to the date of the acquisition of On-Site. The excess purchase price of $8,584,000 over the fair value of the net liabilities acquired of $2,881,000 was allocated to "Intangibles" representing the retail business customer lists acquired.

         The purchase price of $5,703,000, including expenses of $543,000, was allocated to the net assets acquired as follows:

                                                                     Net Assets
                                                                      Acquired

Securities owned, at market value ........................           $ 4,551,000
Intangibles ..............................................             8,584,000
Other assets .............................................               265,000
                                                                     -----------
Total assets .............................................            13,400,000
Securities sold, but not yet purchased ...................             3,358,000
Other liabilities ........................................               381,000
Minority interest ........................................             3,958,000
                                                                     -----------
Total liabilities ........................................             7,697,000
                                                                     -----------
Net assets acquired ......................................           $ 5,703,000
                                                                     ===========

         On May 9, 2002, the Company notified the LLC Class B members that it had elected to cease the proprietary trading business`s operations as a result of declining revenues. On June 18, 2002, LLC withdrew its broker dealer registration and therefore was unable to continue trading activities. The remaining liability to the LLC Class B members as of September 30, 2003, was $2,000,253, and is included in the accompanying Consolidated Statement of Financial Condition as "Accrued Liabilities to LLC Class B Members". During the year ended September 30, 2003 the balance payable to Class B Members was reduced by approximately $492,000 in payments including the issuance of 200,000 shares of common stock to On-Site as part of a settlement agreement with a former LLC Class B Member.

         The Intangibles associated with the acquisition were being amortized on a straight -line basis over a period of 36 months. The Company recognized three months of amortization expense approximating $715,000 during the year ended September 30, 2002.

         The customer base from the On-Site acquisition had deteriorated significantly since its acquisition and revenues from operations have declined. Management believes that the deterioration was attributable to many causes including weakening market conditions, as well as the loss and closing of branch operations that resulted in a permanent impairment in the value of the intangibles assets. As of September 30, 2002, the Company recorded a charge to operations of $7,870,110 to write off the remaining carrying value of Intangibles.

9.   Redeemable Convertible Preferred Stock

         On November 29, 2001, the Company entered into the Series A Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") to issue and sell, in a private placement, an aggregate of 630 (690 shares authorized, par value $.01) shares of Series A Redeemable Convertible Preferred Stock ("Preferred Stock"). Each share is convertible into 3,390 shares of the Company`s Common Stock at an exercise price of $2.95. The purchasers of the Preferred Stock were issued warrants, expiring in 5 years from the date of issuance, to purchase an additional 1,629,069 shares of Common Stock at an exercise price of $2.95.

         Pursuant to the Purchase Agreement and the Registration Rights Agreement (the "Registration Agreement"), the Company was required to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission registering for resale the 2,135,700 shares of Common Stock issuable upon the conversion of the shares of Preferred Stock, and the 1,629,069 shares of Common Stock subject to purchase upon exercise of the warrants. The Company has not yet filed a Registration Statement and will not be able to have the Registration Statement filed and declared effective within the period required. A penalty of 2% of the liquidation preference value of the Preferred Stock for each thirty-day period accrues to each holder of Preferred Stock and is added to the liquidation preference amount until cured. In June 2003 the holders of the Preferred Stock executed an agreement which waived their rights to penalties, dividends and stock issuances during the period June 1, 2003 through May 31, 2004. For the years ended September 30, 2003 and 2002, dividends of $252,000 and $315,000, respectively, were accrued for the Preferred Stock. Penalties accrued through June 30, 2003 in the amount of $1,070,593 have been reversed and recorded as additional paid-in-capital.

         The Preferred Stock includes a liquidation preference of $10,000 per share and bears a cumulative dividend at an initial 6% annual rate, which increases to a 15% annual rate after eighteen months, payable twice a year in shares of Common Stock. In June 2003 the holders of the Preferred Stock executed an agreement which waived their rights to penalties, dividends and stock issuances during the period June 1, 2003 through May 31, 2004. For the years ended September 30, 2003 and 2002, dividends of $252,000 and $315,000, respectively, were accrued for the Preferred Stock.

      The holders of Preferred Stock may elect to convert their shares into the Company's Common Stock at any time, just as they may choose to exercise their related warrants at any time. The holders of Preferred Stock also have the right to require the Company to redeem all of the Preferred Stock for cash equal to the greater of the liquidation preference amount plus any accrued but unpaid dividends and penalties or the aggregate of the market value of the shares of the Common Stock into which such shares of the Preferred Stock are then convertible, upon certain triggering events, as defined in the Agreement. Such triggering events have occurred. The holders of the Preferred Stock waived their Redemption Rights through July 31, 2004.

         The $6,300,000 aggregate purchase price of the Preferred Stock and the warrants was allocated $4,340,383 to the Preferred Stock and the balance of $1,959,617 was attributed to the fair value of the warrants. In connection with this transaction, the Company issued Preferred Stock and received cash proceeds of $3,324,291 (net of issue costs) and exchanged a note payable in the amount of $2,500,000 ("Senior Subordinated Demand Note") for $2,750,000 plus accrued interest. The premium of $250,000 was recorded as an extraordinary loss on the extinguishment of debt in December 2001. The discount associated with the value of the warrants was accreted over a ten-month period through September 30, 2002, the date the redemption waiver expired.

         Since the holders of the Preferred Stock may require the Company to redeem all of the Preferred Stock, the Company has excluded the Preferred Stock from Stockholders` Deficit in the accompanying consolidated statement of financial condition.

         The holders are not subject to any limitations on the number of conversions of Preferred Stock or subsequent sales of the corresponding Common Stock that they can effect, other than a prohibition on any holder acquiring a beneficial ownership of more than 4.95% of the outstanding shares of the Company's Common Stock.

         As of September 30, 2003 the dilutive effect of the conversion of preferred stock would result in the issuance of 3,764,769 shares.

10.  Notes and Loans Payable

a) Notes Payable - Former Officers

         As of September 30, 2003, notes payable to former officers consisted of the following:


                                              Principal            Interest
  Effective Date          Maturity Date         Amount               Rate
  --------------          -------------         ------               ----
   10/01/01                On demand            500,000               10%
   02/02/02                On demand            200,000               10%
                                           -----------
                                              $700,000
                                           ===========

         As of September 30, 2003, interest payable related to these notes payable to former officers was $113,667. The notes payable to former officers are subordinated to the lines of credit granted by the holders of the Company's Preferred Stock.

b) Loans Payable - Other

                                                 September 30,
                                                     2003
                                                  ----------
Line of Credit                                    $3,082,826
Loans Payable - other                                     --
                                                  ----------
                                                  $3,082,826
                                                  ==========

         In February 2002, the Company borrowed $200,000 from a third party with interest payable at a rate of 10% per annum. During fiscal 2003 the loan was repaid in full.

         In March 2002, one of the holders of the Company's Preferred Stock led a group that granted a line of credit of $4,200,000 to the Company. Borrowings under the line of credit are payable on demand after June 18, 2002, with interest payable at 10%. The proceeds of the loans were used for working capital. Additionally, one member of the group was granted warrants to purchase 1,000,000 shares of the Company`s Common Stock at an exercise price of $.918 a share in connection with the loan facility and a consultant retained by a member of the group was also granted warrants to purchase 50,000 shares of the Company`s Common Stock at an exercise price of $.918 a share. The fair value of the warrants were amortized and recorded as interest expense. As of September 30, 2003, the Company has borrowed $3,082,826 under this commitment. As of September 30, 2003 the Company has accrued interest payable of $513,292. The loan is collateralized by the assets of the Company as defined in the loan agreement.

11.      Secured Demand Note and Subordinated Borrowings

Secured Demand Note

         On January 15, 2003, the Company entered into a Secured Demand Note Collateral Agreement (the "SDN"), whereby a subordinated lender agreed to deposit $5,000,000 worth of collateral in accounts to be held by the Company to secure a subordinated loan for the same amount. The loan has been approved by the NASD and is included for the purposes of computing net capital under Rule 15c3-1.

         During the year ended September 30, 2003, the Company liquidated approximately $1,798,000 of the SDN Collateral. This cash was then used by the Company to support its operations. This transaction is reflected in the accompanying Statement of Financial Condition as a reduction of the principal amount of the SDN.

Subordinated Borrowings

         At September 30, 2003, subordinated borrowings consisted of $5,530,000 of subordinated notes payable to general creditors, of which $5,000,000 bearing interest at 7% is due on June 30, 2004, $200,000 bearing interest at 15%, $150,000 bearing interest at 13%, and the balance of $180,000 bearing interest at 12% are due on October 31, 2006. In connection with the issuance of the $5,000,000 subordinated borrowing the Company issued warrants to the lender to purchase 500,000 shares of ABWG common stock at $0.75. The Company recorded a debt discount in the amount of $273,724 which is amortized to interest expense over the life of the subordinated loan. Interest expense relating to the warrants was $136,862 for the year ended September 30, 2003. A.B. Watley ceased operations in January 2004. In February 2004, A.B. Watley withdrew its registration as a broker/dealer. To the extent borrowings are required for the Company's continued compliance with minimum net capital requirements, they may not be repaid. Of the total subordinated borrowings, $180,000 is from an officer and shareholder of ABWG. On September 29, 2003, subordinated borrowings of $530,000 bearing interest rate at 12% - 15% were converted to equity subordinations for Net Capital purposes. Interest expense of approximately $316,000 and $64,500 was incurred on subordinated borrowings during the years ended September 30, 2003 and 2002, respectively.

         Subordinated borrowings as of September 30, 2003 are as follows:

September 30, 2003    Interest Rate        Maturity
------------------    -------------        --------
        $ 5,000,000              7%        June 30, 2004
           $125,000             12%        October 31, 2006
            $55,000              0%        October 31, 2006
           $200,000             15%        October 31, 2006
           $150,000             13%        October 30, 2006
-------------------
         $5,530,000
===================

12. Commitments and Contingencies

Late Filings

         The Company did not file required reports with the SEC on a timely basis . Specifically , this annual quarter on Form 10-K and the quarterly reports on Form 10-Q for the quarter ended December 31, 2003. The Company's financial statements do not reflect a reserve for any potential fines or penalties that may result from such late filings. In addition the Company has not filed its tax returns for the years ended September 30, 2003, 2002 & 2001.

Lease Agreements

         The Company has entered into certain lease agreements for office space under non-cancelable operating lease agreements that expire through dates extending to June 2009. The leases contain various rent escalation provisions. In addition, the Company has operating leases and capital leases for furniture and computer equipment that expire at various dates through October 2005.

     The aggregate minimum future rental payments required are as follows:

              Fiscal Year Ended        Operating leases      Capital leases              Total
                                      -----------------     ---------------    ------------------
                          2004               $1,025,357              72,416           1,097,773
                          2005                  895,528              31,584             927,112
                          2006                  938,272               1,493             939,765
                          2007                  938,272                   -             938,272
                          2008                  938,272                   -             938,272
                       Thereafter               703,704                   -             703,704
                                      -----------------     ---------------    ------------------
                                             $5,439,405            $105,493          $5,544,898
                                             ==========          ==========          ==========

         The Company is in default of making the minimum payments required under certain of its capital lease agreements. The Company is in the process of negotiating settlements with such vendors which is not expected to have a material effect on the consolidated financial statements.

Employment Agreements

         During the year ended September 30, 2002, the Company entered into four employment agreements with certain key executives. The terms of the agreements ranged from two to four years and provided for annual compensation of $850,000. The agreements also provided for a discretionary bonuses based upon the performance of the Company. During the year ended September 30, 2003, two of these executives employment were terminated. The termination of these employers is not expected to have a material effect on the consolidated financial statements. Annual compensation under the two remaining employment agreements is $350,000.

              Fiscal Year Ended     Annual Compensation
              -----------------     -------------------
                          2004                 $350,000
                          2005                  350,000
                          2006                  330,000
                          2007                       --
                          2008                       --
                       Thereafter                    --
                                     ------------------
                                             $1,030,000
                                     ==================

         Litigation

         The Company is a party to various suits alleging breach of contract due to non-payment for services or goods provided, and for the minority interests of the Class B members of the LLC. The Company is defending these suits and has commenced settlement negotiations as to certain of such suits.

         We are currently a party to various suits alleging breach of contract due to non-payment for services or goods provided, and for amounts claimed by Class B members of the LLC. We are defending these suits and have commenced settlement negotiations as to certain of such suits.

         In addition, a suit has been brought by Akro Investicni Spolecnost, A.S. and Bozena Konvalinkova, as Czech Receiver of Private Investors, as against A.B. Watley. The plaintiffs alleged violations of New York common law and federal securities law by A.B. Watley arising from an agreement between Private Investors, a Czech broker-dealer, and A.B. Watley. Plaintiffs were seeking damages of $31,400,000 (of which approximately $950,000 was alleged to represent the damages and the balance represented punitive damages.) On April 16, 2003, Morslav Tichy, a plaintiff in the action, filed a Notice of Dismissal dismissing his claims without prejudice. Furthermore, in July 2003, a Stipulation and Order of Dismissal with Prejudice was filed with the United States District Court - Southern District of New York whereby the above action was dismissed pursuant to a Settlement Agreement and Release. Pursuant to the Settlement Agreement and Release, the Company made a cash payment of $275,000, which was covered by the Companys insurance, to the plaintiffs in consideration for the plaintiffs agreeing to have the action dismissed.

         We are a defendant in an action titled Michael Fielman v. A.B. Watley, Inc. and A.B. Watley Group, Inc., that was filed in the Supreme Court of the State of New York, County of Nassau, Index No. 012082/02. This is an action for unpaid wages seeking $28,657, plus statutory damages, costs, and attorneys' fees. This matter has been settled in the amount of $34,657.

         We are defendant in an action titled General Electric Capital Corp., as Assignee of Sun Microsystems, Inc. v. A.B. Watley Group, Inc. f/k/a Internet Financial Services, Inc., Supreme Court of the State of New York, County of New York, Index No. 117675/02. This is a breach of contract action in connection with the lease of equipment, which seeks compensatory damages of $195,355, plus interest, costs and attorney's fees. The Company has denied liability in its entirety and has indicated that it intends to vigorously defend this matter. The parties have reached a settlement in principle for the payment of $50,000 in two installments although an agreement has not been finalized.

         Our former legal counsel, has filed a complaint against the Company. The title of the action is Hartman & Craven LLP v. A.B. Watley, Inc. and A.B. Watley Group, Inc., which was filed in the Supreme Court of the State of New York, County of New York, Index No.: 109502/03. Plaintiff has filed a Complaint against, amongst others, A.B. Watley Group, Inc. and A.B. Watley, Inc. for damages in the amount of $352,573.73 (a provision has been provided in financial statements) for unpaid legal fees. A.B. Watley Group, Inc. and A.B. Watley, Inc. deny liability, in part, and have asserted a counterclaim for malpractice and breach of contract for unspecified damages. At this point, it is difficult to determine the amount, if any, that A.B. Watley Group Inc. and A.B. Watley Inc. will be held liable for. Plaintiff has filed a motion for summary judgment, which was opposed by A.B. Watley Group Inc. and A.B. Watley Inc. The oral argument on this motion for summary judgment was heard on March 30, 2004. As of May 19, 2004, the court has not made a decision with respect to the summary judgment.

         We are defendant in an action titled Hyperfeed Technologies, Inc. v. A.B. Watley Group Inc., filed in the Supreme Court of the State of New York, County of New York, Index No. 111538/03. Plaintiff has obtained a consent judgment order against A.B. Watley Group Inc. in the amount of $180,503 (a provision has been provided in financial statements). Currently, Plaintiff is conducting post-judgment discovery.

         We are respondent in an arbitration titled Sean MacDonald and Adam Silver v. A.B. Watley, Inc., NASD Arbitration No. 03-02644. Claimants have alleged mismanagement of Mr. MacDonald's margin account. A.B. Watley, Inc. denies all wrongdoing in connection with this matter.

         We are respondent in an arbitration titled John W. Donavan and Bettina
H. Wolff v. A.B. Watley, Inc. Claimants are seeking damages of approximately $94,800 relating to the suitability of Claimants' investments. The Company denies all wrongdoing in connection with this matter asserting that it acted in accordance with its customer agreement as well as applicable federal securities law. The parties have agreed to a settlement in principle although a formal settlement agreement has not been consummated.

We are respondent in an arbitration titled Steven Messina, Brian Kelly, and Thomas Messina v. A.B. Watley, Inc., NASD Arbitration No. 02-04649. Claimants filed this claim against A.B. Watley, Inc. in August 2002 seeking damages for unpaid commissions of approximately $146,668 (a provision has been provided in financial statements)plus legal fees and costs in the amount of $4,025 for arbitration fees and disbursements. Claimants have also requested an order to have their Form U-5s amended to remove all references to any alleged improper conduct. A.B. Watley, Inc. denies all wrongdoing in connection with this matter, and has counterclaimed for $608,000 against Claimants for breach of contract and fiduciary duty. A.B. Watley, Inc. intends to vigorously defend this matter and prosecute its counterclaim.

         We are respondent in an arbitration titled Gary Miller v. A.B. Watley, Inc., NASD Arb. No.: 03-07144. Claimant is seeking damages of approximately $49,000 relating to a breach of contract. A.B. Watley, Inc. denies all liability in connection with this matter.

         We are defendant in an action titled Pentech Financial Services, Inc.
v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 02-126759. Plaintiff has filed a complaint against A.B. Watley Group Inc. for an alleged breach of a lease agreement. On May 28, 2003, Plaintiff obtained a judgment in the amount of $465,583(a provision has been provided in financial statements). A.B. Watley Group Inc. executed a settlement agreement with Plaintiff, but the Company has defaulted under such settlement agreement.

         Our former landlord, W.B. Wood & Co. Inc. filed a Notice of Petition for Non-Payment against us in the District Court of the County of Suffolk for failure to pay amounts owed in connection with our lease of our Melville, New York office space. We did not respond to the action and our former landlord obtained a judgment against us in the amount of $17,019,(a provision has been provided in financial statements) which is presently owed.

         We are defendant in an action titled Scott Schwartz v. A.B. Watley Inc., Supreme Court of the State of New York, County of New York, Index No. 121644/03. Plaintiff filed a complaint alleging owed commissions and breach of contract. A.B. Watley Inc. has settled the action for $6,750 which has been paid in full.

         We are defendant in an action titled Siemens Financial Services, Inc.
v. A.B. Watley Group, Inc., Supreme Court of the State of New York, County of New York, Index No. 603769/2002. Plaintiff filed a complaint alleging breach of contract. Plaintiff has a judgment against A.B. Watley Group, Inc. in the amount of $179,882 (a provision has been provided in financial statements) with interest from July 10, 2003.

         We are respondent in an arbitration titled Jeffrey Spittel v. A.B. Watley, Inc., NASD Arbitration No. 03-08076. Claimant has submitted this claim to arbitration claiming breach of contract, respondeat superior, and misappropriation and conversion, in the amount of $7,500 plus punitive damages, costs, disbursements and reasonable attorneys' fees. A.B. Watley, Inc. filed an answer on January 12, 2004. A.B. Watley, Inc. denies all wrongdoing in connection with this matter and intends to vigorously defend this matter.

         We are defendant in an action titled Sprint Communication v. A.B. Watley, Inc., United States District Court, Southern District of New York, Index No. 03 CV 6926. Plaintiff has submitted this claim alleging breach of contract for unpaid telephone bills in the amount of $20,000 (a provision has been provided in financial statements) plus costs, disbursements, and attorneys' fees. A.B. Watley, Inc. filed an answer on January 8, 2004. A.B. Watley, Inc. denies all wrongdoing in connection with this matter and intends to vigorously defend this matter.

         We are defendant in an action titled Peter Wigger v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 604124/02. Plaintiff filed a complaint alleging breach of a commission agreement and seeks damages in the amount of $398,750 (a provision has been provided in financial statements) plus interest accrued thereon. A.B. Watley Group Inc. is currently in settlement negotiations regarding this matter.

         We are defendant in an action titled Lehr Construction Corp. v. A.B. Watley Group Inc., Supreme Court of New York, County of New York, Index No. 600276/02. This action is for damages arising out of the alleged breach of a construction contract. Plaintiff sought damages of approximately $233,794. On March 6, 2003, the parties reached a settlement in which the Company consented to a judgment in the amount of $295,857, less any payments made by the Company, and the parties simultaneously entered into a Forbearance Agreement, which set forth a payment schedule for the Company. The Company has paid $65,000 pursuant to the Forbearance Agreement. On December 17, 2003, Plaintiff issued the Company a Notice of Default under the Forbearance Agreement, which the Company has failed to cure. Under the Forbearance Agreement, Plaintiff may execute on the outstanding balance of the judgment in the amount of $179,917 (a provision has been provided in financial statements) without further notice to the Company.

         We are defendant in an action titled A.B. Watley Group, Inc./John Martinez, Case No. 2-4173-03-36 Section 806 Sarbanes-Oxley Act Complaint. On July 11, 2003, the U.S. Department of Labor ("DOL") gave the Company notice that John Martinez, a former officer of the Company, had filed a complaint against the Company under Section 806 of the Sarbanes-Oxley Act of 2002 (the "Act"). The Complaint alleges that the Company terminated Mr. Martinez in violation of the Act for raising net-capital issues with the National Association of Securities Dealers, Inc. - a private self-regulatory organization. The Complaint seeks: (i) Mr. Martinez' base pay (at the annual rate of $150,000 per annum) for the period from March 14, 2003 through April 7, 2003; (ii) the difference between his current base pay with his new employer ($130,000) and his base pay at the Company for a reasonable period of time; (iii) relocation costs incurred in obtaining new employment in Baltimore, Maryland; (iv) litigation costs; (v) his commuting costs during the time period April 7, 2003 until the unspecified time of his relocation in Baltimore, Maryland; (vi) interest on the monies due him; and (vii) any additional compensation deemed appropriate by the DOL. On July 30, 2003, the Company responded to the complaint and submitted its response and evidentiary materials to the DOL. The response denies all liability and raised several defenses to the complaint. The Company intends to vigorously defend this matter. On March 9, 2004, the Department of Labor gave notice that it had completed its investigation and dismissed the complaint. Complainant has appealed and the U.S Department of Labor has scheduled a proceeding on June 7, 2004.

         We are respondent in an arbitration titled MCI Worldcom Communications, Inc. v. A.B. Watley Group, Inc., AAA Arbitration, Reference # 1410003356. On September 16, 2003, claimant filed this arbitration against the Company asserting a breach of contract claim in the amount of $135,644 (a provision has been provided in financial statements). On January 26, 2004, the Company submitted its answer denying all material allegations and asserting several affirmative defenses. The Company intends to continue to vigorously defend this matter.

         In March 2003, the holder of the $5 million secured demand note (the "Noteholder") demanded repayment of the note. On March 31, 2003, ABW filed a NASD Arbitration Demand and a Statement of Claim with the NASD Dispute Resolution office. The arbitration sought to enforce the provisions of the secured demand note agreement and to prevent premature withdrawal by the lender.

In April 2004, the parties agreed to discontinue the arbitration without prejudice pursuant to a settlement agreement that provided for the repayment of approximately $2.9 million of the $5 million outstanding principal of the secured demand note. The Noteholder agreed that as long as the Company is not in default of any of its obligation under the settlement agreement, not to commence any litigation with respect to the outstanding balance due on the $5 million secured demand note prior to December 20, 2004.

         Our landlord, 40 Wall Street, LLC, commenced two separate landlord/tenant proceedings seeking money judgments and orders of eviction against the Company. Both proceedings have been settled whereby the Company vacated a portion of the premises in March 2004 and will vacate the remaining portion of the premises prior to June 1, 2004. The landlord has reserved the right to seek a money judgment for all rent arrears (a provision has been provided in financial statements)after the Company has vacated the premises.

         We are plaintiff in an action titled A.B. Watley Group Inc. v. John J. Amore, et al., Supreme Court of the State of New York, County of New York, Index No. 602993/03. We have sued our former CEO who has filed a counterclaim against our company.

         We are defendant in an action titled John J. Amore v. Steven Malin and A.B. Watley, Inc., Supreme Court of the State of New York, County of New York, Index No. 603833/03. Plaintiff filed a complaint alleging breach of a contract against A.B. Watley, Inc. seeking damages in the amount of $500,000 and slander against Steven Malin, our Chairman, seeking damages in the amount of $5,000,000. We have filed an answer denying all wrongdoing. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

         We are respondent in an arbitration titled William Frymer v. A.B. Watley, Inc., NASD Arbitration No. 03-05524. A former employee of the Company has commenced this arbitration claiming breach of contract and violation of New York labor laws. The Claimant is seeking unpaid salary and bonus, stock options, liquidated damages and punitive damages. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

         We are respondent in an arbitration titled James B. Fellus v. A.B. Watley, Inc., NASD Arbitration No. 03-05526. A former employee of the Company has commenced this arbitration claiming breach of contract and violation of New York labor laws. The Claimant is seeking unpaid salary and bonus, stock options, a lump sum payment of the sum of the highest month's Retail Division and Fixed Income Division pretax profit incentive multiplied by 48, liquidated damages and punitive damages. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

         In addition to the foregoing, in the ordinary course of business, we and our principals are, and may become, a party to legal or regulatory proceedings commenced by the NASD, the SEC or state securities regulators relating to compliance, trading and administrative problems that are detected during periodic audits and inspections or reported by dissatisfied customers. Such matters, if pursued by such entities, could rise to the level of disciplinary action. We are not currently involved in any proceeding by a governmental agency or self-regulatory organization, the outcome of which is expected to have a material adverse effect on our business. There can be no assurance that one or more future disciplinary actions, if decided adversely us, would not have a material adverse effect on our business, financial condition and results of operations.

13.  Stock Options

         Under the Company`s Stock Option Plans (collectively, the "Plans"), employees, non-employee directors, officers, and consultants are generally granted options (both incentive stock options and nonqualified stock options) to purchase shares of Common Stock at prices not less than the estimated fair market value of the Common Stock on the date the option is granted. The options are exercisable at either the date of grant, in ratable installments or otherwise, generally over a period of one to three years from the date of grant. The options generally expire within ten years after the date of grant. The number of shares delivered in the aggregate under the 2000, 1999, 1998 and 1997 Plans cannot exceed 1,600,000, 800,000, 800,000 and 400,000 shares, respectively, (3,600,000 shares in total).

         A summary of the Company`s stock option activity and related information for the years ended September 30, 2003, and 2002 is as follows:

                                             Number      Weighted Avg.
                                           of Shares    Exercise Price
                                          ----------    ----------
Outstanding at September 20, 2001          2,102,937    $     9.68
   Granted                                 3,520,000    $     7.59
   Exercised                                      --    $       --
   Forfeited                              (2,043,550)   $      .13
                                          ----------    ----------
Outstanding at September 30, 2002          3,579,387    $     2.12
   Granted                                   500,000    $     0.35
   Exercised                                      --            --
   Forfeited                              (1,386,687)   $    15.23
                                          ----------    ----------
Outstanding at September 30, 2003          2,692,700    $     6.37
                                          ==========    ==========

   Exercisable at September 30, 2002       2,614,913    $     0.39
                                          ==========    ==========
      Exercisable at September 30, 2003    1,699,430    $     6.94
                                          ==========    ==========

         There are no non-employee option grants included in the table above as of the year ended September 30, 2003.

         Compensation expense related to stock options for the years ended September 30, 2003, and 2002 was $0 and $459,563, respectively.

         The weighted average fair value of options granted during the years ended September 30, 2003 and 2002 was $0.35 and $0.08 respectively. The fair value of each option grant was estimated at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value estimate of its stock options. In calculating the fair values of the stock options, the following assumptions were used:

                                                       Years Ended
                                              2003 Grants       2002 Grants
                                              -----------       -----------
Dividend yield                                  0%                 0%
Weighted average expected life:
          Employees                             10.0 years          5.0 years
          Non-employees                         --                 --
Weighted average risk-free interest rate        4.21               3.88
Expected volatility                             109%                50%

         Additional information regarding options outstanding as of September 30, 2003 is as follows:

                                          Options Outstanding                                      Options Exercisable
                                         -------------------------                               -------------------------
Range of             Number of           Weighted Average         Weighted Average         Number Exercisable   Weighted Average
Exercisable Prices   Outstanding as of   Remaining Contractual     Exercise Price            as of 9/30/03         Exercise Price
                       9/30/03           Life in years
---------------------------------------------------------------------------------------------------------------------------------
$0.10 - $.35           2,600,000                  9.19            $0.21                       1,625,000                 $0.25
$2.90 - $ 6.13            45,000                  7.71            $4.93                          36,750                 $5.21
$8.00 - $10.875           36,750                  6.89            $8.63                          26,730                 $8.84
$16.00 -$17.50            10,950                  6.62            $16.90                         10,950                $16.90
                      ----------                                                             ----------
                       2,692,700                                                              1,699,430
                      ==========                                                             ==========

14.  Stock Warrants

         At September 30, 2003, the Company had warrants outstanding of 7,037,036 with exercise prices ranging between $0 and $19.47 and expirations extending through March 2012.

15.  Income taxes

         The Company has no income tax liability for Federal, State, and Local income tax purposes. The Company is subject only to minimum taxes based on capital and the provision for income taxes for the years ending September 20, 2003 and 2002, amounted to $0 and $8,725, respectively.

                                                           Years Ended September 30,
                                                            2003              2002
                                                     ---------------    -------------
Tax benefit at federal statutory rate                        (34.0%)          (34.0%)
State taxes, net of federal tax effect                           0.1              0.1
Increase in valuation allowance on deferred tax assets          33.9             33.9
Other                                                            0.1              0.1
                                                              ------            ------
Effective tax rate                                              0.1%             0.1%
                                                              ======            ======

         Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The effects of temporary differences that give rise to deferred tax assets at September 30, 2003, are principally the result of net operating carryforwards. At September 30, 2003, the Company had a net operating loss carry forward for federal, state and local tax purposes of approximately $67,000,000 that will begin to expire no sooner than September 30, 2013.

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the period for which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences, and thus a 100% valuation allowance of theses benefits ($26,000,000) was established. Certain of such net operating loss benefits may be limited as a result of a change of control.

                                              A.B. Watley Group Inc.
                              Condensed Consolidated Statements of Financial Condition

                                                                                           June 30, 2004   September 30, 2003
                                                                                          ------------    -------------------
                                                                                           (Unaudited)
Assets:

Cash and cash equivalents                                                                 $    312,079    $     41,296
Receivables from clearing brokers                                                              177,564         223,556
Securities owned, at market value                                                                   --       1,309,145
Property and equipment, net of accumulated depreciation
          of $677,382 and $6,574,033                                                            39,780       1,698,062
Loans receivable from related party                                                            258,227         272,727
Secured demand note                                                                                 --       3,202,000
Security deposits                                                                              145,000         175,000
Other assets                                                                                    61,711          19,894
                                                                                          ------------    ------------
Total Assets                                                                              $    994,361    $  6,941,680
                                                                                          ============    ============

Liabilities and Stockholders' Deficit:
Accounts payable and accrued liabilities                                                     9,871,210       9,769,760
Accrued liabilities to LLC Class B Members                                                   1,922,303       2,000,253
Payable to clearing broker                                                                          --       1,597,767
Securities sold not yet purchased                                                                   --          28,010
Notes payable to former officer                                                                700,000         700,000
Notes payable - other                                                                        2,571,446       3,082,826
Subordinated borrowings                                                                      2,383,233       4,863,138
Subordinated borrowings - other                                                                350,000         350,000
Subordinated borrowings from officer                                                           180,000         180,000
                                                                                          ------------    ------------
                                                                                            17,978,192      22,571,754
                                                                                          ------------    ------------

Series A Redeemable Convertible Preferred Stock $0.01 par value, 690 shares authorized, 70 and 630 shares issued and outstanding at June 30, 2004 and
   September 30, 2003, respectively, and accrued dividends and interest
   (liquidation preference - $700,000
   and $6,300,000 at June 30, 2004 and September 30, 2003, respectively)                       858,376       6,867,001
                                                                                          ------------    ------------
                                                                                          ------------    ------------

Stockholders' Deficit:
Preferred Stock, $0.001 par value, 1,000,000 shares authorized and none issued and
   outstanding at June 30, 2004 and September 30, 2003                                              --              --
Common stock, $0.001 par value, 50,000,000 and 20,000,000 shares authorized at June 30,
   2004 and September 30, 2003, respectively and 13,137,138 and 12,787,139 issued and
   outstanding at June 30, 2004 and September 30, 2003, respectively                            13,137          12,787
Additional paid-in capital                                                                  54,309,883      47,111,608
Option costs                                                                                        --         (13,996)
Accumulated deficit                                                                        (72,165,227)    (69,607,474)
                                                                                          ------------    ------------
Total Stockholders' Deficit                                                                (17,842,207)    (22,497,075)
                                                                                          ------------    ------------


Total Liabilities and Stockholders' Deficit                                               $    994,361    $  6,941,680
                                                                                          ============    ============

      See accompanying notes to condensed consolidated financial statements

                             A.B. Watley Group Inc.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                     Three Months Ended June 30,     Nine Months Ended June 30,
                                                    ----------------------------    ---------------------------
                                                       2004             2003            2004             2003
                                                    ------------    ------------    ------------    ------------
Revenues:
Commissions                                         $  1,679,184    $  1,716,675    $  4,764,511    $  4,409,349
Data service fees                                         22,437          46,130          50,939          62,336
Principal transactions                                        --       2,669,454       2,356,633       6,624,125
Interest income and other income                         317,138         310,398         907,769       1,321,264
                                                                                    ------------    ------------
                                                    ------------    ------------    ------------    ------------
Total revenues                                         2,018,759       4,742,657       8,079,852      12,417,074

Interest expense                                         257,302         301,700         857,575         726,223
                                                                                    ------------    ------------
                                                    ------------    ------------    ------------    ------------
Net revenues                                           1,761,457       4,440,957       7,222,277      11,690,851
                                                    ------------    ------------    ------------    ------------

Expenses and other charges:
Commissions, floor brokerage and clearing charges      1,030,423       1,678,542       3,508,842       4,213,913
Employee compensation and related costs                  629,622       2,461,346       3,224,087       6,326,377
Communications                                            37,394         189,546         363,115       1,014,473
Business development                                       9,249          70,018          88,579         198,268
Professional services                                    167,261         356,311         440,832       1,371,860
Occupancy and equipment costs                            202,310         336,741         869,290       1,821,825
Depreciation and amortization                             52,378         138,369         250,765       1,098,062
Other expenses                                            49,428         214,914         423,842       1,562,570
Abandonment of leasehold improvements                   (412,844)             --         610,678              --
Loss on investments                                           --              --              --          84,287
                                                    ------------    ------------    ------------    ------------
Total expenses                                         1,765,221       5,445,787       9,780,030      17,691,635
                                                    ------------    ------------    ------------    ------------
                                                          (3,764)     (1,004,830)     (2,557,753)     (6,000,784)
Net loss
Preferred stock dividends                                     --          63,000              --        (252,000)
                                                    ------------    ------------    ------------    ------------
Net loss applicable to common stockholders          $     (3,764)   $ (1,067,830)   $ (2,557,753)   $ (6,252,784)
                                                    ============    ============    ============    ============

Basic and diluted loss per common share             $      (0.00)   $      (0.09)   $      (0.20)   $      (0.50)
                                                    ============    ============    ============    ============

Weighted average shares outstanding                   13,137,138      12,508,852      13,013,512      12,508,852
                                                    ============    ============    ============    ============

      See accompanying notes to condensed consolidated financial statements

                             A.B. Watley Group Inc.
           Condensed Consolidated Statements of Cash Flows (Unaudited)

                                                                            For the Nine Months Ended June 30,
                                                                                 2004               2003
                                                                                -----------    -----------
Cash flows from operating activities:

Net loss                                                                        $(2,557,753)   $(6,000,784)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
   Non-cash compensation and service costs
     Options costs                                                                   13,996         18,672
     Amortization of debt discount in connection
   with
        issuance of warrants and subordinated debt                                  136,862         91,240
     Amortization of finance charge in connection
   with
        notes payable                                                                87,500             --
     Penalties - preferred stock                                                         --        759,107
     Minority interest applicable to LLC Class B members                            (32,950)       (87,019)
     Depreciation and amortization                                                  250,765      1,098,062
     Loss on abandonment of leasehold improvements                                1,407,218             --
     Write-off of deferred rent incentives                                         (796,540)            --
   Changes in assets and liabilities:
   (Increase) decrease in operating assets:
       Restricted cash                                                                   --        292,565
       Receivables from clearing brokers                                             45,992      1,028,588
       Securities owned                                                           1,309,145       (833,445)
       Loans receivable from related party                                           14,500             --
       Security deposits                                                             30,000        (27,295)
       Other assets                                                                 (41,817)       (49,243)
   Increase (decrease) in operating liabilities:
       Accounts payable and accrued liabilities                                   1,100,790      1,237,826
       Payable to clearing broker                                                (1,597,767)     2,336,279
       Securities sold, not yet purchased                                           (28,010)       169,987
                                                                                -----------    -----------
   Net cash (used in) provided by operating activities                             (658,069)        34,540
                                                                                -----------    -----------

Cash flows from investing activities:

Purchases of property and equipment                                                      --        (13,268)
                                                                                -----------    -----------
   Net cash provided by (used in) investing activities                              (13,268)
                                                                                -----------    -----------
Cash flows from financing activities:
Proceeds from notes payable - other                                               2,338,620        250,000
Repayment of notes payable - other                                               (1,825,000)      (450,000)
Repayment of notes payable                                                         (125,000)            --
Proceeds from secured demand note receivable                                        585,232             --
Capital distribution to LLC Class B members                                         (45,000)       (35,038)
                                                                                -----------    -----------
   Net cash provided by (used in) financing activities                              928,852       (235,038)
                                                                                -----------    -----------

Net increase (decrease) in cash and cash equivalents                            $   270,783    $  (213,766)
Cash and cash equivalents at beginning of period                                     41,296        213,766
                                                                                -----------    -----------
Cash and cash equivalents at end of period                                      $   312,079    $        --
                                                                                ===========    ===========

Supplemental non-cash financing activities
  and disclosure of cash flow information:
    Cash paid for:
      Interest                                                                  $    52,500    $   188,131
      Taxes                                                                              --             --

Supplemental non-cash financing activities and disclosure of cash flow information:
Issuance of common stock for financing charge in connection with notes
payable                                                                         $    87,500             --

Conversion of Series A Preferred Stock for warrants                             $ 6,008,625             --
Forgiveness of notes payable for warrants                                       $ 1,102,500             --
Liquidation of secured demand note                                              $ 2,616,767
Forgiveness of penalties on preferred stock                                              --    $ 1,070,593
Preferred stock dividends                                                                --    $   252,000
Issuance of secured demand note                                                          --    $ 5,000,000
Issuance of subordinated borrowing                                                       --    $ 5,000,000
Debt discount in connection with issuance of warrants and subordinated debt              --    $   273,723
Settlements of minority interests                                                        --    $    87,019

      See accompanying notes to condensed consolidated financial statements

                             A.B. Watley Group Inc.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

1.       Organization and Business

         A.B. Watley Group Inc. ("ABWG" or the "Company") is a U.S. public corporation. The Company conducts business primarily through its principal subsidiaries, A.B. Watley Direct, Inc. ("Direct") and A.B. Watley Futures Corp. ("ABW Futures"), operating as one integrated business segment. ABWG is a Delaware corporation organized on May 15, 1996.

         Direct is a registered broker-dealer with the Securities and Exchange Commission ("SEC"), and a member of the National Association of Securities Dealers, Inc. ("NASD"). Direct is an introducing broker-dealer, conducting business in electronic trading, information and brokerage services and institutional trading. Direct clears all transactions through clearing brokers on a fully disclosed basis. Accordingly, Direct is exempt from Rule 15c3-3 of the Securities and Exchange Act of 1934.

         ABW Futures is an introducing broker/dealer registered with the National Futures Association and conducts futures trading activity for customers. ABW Futures cleared all of its business through clearing brokers on a fully disclosed basis. On June 30, 2004, the Company sold ABW Futures to a third party. The sale of ABW Futures did not have any material impact on the Condensed Consolidated Financial Statements.

2.       Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Pursuant to the rules and regulations of the SEC, certain footnote disclosures, which are normally required under GAAP, have been omitted. It is recommended that these condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended September 30, 2003. The results of operations for any interim period are not necessarily indicative of results for the full year.

         The condensed consolidated financial statements include the accounts of ABWG and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the current period's presentation. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         In January 2003, as revised in December 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after March 15, 2004. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

Equity-Based Compensation

         As permitted by FASB Statement No. 123, Accounting for Stock Based Compensation ("FAS 123"), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the day of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

         In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("FAS 148"). This standard amends the disclosure requirements of FAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of FAS 123 which requires disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by FAS 123 had been adopted, as well as certain other information.

         The following table summarizes relevant information as to reported results under the Company's intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of FAS 123 had been applied for the three and nine month periods ended June 30, 2004 and 2003 as follows:

                            Three Months Ended June 30,        Nine Months Ended June 30,
                            ------------------------------    ------------------------------
                                2004             2003              2004            2003
                            -------------    -------------    -------------    -------------
Net loss                    $      (3,764)   $  (1,067,830)   $  (2,557,753)   $  (6,252,784)
Stock-based employee
compensation cost, net
of tax effect, under
fair value accounting            (139,256)        (148,326)        (296,835)        (333,732)
                            -------------    -------------    -------------    -------------
Pro forma net loss under
Fair Value Method           $    (143,020)   $  (1,216,156)   $  (2,854,588)   $  (6,586,516)
                            -------------    -------------    -------------    -------------
Loss per share
basic and diluted           $       (0.00)   $       (0.09)   $       (0.20)   $       (0.50)
Per share stock-based
employee compensation
cost, net of tax effect,
under fair value
accounting                           0.01             0.01             0.02             0.03
                            -------------    -------------    -------------    -------------
Pro forma loss per
share - basic and diluted   $       (0.01)   $       (0.10)   $       (0.22)   $       (0.53)
                            -------------    -------------    -------------    -------------

         There were no options granted during the three months ended June 30, 2004. As of June 30, 2004 and 2003 there were 4,692,700 and 2,192,700 options outstanding, respectively. As of June 30, 2004 options outstanding had exercise prices ranging between $0.10 and $17.50 and expirations extending through January 2014.

         During the three months ended June 30, 2004, the Company issued 5,561,478 warrants in connection with the conversion of Series A Preferred Stock and 987,771 warrants in connection with the conversion of certain notes payable. As of June 30, 2004, there were 12,647,446 warrants outstanding. As of June 30, 2004 warrants outstanding had exercise prices ranging between $0.00 and $3.69 and expirations extending through March 2012.

Loss Per Share

         Basic loss per share was computed using the weighted average number of outstanding common shares. Diluted per share amounts when applicable include the effect of dilutive common stock equivalents from the assumed exercise of options, warrants and the convertible preferred stock. Dilutive per share amounts are computed excluding common stock equivalents since their inclusion would be anti-dilutive. Total shares issuable upon the exercise of stock options, warrants and the conversion of preferred stock for the as of June 30, 2004 and 2003 were 17,746,353 and 13,342,641, respectively.

3.       Going Concern

         The Company has continued to incur consolidated net losses and negative cash flows from operations. Additionally, the Company has significant deficits in both working capital and stockholders` equity. These factors raise substantial doubt about the Company`s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As a result, management of ABWG may seek to raise additional capital from time to time to fund operations through private placements of equity or debt instruments. There can be no assurance that any of these alternatives will be successful.

4.       Net Capital Requirements

         Direct is subject to the SEC's Uniform Net Capital Rule ("Rule 15c3-1"). In accordance with this rule, Direct is required to maintain defined minimum net capital equal to the greater of $5,000 or 6-2/3% of aggregate indebtedness as defined. As of June 30, 2004, Direct had net capital of $196,230 which was $169,813 in excess of its minimum requirement.

5. Financial Instruments with Off Balance Sheet Risk and Concentrations of Credit Risk

         Pursuant to clearance agreements, the clearing and depository operations for the Company and its customers' securities transactions are provided by clearing broker-dealers. The Company earns commissions as an introducing broker for the transactions of its customers. In the normal course of business, the Company's customer activities involve the execution and settlement of various customer securities transactions. These activities may expose the Company to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Company has to purchase or sell the security underlying the contract at a loss.

The Company's customer securities are transacted on either a cash or margin basis. In margin transactions, the clearing broker extends the credit to the Company's customers, subject to various regulatory margin requirements, collateralized by cash and securities in the customers' accounts. However, the Company is required to contact the customer and to either obtain additional collateral or to sell the customer's position if such collateral is not forthcoming. The Company is responsible for any losses on such margin loans, and has agreed to indemnify its clearing brokers for losses that the clearing brokers may sustain from the customer accounts introduced by the Company.

       The Company seeks to control the risks associated with these activities by reviewing the credit standing of each customer and counterparty with which it does business. Further, working with the clearing brokers, it requires customers to maintain margin collateral in compliance with various regulatory and internal company policy guidelines. The clearing brokers monitor required margin levels daily and, pursuant to such guidelines, request customers to deposit additional collateral or reduce securities positions when necessary. The Company's exposure to these risks becomes magnified in volatile markets. As of June 30, 2004, the Company has provided a reserve for uncollectible receivables from clearing brokers in the amount of $1,166,777.

       The Company may at times maintain positions in equity securities on both a long and short basis. While long positions represent the Company's ownership of securities, short positions represent obligations of the Company. Accordingly, both long and short positions may result in gains or losses to the Company as market values of securities fluctuate. To manage the risk of losses, the Company marks long and short positions to market daily and continuously monitors the market fluctuations.

       Securities sold, but not yet purchased represent obligations of the Company to deliver the specified security at a contracted price and thereby create a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off balance sheet risk, as the Company's ultimate obligation to satisfy the sale of securities sold, but not yet purchased may exceed the amount recognized in the Condensed Consolidated Statements of Financial Condition.

6.       Redeemable Convertible Preferred Stock

         On November 29, 2001, the Company entered into the Series A Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") to issue and sell, in a private placement, an aggregate of 630 (690 shares authorized, par value $.01) shares of Series A Redeemable Convertible Preferred Stock ("Preferred Stock"). Each share is convertible into 3,390 shares of the Company`s Common Stock at an exercise price of $2.95. The purchasers of the Preferred Stock were issued warrants, expiring in 5 years from the date of issuance, to purchase an additional 1,629,069 shares of Common Stock at an exercise price of $2.95.

         Pursuant to the Purchase Agreement and the Registration Rights Agreement (the "Registration Agreement"), the Company was required to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission registering for resale the 2,135,700 shares of Common Stock issuable upon the conversion of the shares of Preferred Stock, and the 1,629,069 shares of Common Stock subject to purchase upon exercise of the warrants. The Company has not yet filed a Registration Statement and will not be able to have the Registration Statement filed and declared effective within the period required. A penalty of 2% of the liquidation preference value of the Preferred Stock for each thirty-day period accrues to each holder of Preferred Stock and is added to the liquidation preference amount until cured. In June 2003 the holders of the Preferred Stock executed an agreement which waived their rights to penalties, dividends and stock issuances during the period June 1, 2003 through May 31, 2004. For the year ended September 30, 2003, penalties accrued through June 30, 2003 in the amount of $1,070,593 were reversed and recorded as additional paid-in-capital.

         The Preferred Stock includes a liquidation preference of $10,000 per share and bears a cumulative dividend at an initial 6% annual rate, which increases to a 15% annual rate after eighteen months, payable twice a year in shares of Common Stock. In June 2003 the holders of the Preferred Stock executed an agreement which waived their rights to penalties, dividends and stock issuances during the period June 1, 2003 through May 31, 2004.

         The holders of Preferred Stock may elect to convert their shares into the Company`s Common Stock at any time, just as they may choose to exercise their related warrants at any time. The holders of Preferred Stock also have the right to require the Company to redeem all of the Preferred Stock for cash upon certain triggering events, as defined in the Agreement. Such triggering events have occurred. The holders of the Preferred Stock waived their Redemption Rights through July 31, 2004.

         The $6,300,000 aggregate purchase price of the Preferred Stock and the warrants was allocated $4,340,383 to the Preferred Stock and the balance of $1,959,617 was attributed to the fair value of the warrants. In connection with this transaction, the Company issued Preferred Stock and received cash proceeds of $3,324,291 (net of issue costs) and exchanged a note payable in the amount of $2,500,000 ("Senior Subordinated Demand Note") for $2,750,000 plus accrued interest.

         Since the holders of the Preferred Stock may require the Company to redeem all of the Preferred Stock, the Company has excluded the Preferred Stock from Stockholders` Deficit in the accompanying Condensed Consolidated Statements of Financial Condition.

         The holders are not subject to any limitations on the number of conversions of Preferred Stock or subsequent sales of the corresponding Common Stock that they can effect, other than a prohibition on any holder acquiring a beneficial ownership of more than 4.95% of the outstanding shares of the Company`s Common Stock.

         As of June 30, 2004 and September 30, 2003, the dilutive effect of the conversion of preferred stock would result in the issuance of 406,207 and 3,671,218 shares, respectively.

         In June holders of 560 shares of Series A Redeemable Convertible Preferred Stock recorded at $6,008,625 including dividends and interest, in the accompanying Condensed Consolidated Statements of Financial Condition converted their preferred stock into warrants to purchase 5,462,387 shares of common stock of the Company. The exercise price for each of the common shares to be received upon exercise of the warrants is $0.01. The warrants have a term of seven years and expire in June 2011. As of June 30, 2004, the impact of the preferred stock conversion and the issuance of warrants was to decrease Series A Preferred Stock by $6,008,625 and to increase Additional Paid-in Capital by the same amount.

         In July 2004, the Company and holders of 70 shares of Series A Redeemable Convertible Preferred Stock recorded at $858,376 including dividends and interest, in the accompanying Condensed Consolidated Statements of Financial Condition reached an agreement to convert their preferred stock into warrants to purchase 780,342 shares of common stock of the Company. As July 31, 2004, the impact of the preferred stock conversion and the issuance of warrants was to decrease Series A Preferred Stock by $858,376 and to increase Additional Paid-in Capital by the same amount.

7.       Notes and Loans Payable

         The Company's outstanding obligation under notes and loans payable as of June 30, 2004 and September 30, 2003 was as follows:

                                        June 30, 2004    September 30, 2003
                                         ----------          ----------
Borrowings under line of credit          $2,182,826          $3,082,826
Notes payable to former officer             700,000             700,000
Loans payable - other                       388,620                  --
                                         ----------          ----------
                                         $3,271,446          $3,782,826
                                         ==========          ==========

         On December 23, 2003, the Company borrowed $1,800,000 from a third party at the rate of 20% per annum. On January 16, 2004 the Company repaid the $1,800,000. Subsequently, during January and February 2004, the Company borrowed an additional $388,620, including accrued interest, from the same third party at the rate of 20% per annum. The note is due on demand.

         On October 8, 2003, the Company borrowed $150,000 from a third party lender at the rate of 12% per annum and issued 250,000 shares of the Company's common stock, which represented a finance charge of $87,500. The loan was payable in fourteen equal monthly installments. During the three months ended March 31, 2004, the Company made principal payments in the amount of $25,000. As of April 30, 2004, the Company repaid the loan, and accrued interest, through $21,000 in cash payments and offset $139,150 against commissions owed to the Company by the lender.

         In March 2002, one of the holders of the Company's Preferred Stock led a group that granted a line of credit of $4,200,000 to the Company. Borrowings under the line of credit are payable on demand after June 18, 2002, with interest payable at 10%. The proceeds of the loans were used for working capital. Additionally, one member of the group was granted warrants to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $0.918 a share in connection with the loan facility and a consultant retained by a member of the group was also granted warrants to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.918 a share. The fair value of the warrants were amortized and recorded as interest expense. As of June 30, 2004, the Company has borrowed $2,182,826 under this commitment, and has recorded accrued interest payable of $552,004. The loan is collateralized by certain assets of the Company as defined in the loan agreement.

         In June 2004, certain note holders agreed to forgive notes payable, including accrued interest, in the amount of $1,102,500 in return for warrants to purchase 987,771 shares of common stock of the Company. The exercise price for each of the common shares to be received upon exercise of the warrants is $0.01. The warrants have a term of seven years. As of June 30, 2004, the impact of the forgiveness of the notes payable and the issuance of warrants was to decrease Notes Payable by $900,000, decrease Accrued Liabilities, for accrued interest, by $202,500 and to increase Additional Paid-in Capital $1,102,500.

         In July 2004, the Company and certain note holders reached an agreement to forgive notes payable, including accrued interest, in the amount of $2,621,815 in return for warrants to purchase 1,000,000 shares of common stock of the Company. The exercise price for each of the common shares to be received upon exercise of the warrants is $0.19. In addition the Company agreed to amend an existing warrant agreement, for 1,000,000 shares of common stock of the Company, held by the note holder to reflect a decrease in the exercise price from $0.91 to $0.01. The warrants will have a term of seven years. There was no financial statement impact for the amendment to the warrant exercise price. The impact of the forgiveness of the notes payable and the issuance of warrants was to decrease Notes Payable by $2,182,826, decrease Accrued Liabilities, for accrued interest, by $542,495 and to increase and to increase Additional Paid-in Capital $2,725,321.

8.       Secured Demand Note and Subordinated Borrowings

Secured Demand Note

         On January 15, 2003, the Company entered into a Secured Demand Note Collateral Agreement (the "SDN"), whereby a subordinated lender agreed to deposit $5,000,000 worth of collateral in accounts to be held by the Company to secure a subordinated loan for the same amount. The loan had been approved by the NASD and was included for the purposes of computing net capital under Rule 15c3-1.

         During the term of the SDN, the Company liquidated approximately $2.4 million of the SDN Collateral. This cash was used by the Company to support its operations. This transaction is reflected in the accompanying Condensed Consolidated Statements of Financial Condition as a reduction of the principal amount of the SDN. As of June 30, 2004, in connection with the Company's repayment of approximately $2.9 million of principal and interest, the remaining balance of the SDN was reduced to $-0-.

Subordinated Borrowings

         At September 30, 2003 subordinated borrowings consisted of $5,530,000 of subordinated notes payable to general creditors, of which $5,000,000 bearing interest at 7% is due on June 30, 2004, $200,000 bearing interest at 15%, $150,000 bearing interest at 13%, and the balance of $180,000 bearing interest at 12% are due on October 31, 2006. In connection with the issuance of the $5,000,000 subordinated borrowing the Company issued warrants to the lender to purchase 500,000 shares of ABWG common stock at $0.75.

         The Company recorded a debt discount in the amount of $273,724 which is amortized to interest expense over the life of the subordinated loan. Interest expense relating to the warrants was $45,621 for the quarter ended June 30, 2004. At June 30, 2004, the debt discount related to the subordinated loan has been fully amortized. On January 22, 2004, the NASD rescinded its approval of the Subordinated Borrowing Agreement. A.B. Watley ceased operations in January 2004. In February 2004, A.B. Watley withdrew its registration as a broker/dealer. To the extent borrowings are required for the Company's continued compliance with minimum net capital requirements, they may not be repaid. Of the total subordinated borrowings, $180,000 is from an officer and shareholder of ABWG. Interest expense of approximately $59,000 and $105,000 was incurred on subordinated borrowings during the quarter ended June 30, 2004 and 2003, respectively.

         Subordinated borrowings as of June 30, 2004 and September 30, 2003 are as follows:

June 30, 2004    September 30, 2003     Interest Rate            Maturity
--------------   ------------------     -------------        ----------------
     $ 2,383,233           $5,000,000              7%          Matured
     $   125,000             $125,000             12%          October 31, 2006
     $    55,000              $55,000              0%          October 31, 2006
     $   200,000             $200,000             15%          October 31, 2006
     $   150,000             $150,000             13%          October 30, 2006
---------------    -----------------
     $ 2,913,233          $5,530,000
===============    =================

         In March 2003, the holder of the $5 million secured demand note (the "Noteholder") demanded repayment of the note. In April 2004, the parties agreed to discontinue the arbitration without prejudice pursuant to a settlement agreement that provided for the repayment of approximately $2.9 million of principal and interest (which was repaid in April 2004) of the $5 million outstanding principal of the secured demand note (see Legal Procedings). In June 2004, the note matured and the Company has not paid the remaining balance and has not received an extension of the maturity date. As of June 30, 2004, $2,383,233 remains due and outstanding.

9.       Commitments and Contingencies

         Our principal offices were located at 40 Wall Street, New York, NY at an annual cost of approximately $920,000 per year, plus escalations. The initial term of the lease for such office space expires in June 2009. Our previous landlord, 40 Wall Street, LLC, commenced two separate landlord/tenant proceedings seeking money judgments and orders of eviction against the Company. Both proceedings have been settled whereby the Company vacated a portion of the premises in March 2004 and the remaining portion in June 2004. The Company has signed a confession of judgment for $609,441 and the landlord is seeking a money judgment for all rent arrears (a provision has been provided in the financial statements). In connection with Company's relocation of its headquarters from 40 Wall Street, New York, NY to 90 Park Avenue, New York. NY, for the nine months ended June 30, 2004, the Company abandoned leasehold improvements with a net book value of $1,407,218 which was partially offset by a write-off of deferred rent incentives of $796,540, resulting in a net loss of $610,678, which is included in Abandonment of Leasehold Improvements in the Condensed Consolidated Statement of Operations.

         We are a defendant in an action titled Michael Fielman v. A.B. Watley, Inc. and A.B. Watley Group Inc., Supreme Court of the State of New York, County of Nassau, Index No. 012082/02, filed on July 10, 2002. This is an action for unpaid wages seeking $28,658, plus statutory damages, costs, and attorneys' fees. This matter has been settled in the amount of $34,658 (a provision has been provided in the financial statements) over an installment basis of eight
(8) months. A.B. Watley Group Inc. has paid $11,152 towards the settlement and is in default of its settlement agreement.

         We are a defendant in an action titled General Electric Capital Corp., as Assignee of Sun Microsystems, Inc. v. A.B. Watley Group Inc. f/k/a Internet Financial Services, Inc., Supreme Court of the State of New York, County of New York, Index No 117675/02, filed August 7, 2002. This is a breach of contract in connection with the lease of equipment, which seeks compensatory damages of $195,356, plus interest, costs and attorney's fees (a provision has been provided in the financial statements). The parties have reached a settlement in principle for the payment of $50,000 in two installments although an agreement has not been finalized.

         Our former legal counsel, has filed a complaint against the Company. The title of the action is Hartman & Craven LLP v. A.B. Watley, Inc. and A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No.: 109502/03, filed May 23, 2003. Plaintiff has filed a Complaint against, amongst others, A.B. Watley Group Inc. and A.B. Watley, Inc. for damages in the amount of $352,574, plus interest accrued thereon, (a provision has been provided in the financial statements), for unpaid legal fees. A.B. Watley Group Inc. and A.B. Watley, Inc. deny liability, in part, and have asserted a counterclaim for malpractice and breach of contract for unspecified damages. At this point, it is difficult to determine the amount, if any, that A.B. Watley Group Inc. and A.B. Watley, Inc. may be held liable for. Plaintiff has filed a motion for summary judgment, which has been fully submitted and briefed before the Court. The Court granted the motion in part and denied the motion in part. The parties are awaiting an executed judgment and are conducting pre-trial discovery.

         We are defendant in an action titled Hyperfeed Technologies, Inc. v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 111538/03 on June 24, 2003. Plaintiff has domesticated an out-of-state judgment against A.B. Watley Group Inc. in the amount of $180,503, plus interest accrued thereon (a provision has been provided in the financial statements). Currently, Plaintiff is conducting post-judgment discovery.

         We are respondent in an arbitration titled Sean MacDonald and Adam Silver v. A.B. Watley, Inc., NASD Arbitration No. 03-02644. In the Office of Dispute Resolution for the NASD, Claimants filed this Statement of Claim against the Company on March 20, 2003. This action seeks unspecified damages for improper margin sell-outs by A.B. Watley, Inc. A.B. Watley, Inc. denies all wrongdoing in connection with this matter asserting that it acted in accordance with its customer agreement as well as applicable federal securities laws. In addition, A.B. Watley, Inc. has asserted a counterclaim to recover the margin debt left by Claimants. A hearing on this matter was held on June 29, 2004 in Boston Massachusetts. A.B. Watley, Inc. is awaiting a decision.

         We are respondent in an arbitration titled John W. Donavan and Bettina
H. Wolff v. A.B. Watley, Inc., NASD Arbitration No. 03-05212. In the Office of Dispute Resolution for the NASD, Claimants filed this Statement of Claim against A.B. Watley, Inc. on July 15, 2003 seeking damages of approximately $94,788 (a provision has been provided in the financial statements) relating to the suitability of Claimants' investments. A.B. Watley, Inc. denies all wrongdoing in connection with this matter asserting that it acted in accordance with its customer agreement as well as applicable federal securities laws. The parties have agreed to a settlement in principle although a formal settlement agreement has not been consummated.

         We are respondent in an arbitration titled Steven Messina, Brian Kelly, and Thomas Messina v. A.B. Watley, Inc., NASD Arbitration No. 02-04649. In the Office of Dispute Resolution for the NASD, Claimants filed this Statement of Claim against A.B. Watley, Inc. This action, which was filed on August 7, 2002, seeks actual damages, consisting of unpaid commissions in the amount of $147,000 (a provision has been provided in the financial statements). A.B. Watley, Inc. denies all wrongdoing in connection with this matter, and has asserted a counterclaim in the amount of $600,000 for breaches of contract and fiduciary duties. A hearing in this matter has not yet been scheduled. A.B. Watley, Inc. intends to vigorously defend this matter and prosecute its counterclaim.

         We are respondent in an arbitration titled Gary Miller v. A.B. Watley, Inc., NASD Arb. No.: 03-07144. Claimant filed this Claim against A.B. Watley, Inc. on September 29, 2003 seeking damages of approximately $49,000 relating to breach of contract. A.B. Watley, Inc. submitted its answer in this matter on December 4, 2003 denying all liability in connection with the Claim. Pre-hearing discovery is still being conducted and there is a hearing scheduled for October 28-29, 2004 in New York, New York.

         We are defendant in an action titled Pentech Financial Services, Inc.
v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 02-126759. On December 11, 2002, Plaintiff filed a complaint against A.B. Watley Group Inc. for an alleged breach of a lease agreement. On May 28, 2003, Plaintiff obtained a judgment in the amount of $465,584 (a provision has been provided in financial statements) plus interest accrued thereon. A.B. Watley Group Inc. executed a settlement agreement with Plaintiff for a total settlement of $522,584, over an installment basis. Currently, A.B. Watley Group Inc. is in default of the settlement agreement.

         We are defendant in an action titled Siemens Financial Services, Inc. f/k/a Siemens Credit Corporation v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 603769/2002, filed October 16, 2002. This action is for damages arising out of the alleged breach of a contract. Plaintiff seeks damages of approximately $215,000. Plaintiff obtained a judgment against A.B. Watley Group Inc. in the amount of $179,883 (a provision has been provided in the financial statements) with interest accrued thereon from July 10, 2003. A.B. Watley Group Inc. has paid $10,000 towards this balance.

         We are respondent in an arbitration titled Jeffrey Spittel v. A.B. Watley, Inc., NASD Arbitration No. 03-08076. In the Office of Dispute Resolution for the NASD, Claimant filed this Statement of Claim on November 5, 2003, against the Company claiming breach of contract, respondeat superior, and misappropriation and conversion, in the amount of $7,500 plus punitive damages, costs, disbursements and reasonable attorneys' fees. A.B. Watley, Inc. filed an answer on January 12, 2004. A.B. Watley, Inc. denies all wrongdoing in connection with this matter and intends to vigorously defend this matter.

         We are defendant in an action titled Sprint Communication v. A.B. Watley, Inc., United States District Court, Southern District of New York, Index No. 03 CV 6926. Plaintiff filed a Complaint against A.B. Watley, Inc. on September 9, 2003 alleging breach of contract seeking damages of $20,000 (a provision has been provided in the financial statements) plus costs, disbursements, and attorneys' fees. The parties have settled this matter for $10,000 on an installment basis over four months. A.B. Watley, Inc. has paid $7,500 towards this settlement and is in default of its settlement agreement.

         We are defendant in an action titled Peter Wigger v. A.B. Watley Group Inc., Supreme Court of the State of New York, County of New York, Index No. 604124/02, filed November 13, 2002. Plaintiff filed a complaint alleging breach of a commission agreement and unpaid wages due and owing. Plaintiff seeks damages in the amount of $398,750 (a provision has been provided in the financial statements) plus interest accrued thereon. Plaintiff has filed a motion of for summary judgment on his claims. On or about April 23, 2004 the parties reached a settlement, which contemplates a total payment of $174,000 to Plaintiff over the course of two (2) years. The Company has paid $36,000 towards the settlement and is in default of its settlement agreement.

         We are defendant in an action titled Lehr Construction Corp. v. A.B. Watley Group Inc., Supreme Court of New York, County of New York, Index No. 600276/02, filed November 12, 2003. This action is for damages arising out of the alleged breach of a construction contract. Plaintiff sought damages of approximately $233,794. On March 6, 2003, the parties reached a settlement in which the Company consented to a Judgment in the amount of $295,857, less any payments made by A.B. Watley Group Inc., and the parties simultaneously entered into a Forbearance Agreement (the "Agreement"), which set forth a payment schedule for A.B. Watley Group Inc. A.B. Watley Group Inc. has paid $75,000 towards the Judgment. On December 17, 2003, Plaintiff issued A.B. Watley Group Inc. a Notice of Default under the Agreement, which A.B. Watley Group Inc. has failed to cure. Under the Agreement, Plaintiff may execute on the outstanding balance of the Judgment in the amount of $169,917, (a provision has been provided in the financial statements) without further notice to A.B. Watley Group Inc. Plaintiff has taken efforts to seek information to collect upon the judgment.

         We are defendant in an action titled A.B. Watley Group, LLC/ Martinez/ 2-4173-03-036 Section 806 Sarbanes-Oxley Act of 2002, filed June 18, 2003. On July 11, 2003, the U.S. Department of Labor ("DOL") gave A.B. Watley Group Inc. ("ABW Group") notice that John Martinez, a former Financial and Operations Principal for the Company, had filed a Complaint against the ABW Group under
Section 806 of the Sarbanes-Oxley Act of 2002 (the "Act"). The Complaint alleges that ABW Group terminated Mr. Martinez in violation of the Act for raising net-capital issues with the National Association of Securities Dealers, Inc. - a private self-regulatory organization. The Complaint seeks: (i) Mr. Martinez' base pay (at the annual rate of $150,000 per annum) for the period from March 14, 2003 through April 7, 2003; (ii) the difference between his current base pay with his new employer ($130,000) and his base pay at the Company for a reasonable period of time; (iii) relocation costs incurred in obtaining new employment in Baltimore, Maryland; (iv) litigation costs; (v) his commuting costs during the time period April 7, 2003 until the unspecified time of his relocation in Baltimore, Maryland; (vi) interest on the monies due him; and
(vii) any additional compensation deemed appropriate by the DOL. On July 30, 2003, ABW Group responded to the complaint and submitted its response and evidentiary materials to the DOL. The Response denies all liability and raised several defenses to the Complaint. On March 9, 2004, the DOL gave notice that it had completed its investigation and dismissed the complaint. Mr. Martinez subsequently requested a hearing on the determinations made by the DOL. The DOL has scheduled a formal hearing on the merits of Mr. Martinez' complaint for August 17, 2004. The Company intends to vigorously defend this matter.

         We are respondent in an arbitration titled MCI Worldcom Communications, Inc. v. A.B. Watley Group Inc., (JAMS Arbitration, Reference # 1410003356). On September 16, 2003, claimant filed this arbitration against the Company asserting a breach of contract claim in the amount of $135,644 (a provision has been provided in the financial statements). On January 26, 2004, the Company submitted its Answer denying all material allegations and asserting several affirmative defenses. On March 22, 2004, the Arbitrator held a Preliminary Conference and issued a Preliminary Hearing Order directing the parties to submit a brief addressing the arbitrability of one Claimant's claims and the Company's statue of limitations defense. The briefs are pending before the Arbitrator. On April 28, 2004, JAMS informed the parties that the Arbitrator had resigned due to illness. A new Arbitrator has not yet assigned to the matter. The Company intends to continue to vigorously defend the matter.

         We are respondent in an arbitration titled Darren Kirsch v. A.B. Watley, Inc. NASD Arbitration No. 03-08772. In the Office of Dispute Resolution for the NASD, Claimant filed this Statement of Claim against A.B. Watley, Inc. on December 5, 2003, claiming breach of contract in the amount of $8,800 plus costs, disbursements and reasonable attorney's fees. A.B. Watley, Inc. filed an answer on February 4, 2004. A.B. Watley, Inc. denies all wrongdoing in connection with this matter and intends to vigorously defend this matter. Pre-hearing discovery is still being conducted and there is currently a hearing scheduled for August 17-18, 2004 in New York, New York.

         In March 2003, the holder of the $5 million secured demand note (the "Noteholder") demanded repayment of the note. On March 31, 2003, ABW filed a NASD Arbitration Demand and a Statement of Claim with the NASD Dispute Resolution office. The arbitration sought to enforce the provisions of the secured demand note agreement and to prevent premature withdrawal by the lender. In April 2004, the parties agreed to discontinue the arbitration without prejudice pursuant to a settlement agreement that provided for the repayment of approximately $2.9 million (which was repaid in April 2004) of the $5 million outstanding principal of the secured demand note. The Noteholder agreed that as long as the Company is not in default of any of its obligation under the settlement agreement, not to commence any litigation with respect to the outstanding balance due on the secured demand note prior to December 20, 2004. On June 4, 2004 the Noteholder sent the Company a notice of default alleging that the Company did not meet certain of its obligations under the terms of the settlement agreement. In June 2004, the note matured and the Company has not paid the remaining balance and has not received an extension of the maturity date.

         Our former landlord, W.B. Wood & Co. Inc. filed a Notice of Petition for Non-Payment against us in the District Court of the County of Suffolk, November 3, 2003, for failure to pay amounts owed in connection with our lease of our Melville, New York office space. We did not respond to the action and our former landlord obtained a judgment against us in the amount of $17,019, (a provision has been provided in the financial statements) which is presently owed.

         We are plaintiff in an action titled A.B. Watley Group Inc. v. John J. Amore, et al., Supreme Court of the State of New York, County of New York, Index No. 602993/03, filed September 23, 2003. The Company has sued its former CEO. The defendant, sued under various psuedo-names, has filed Counterclaims.

         We are defendant in an action titled John J. Amore v. Steven Malin and A.B. Watley, Inc., Supreme Court of the State of New York, County of New York, Index No. 603833/03, filed December 8, 2003. Plaintiff sued A.B. Watley, Inc. for breach of contract, seeking $500,000, and Steven Malin, our Chairman, for slander seeking $5,000,000. Defendants filed their answer denying plaintiff's allegations. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

         We are respondent in an arbitration titled William Frymer v. A.B. Watley, Inc., NASD Dispute Resolution Arbitration No. 03-05524, filed July 30, 2003. In this matter a former employee of the Company has commenced an arbitration alleging breach of express and implied contract, quantum meruit/unjust enrichment, and violation of the New York labor Law. The Claimant is seeking what he alleges is the balance of his unpaid contractual salary ($791,166) and bonus compensation, benefits and severance pay, stock options totaling 500,000 shares at an exercise price of $1.80 per share, 25% liquidated damages under the Labor Law, punitive damages, interest, attorney's fees and other relief. The Company answered the Statement of Claim and denied Claimant's substantive allegations. Discovery is underway, and a hearing is scheduled for September 8-10 and 14, 2004. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

         We are respondent in an arbitration titled James B. Fellus v. A.B. Watley, Inc., NASD Dispute Arbitration No. 03-05526, filed July 30, 2003. In this matter a former employee of the Company has commenced an arbitration alleging breach of express and implied contract, quantum meruit/unjust enrichment, and violation of the New York Labor Law. The Claimant seeks what he alleges is the balance of his unpaid contractual salary ($875,000) and bonus compensation, benefits and severance pay, stock options totaling 2.5 million shares at an exercise price of $0.10 per share and 3.0 million shares at an exercise price of $1.00 per share. A lump sum payment of the sum of the highest month's Retail Division and Fixed Income Division pretax profit incentive multiplied by 48, 25% liquidated damages under the Labor Law, punitive damages, interest, attorney's fees and other relief. The Company answered the Statement of Claim and denied the Claimant's substantive allegations. Discovery is underway, and a hearing is scheduled for October 25-28, 2004. We deny all wrongdoing in connection with this matter and intend to vigorously defend this matter.

         In addition to the foregoing, in the ordinary course of business, we and our principals are, and may become, a party to legal or regulatory proceedings commenced by the NASD, the SEC or state securities regulators relating to compliance, trading and administrative problems that are detected during periodic audits and inspections or reported by dissatisfied customers. Such matters, if pursued by such entities, could rise to the level of disciplinary action. We are not currently involved in any proceeding by a governmental agency or self-regulatory organization, the outcome of which is expected to have a material adverse effect on our business. There can be no assurance that one or more future disciplinary actions, if decided adversely us, would not have a material adverse effect on our business, financial condition and results of operations.

10.          Income taxes

         The Company has net operating loss carryforwards ("NOL's") for federal income tax purposes approximating $69,000,000 as of June 30, 2004. The NOL's are scheduled to expire no sooner than September 30, 2013.

         The ultimate realization of the deferred tax asset is primarily dependent upon the generation of future taxable income prior to the expiration of the NOL's. In assessing the realizability of deferred tax assets resulting from such NOL's, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has established a 100% valuation allowance for such deferred tax asset, since the Company has not yet generated taxable net income.

11.      Subsequent Event

         In July 2004, the Company sold 5,000,000 shares of common stock for $2,000,000 in a private placement transaction. The Company has received approximately $500,000 towards the purchase of the shares, with the remaining balance to be received in quarterly installments through April 1, 2005. The sales made pursuant to the private placement offering were private transactions without registration in reliance on the exemption provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

         Articles Eighth and Ninth of our Certificate of Incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by law.

Other Expenses of Issuance and Distribution

         We estimate that the expenses payable by us in connection with this offering described in the Registration Statement will substantially as follows:

            Item                           Amount Payable by the Company
SEC Registration Fee                                        $994.91
Printing and Edgarizing Expenses                            $10,000
Legal Fees and Expenses                                     $37,500
Accounting Fees and Expenses                                $15,000
Miscellaneous Expenses                                      $10,000
                                                            -------
         Total                                              $73,494.91

Recent Sales of Unregistered Securities

In October, 2004 we issued an aggregate of 400,000 shares of our common stock to 3 persons with respect to services rendered and a debt conversion.

In October 2004 we issued an aggregate of 1,000,000 shares of our common stock to two designees of legal counsel in consideration of legal services.

On September 1, 2004 we granted 100,000 stock options to a consultant. Each option has an exercise price of $.30 per share and vested upon grant. The options expire 10 years from the date of grant.

In August 2004 we issued 175,000 shares of our common stock to a former auditor of ours in settlement of outstanding debts.

In August 2004 we issued an aggregate of 550,000 shares of our common stock to two designees of legal counsel in consideration of legal services.

In August 2004 we issued 200,000 shares of our common stock to legal counsel in settlement of outstanding debts.

On July 29, 2004 we granted an aggregate of 4,775,000 stock options pursuant to our 2004 Stock Option Plan to 13 persons. Each option has an exercise price of $.20 per share and vests over a period of two years. 1/3 of the options vested on the date of grant with 1/3 of the options vesting on each of the first and second anniversaries of the date of grant. Notwithstanding the forgoing, the options vest immediately upon a change in control. The options expire 10 years from the date of grant.

In July 2004, we and holders of 70 shares of our Series A Redeemable Convertible Preferred Stock reached an agreement to convert their preferred stock into warrants to purchase 780,342 shares of our common stock.

In July 2004, we and certain noteholders reached an agreement to forgive notes payable, including accrued interest, in the amount of $2,621,815 in return for warrants to purchase 1,000,000 shares of our common stock. The exercise price for each of the common shares to be received upon exercise of the warrants is $0.91. In addition we agreed to amend an existing warrant agreement, for 1,000,000 shares of our common stock held by the noteholder to reflect a decrease in the exercise price from $0.91 to $0.01. The warrants have a term of seven years.

In July 2004, we sold 5,000,000 shares of common stock for $2,000,000 in a private placement transaction to two persons. We have received $1,000,000 towards the purchase of the shares, with the remaining balance to be received in quarterly installments through April 1, 2005. The installment obligations are represented by promissory notes of the subscribers. The sales made pursuant to the private placement offering were private transactions without registration in reliance on the exemption provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended.

During the period August 30, 2001 through June 3, 2004 we issued an aggregate of 12,708,675 warrants to 15 persons, each exercisable for the purchase of one share of our common stock at exercise prices ranging from $0 to $3.69 per share. The average exercise price is $.29 per share. The warrants expire on dates ranging from August 30, 2006 through and including June 2, 2011.

In June 2004, holders of 560 shares of our Series A Redeemable Convertible Preferred Stock (the "Holders") converted their preferred stock into warrants to purchase 5,462,387 shares of our common stock. The exercise price for each warrant is $0.01. The warrants have a term of seven years and expire in June 2011.

In June 2004, certain of our noteholders reached an agreement to convert notes payable by us in the amount of $1,086,548 into warrants to purchase 987,771 shares of our common stock. The exercise price for each of the warrants is $0.01. The warrants have a term of seven years, expire in June 2011 and entitle the holders to cash and stock dividends in the event we declare such.


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

During the three months ended March 31, 2004 we issued an aggregate of 2,000,000 stock options to four persons. Each option has a term of ten years and an exercise price of $.20 per share.

On February 13, 2004, we issued 250,000 shares of common stock to a third party in connection with a $150,000 loan. The loan was payable in fourteen equal monthly installments. As of April 30, 2004, we repaid the loan.

In February 2004 we issued 250,000 shares of our common stock to a lender pursuant to a loan agreement.

On January 15, 2004 we granted an aggregate of 2,000,000 stock options pursuant to our 2003 Stock Option Plan to four persons. Each option has an exercise price of $.20 per share. 1,000,000 of the options vested upon grant. 250,000 of the options vest on each of the first, second, third and fourth anniversaries of the date of grant. The options expire 10 years from the date of grant.

On August 31, 2003 we granted 500,000 stock options to a consultant. Each option has an exercise price of $.35 per share and vested upon grant. The options expire 10 years from the date of grant.

Effective August 13, 2003, we issued 500,000 options to purchase shares of our common stock to an executive officer in consideration for his having terminated an employment agreement with us. Such options are exercisable at $.35 per share. The options have a tem year term.

On January 15, 2003, we entered into a secured demand note agreement with Litchfield Capital, LLC ("Litchfield") for $5,000,000 with a maturity date of June 30, 2004. The loan bears an interest rate of 7% per annum, payable monthly. In connection with the agreement, we issued warrants to Litchfield to purchase 500,000 shares of our common stock at $0.75 per share. The warrants were immediately exercisable and will expire in January 2008.

On September 9, 2002 we granted an aggregate of 2,100,000 stock options to two of our executive officers. Each option has an exercise price of $.10 per share. 1,500,000 of the stock options have vested. 300,000 of the options vest on each of September 9, 2005 and September 9, 2006. The options expire 10 years from the date of grant.

In September 2002, in consideration of the forgiveness of notes payable to Anthony Huston, Linda Malin and Eric Steinberg, former officers of ours, aggregating $2,400,000, we issued warrants to purchase 1,479,486 and 923,145 shares of common stock, exercisable at $0 and $1.80 per share respectively. The warrants expire in September 2007.

In March 2002, we were granted a line of credit of $4,200,000 from Pension Financial Services and SDS Merchant Fund, L.P., which was subsequently increased to $4,350,000. Borrowings under the line of credit were payable on demand after June 18, 2002, with interest payable at 10%. Additionally, Penson Worldwide, Inc. was granted warrants to purchase 1,000,000 shares of our common stock at an exercise price of $.918 per share in connection with the loan facility, and Andy Koslow, a consultant retained by a member of the group, was also granted warrants to purchase 50,000 shares of our common stock at an exercise price of $.918 per share. These warrants expire on March 27, 2012.


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

In February 2002, we issued 150,000 warrants to Keefe, Bruyette & Woods, Inc. in consideration for investment banking consulting services provided to us in connection with the granting to E*TRADE a non-exclusive perpetual license for our proprietary software. The warrants expire in February 2012. Such warrants are exercisable at a price of $1.15 per share.

On November 30, 2001, we issued 83,362 common stock purchase warrants to SDS Merchant Fund, L.P. in connection with our senior subordinated demand note in the amount of $2,500,000 issued to SDS Merchant Fund, L.P. on August 30, 2001. The warrants were exercisable immediately at $3.00 per share for a period of five years.

On November 29, 2001, we entered into the Series A Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") with SDS Merchant Fund L.P., DMG Legacy International Ltd., DMG Legacy Institutional Fund Ltd., and DMG Legacy Fund LLC. to issue and sell, in a private placement, an aggregate of 630 (690 shares authorized, par value $.01) shares of Series A Redeemable Convertible Preferred Stock ("Preferred Stock"). Each share was convertible into 3,390 shares of our common stock at an exercise price of $2.95. The purchasers of the Preferred Stock were issued warrants, expiring in 5 years from the date of issuance, to purchase an additional 1,629,069 shares of our common stock at an exercise price of $2.95.

On October 31, 2001 we granted 25,000 stock options to an executive officer. Each option has an exercise price of approximately $2.90 per share. The options vested over a period of 3 years and expire 10 years from the date of grant.

Except or otherwise provided, each of the above transactions were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

                                  EXHIBIT INDEX

Exhibit No.                                                     Description

3.1 Restated Certificate of Incorporation of the Company and form of amendment thereto.(1)

3.2         By-Laws of the Company, as amended. (1)

4.1 Specimen Common Stock Certificate. (1) 4.2 Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate. (1)

5           Opinion of Counsel

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

10.1        1997 Stock Option Plan. (1)

10.2        Second Amended and Restated 1998 Stock Option Plan. (1)

10.3 Employment Agreement dated as of May 1, 1997 between the Company and Steven Malin and Amendment to Employment Agreement dated as of October 1, 1998 between the Company and Steven Malin. (1)

10.4 Employment Agreement dated as of January 1, 1999 between the Company and Robert Malin. (1)

10.5 Office lease dated as of June 20, 1997 between 40 Wall Development Associates, LLC, as Landlord and the Company as Tenant for premises located at 40 Wall Street, New York, New York. (1)

10.6 Fully Disclosed Clearing Agreement dated October 3, 1996 and Amendment dated June 8, 1998 between Penson Financial Services, Inc. and A.B. Watley, Inc. (1)

10.7 Master Lease Agreement dated December 17, 1998 between General Electric Capital Corporation and the Company. (1)

10.8 Security Agreement dated December 17, 1998 between General Electric Capital Corporation and the Company. (1)

10.9 Letter of Credit Agreement dated December 17, 1998 between General Electric Capital Corporation and the Company. (1)

10.10       1999 Stock Option Plan.(2)

10.11       2000 Stock Option Plan. (3)

10.12 Agreement, dated November 1, 2001, by and among A.B. Watley Group Inc. and On-Site Trading, Inc. (3)

10.13 Employment Agreement, dated as of November 2, 2001, between the Company and Gary Mednick. (6)

10.14 Series A Convertible Preferred Stock Purchase Agreement dated November 2001 for the sale of 630 shares of Series A Redeemable Convertible Preferred Stock. (6) 10.15 Master Subordination, Waiver, Release and Indemnification Agreement entered on March 27, 2002. (4)

10.16 Promissory Note in the amount of $1,600,000 entered between A.B. Watley Group Inc. and Penson Financial Services, Inc. dated March 27, 2002. (4)

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

10.17 Promissory Note in the amount of $900,000 entered between A.B. Watley Group Inc. and DMG legacy Institutional Fund LLC and DMG Legacy Fund LLC dated March 27, 2002. (4)

10.18 First Amendment to Promissory Note entered between A.B. Watley Group LLC and Penson Financial Services Inc. dated April 2002. (4)

10.19 Second Amendment to Promissory Note entered between A.B. Watley Group LLC and Penson Financial Services Inc. dated May 2002. (4)

10.20 Non-Exclusive Perpetual License of proprietary software between E*Trade and the Company dated April 2002. (4)

10.21 Asset Purchase Agreement entered into with Integrated Trading Solutions, Inc. dated July 2002. (6)

10.22 License Agreement entered into Integrated Trading Solutions, Inc dated July 2002. (6)

10.23 Senior Subordinated Demand Note entered into with SDS Merchant Fund, L.P. whereby the Company borrowed $2,500,000 dated August 30, 2001.
            (6)

10.24 Equity line entered into with investment group dated September 6, 2000 in the amount of $3,000,000. (5)

10.25       Employment Agreement entered with Steven Malin dated September 2002.
            (6)

10.26       Employment Agreement entered with Robert Malin dated September 2002.
            (6)

10.27 Amendment to the Fully Disclosed Clearing Agreement between Penson Financial Services, Inc. and A.B. Watley, Inc. (6)

10.28 Amended and Restated Promissory Note between A.B. Watley Group Inc. and Penson Financial Services, Inc. dated July 2002. (6)

10.29 First Amendment to Master Agreement and First Amendment to Software Security Agreement dated as of April 2002. (4)

10.30 Second Amendment to the Master Subordination, Waiver, Release and Indemnification Agreement, dated as of May 2002. (4) 10.31 Third Amendment to the Master Subordination, Waiver, Release and Indemnification Agreement, dated as of May 2002. (4)

21          Subsidiaries of Registrant.

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

23.1        Consent of Independent Registered Public Accountant.

(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-71783) and hereby incorporated by reference herein.

(2) Filed as an exhibit to the Company's Registration Statement on Form S-8 (File No. 333-35340) and hereby incorporated by reference herein.

(3) Filed as an exhibit to the Company's Registration Statement on Form S-8 (File No. 333- 67014) and hereby incorporated by reference herein.

(4) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2002.

(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2002.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ending September 30, 2002.

Undertakings
We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Indemnification

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

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on November 12, 2004.

                                             A.B. WATLEY GROUP INC.

                                             By: /s/ Robert Malin
                                                 ------------------------------
                                                 Name: Robert Malin
                                                 Title:   President

In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature and Title

/s/ Robert Malin
----------------------------------------------
Robert Malin - President, Vice Chairman,             Dated:   November 12, 2004
 Principal Financial Officer and Director

/s/ Steven Malin
-----------------------------------------------
Steven Malin - Chairman of the Board and             Dated:   November 12, 2004
Principal Executive Officer


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